     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 2000



                                                      REGISTRATION NO. 333-30730

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          SIGNAL PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                          8731                          94-3174286
  (PRIOR TO REINCORPORATION)      (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
                                   CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

           DELAWARE
    (AFTER REINCORPORATION)
    (STATE OR JURISDICTION
      OF INCORPORATION OR
         ORGANIZATION)

                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 558-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ALAN J. LEWIS, PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               5555 OBERLIN DRIVE
                          SAN DIEGO, CALIFORNIA 92121
                                 (858) 558-7500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)


                                   COPIES TO:

            FREDERICK T. MUTO, ESQ.                            FAYE H. RUSSELL, ESQ
              JANE K. ADAMS, ESQ.                               RYAN S. HONG, ESQ.
            DENISE L. WOOLARD, ESQ.                        KANDACE W. RICHARDSON, ESQ.
               COOLEY GODWARD LLP                        BROBECK, PHLEGER & HARRISON LLP
        4365 EXECUTIVE DRIVE, SUITE 1100                       12390 EL CAMINO REAL
              SAN DIEGO, CA 92121                              SAN DIEGO, CA 92130
                 (858) 550-6000                                   (858) 720-2500


          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED(1)          PER SHARE            PRICE(2)         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value per
  share............................       5,750,000             $15.00             $86,250,000          $22,770(3)
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.


(2) Estimated for the purpose of calculating the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933.


(3) $21,252 of such fee has been paid previously.

                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED MARCH 22, 2000


                                 [SIGNAL LOGO]


                                5,000,000 SHARES

                                  COMMON STOCK


     Signal Pharmaceuticals, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "SGNL." We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.


     As part of our collaboration agreement with DuPont Pharmaceuticals Company, DuPont Pharmaceuticals has agreed to purchase $2.0 million of our common stock in a private transaction concurrent with the closing of this offering at the initial public offering price.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to Signal Pharmaceuticals, Inc. ...................  $             $


     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     Signal Pharmaceuticals, Inc. has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.


                         ------------------------------

ROBERTSON STEPHENS
                                   CHASE H&Q
                                                              CIBC WORLD MARKETS

               THE DATE OF THIS PROSPECTUS IS             , 2000.

                          [INSIDE FRONT COVER ARTWORK]

                                DEVELOPING DRUGS
                TO REALIZE THE THERAPEUTIC POTENTIAL OF GENOMICS


[Graphic depicting the gene regulating target and drug discovery programs of Signal. The graphic is divided into columns indicating the stage of research or development for each of Signal's current drug targets and drug candidates. The right side of the graphic lists the disease areas targeted by Signal: cancer, inflammation, bone metabolism, cardiovascular disease, neurological disease and viral infections.]



     Genomics is the large-scale identification and sequencing of the genes that comprise the human genome. The ability to convert the thousands of gene targets coming from genomics into drugs requires knowledge of which genes cause diseases and how to design drugs that selectively regulate these disease genes. Our drug discovery engine is an integrated set of advanced target and drug discovery technologies which accelerate the application of genomics to the generation of gene regulating drugs. Using our drug discovery engine, we have generated a pipeline of novel gene regulating targets and drugs at various stages of development for treating major diseases.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK. IN THIS PROSPECTUS, "SIGNAL," "SIGNAL PHARMACEUTICALS," "WE," "US" AND "OUR" REFER TO SIGNAL PHARMACEUTICALS, INC.

                         ------------------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    5
Special Note Regarding Forward-Looking Statements...........   16
Use of Proceeds.............................................   17
Dividend Policy.............................................   17
Capitalization..............................................   18
Dilution....................................................   19
Selected Financial Data.....................................   20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   26
Management..................................................   53
Certain Transactions........................................   62
Principal Stockholders......................................   63
Description of Capital Stock................................   65
Shares Eligible for Future Sale.............................   68
Underwriting................................................   70
Where You Can Find More Information.........................   72
Legal Matters...............................................   72
Experts.....................................................   72
Index to Financial Statements...............................  F-1


                         ------------------------------

     Signal Pharmaceuticals(TM), PhaRMA(TM) and the Signal Pharmaceuticals stylized logo are trademarks of Signal Pharmaceuticals. This prospectus also includes trademarks owned by other parties. All other trademarks mentioned are the property of their respective owners.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL             , 2000, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON
STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    SUMMARY


     This summary highlights information contained elsewhere in this prospectus. We have included this information in the summary because we believe this information is highly important in making a decision to invest in our common stock. You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering appearing elsewhere in this prospectus, including our financial statements and related notes, for a more complete understanding of our business and the offering.


                                  OUR BUSINESS

OVERVIEW


     Signal Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing new classes of drugs that regulate genes associated with disease. Current initiatives in the field of genomics, which is the large-scale identification and sequencing of the genes that comprise the human genome, are generating a large flow of information regarding the role of genes in health and disease. We believe our approach can convert this enormous amount of valuable information into new classes of superior drugs. We have advanced the application of genomics beyond identifying genes to understanding the role of genes in disease and how these genes are regulated. This allows us to design novel classes of drugs that selectively regulate genes that cause disease. Our technologies enable us to identify and pursue numerous gene regulating drug targets across multiple diseases and to rapidly identify drugs for development. We believe our approach will yield drugs that treat the underlying causes of a disease, unlike many current drugs which only relieve the symptoms of a disease. Our efforts are focused in several major disease areas in which abnormal gene regulation plays an important role in the onset and progression of disease. These disease areas represent large commercial markets, including cancer, inflammatory disease, osteoporosis, cardiovascular disease, neurological disease and viral infections.


OUR DRUG DISCOVERY ENGINE


     We have developed and integrated a large set of advanced target and drug discovery technologies, which we refer to as our "drug discovery engine," to accelerate the application of genomics to the discovery of important new classes of gene regulating drugs. We first map gene regulating pathways, which are networks of proteins inside cells that relay information to activate or suppress genes. We next select specific gene regulating proteins, or gene switches, within these pathways that control one or more genes that result in disease. We then generate novel drugs that regulate these gene switches. We believe our discovery and development capabilities provide us and our collaborators with a highly advanced and competitive technology platform for target and drug discovery.



     To protect our discoveries, we pursue patent exclusivity for our drug targets, drug leads and related drug candidates. We own or have exclusive licenses to 38 issued United States and foreign patents and 87 pending United States and foreign patents.


OUR ACCOMPLISHMENTS

     Our drug discovery engine has enabled us to build a large and diverse portfolio of gene regulating drug targets, drug leads and drug candidates. To date, together with our collaborators, we have:

     - advanced drug discovery programs in six major disease areas;

     - explored and mapped 10 gene regulating pathways to identify the crucial gene switches that control disease;


     - identified 27 gene switches that we believe to be important targets for treating disease;



     - assembled a large and diverse screening library of more than 300,000 distinct compounds and natural products and a proprietary library designed to be potentially effective inhibitors of gene switches;



     - developed 29 drug discovery tests, or "screens," which allow us to search rapidly through our compound library for new drugs;

     - identified 24 novel series of potent and selective drug leads that regulate our disease targets;


     - commenced evaluation of drug leads in 15 animal models that mimic human diseases; and

     - developed two drug candidates for which we expect to file Investigational New Drug applications, or INDs, in 2000, assuming preclinical studies required to begin human testing are favorably completed without delays.


     Our first drug candidate, SP8490, is for treating breast cancer and other cancers. In preclinical animal studies, SP8490, when orally administered, was effective in treating breast cancer and demonstrated equal or superior efficacy to tamoxifen, the current leading hormonal therapy for breast cancer. In addition, SP8490 displayed a superior safety profile in animal models that assess harmful side effects. The second drug candidate, NSP6783, is for preventing or treating nerve damage caused by cancer chemotherapy. In animal studies, this orally administered drug candidate provided significant protection of peripheral nerves and their function in an animal model of nerve damage caused by the chemotherapy drug taxol. In addition, we have discovered other gene regulating drug leads that are effective in several animal models, including models of rheumatoid arthritis, asthma, osteoporosis and epilepsy.


     We are conducting our drug discovery and development programs both independently and with our corporate collaborators: Nippon Kayaku, Ares-Serono, Axys Pharmaceuticals and DuPont Pharmaceuticals. Currently, our corporate collaborators fund significant portions of our research and development expenditures. We have retained United States co-commercialization or profit-sharing rights for the areas of cancer and inflammatory disease in three of our four collaborative programs.

OUR STRATEGY


     There are five important elements of our business and scientific strategy:



     - We plan to advance our leadership position in the field of gene regulating targets and drugs by continuing to enhance the capabilities and scale of our discovery technologies.



     - We plan to continue expanding our product portfolio by mapping multiple gene regulating pathways, identifying multiple drug targets within each of these gene regulating pathways and selecting those targets for drug discovery that can be validated in multiple diseases.



     - We will develop orally administered drugs for large disease markets where current drugs do not adequately address these diseases.



     - We intend to establish a United States franchise for drugs that treat cancer and inflammatory disease.



     - We will continue to seek to establish strategic collaborations with leading pharmaceutical and biotechnology companies and will seek to retain substantial United States commercial rights in those collaborations in our franchise areas.


OUR HISTORY


     We were incorporated in California in July 1992, and we intend to reincorporate in Delaware prior to the completion of this offering. As of December 31, 1999, we had 87 full-time employees with experienced scientists and managers skilled in each phase of target and drug discovery. We had an accumulated deficit as of December 31, 1999 of approximately $37.8 million and expect to continue to incur losses for at least the next several years. Our research laboratories and executive offices are located at 5555 Oberlin Drive, San Diego, California 92121, and our telephone number at that address is (858) 558-7500. Our website is located at www.signalpharm.com. Information contained on our website is not part of this prospectus.

                                  THE OFFERING


Common stock offered by Signal
Pharmaceuticals...........................      5,000,000 shares



Common stock to be outstanding after this
offering..................................      19,236,756 shares


Use of proceeds...........................      We intend to use the net
                                                proceeds of this offering for
                                                research and development, the
                                                acquisition of research and
                                                development technologies,
                                                compound libraries and product
                                                rights, capital investments,
                                                repayment of debt and working
                                                capital and general corporate
                                                purposes.

Proposed Nasdaq National Market symbol....      SGNL

                         ------------------------------


     The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999 and assumes the completion of the sale of $2.0 million of our common stock to DuPont Pharmaceuticals in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $14.00 per share.


     The number of shares of common stock to be outstanding after the offering excludes:


     - 1,493,607 shares subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $0.72 per share. Subsequent to December 31, 1999, we granted options to purchase 589,375 shares of common stock at a weighted average exercise price of $2.50 per share;


     - 125,000 shares subject to warrants outstanding as of December 31, 1999, at an exercise price of $4.20 per share;


     - 1,417,018 additional shares that we could issue under our 2000 Equity Incentive Plan;


     - 250,000 shares that we could issue under our Non-Employee Directors' Stock Option Plan; and

     - 500,000 shares that we could issue under our Employee Stock Purchase
       Plan.

                         ------------------------------


     Unless otherwise stated, information in this prospectus is based on the following assumptions:



     - the conversion of all our outstanding shares of preferred stock into shares of common stock upon the closing of this offering;



     - no exercise of the underwriters' over-allotment option;



     - our reincorporation in Delaware and the filing of our amended and restated certificate of incorporation prior to the closing of this offering; and



     - a 1-for-2 stock split to be effected prior to the completion of this offering.

                         SUMMARY FINANCIAL INFORMATION

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                            YEAR ENDED DECEMBER 31,
                                                -----------------------------------------------
                                                 1995      1996      1997      1998      1999
                                                -------   -------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
Revenue.......................................  $   299   $ 3,933   $ 7,579   $15,414   $11,748
Expenses:
  Research and development....................    5,173     7,724    10,337    15,573    16,748
  General and administrative..................    1,937     2,471     2,791     4,798     3,011
                                                -------   -------   -------   -------   -------
     Total expenses...........................    7,110    10,195    13,128    20,371    19,759
                                                -------   -------   -------   -------   -------
Loss from operations..........................   (6,811)   (6,262)   (5,549)   (4,957)   (8,011)
Interest income (expense), net................      329        53      (191)      600       155
                                                -------   -------   -------   -------   -------
Net loss......................................   (6,482)   (6,209)   (5,740)   (4,357)   (7,856)
Imputed dividend on preferred stock...........       --        --        --        --      (818)
                                                -------   -------   -------   -------   -------
Net loss applicable to common shareholders....  $(6,482)  $(6,209)  $(5,740)  $(4,357)  $(8,674)
                                                =======   =======   =======   =======   =======
Historical net loss per share applicable to
  common shareholders, basic and diluted......  $ (9.12)  $ (7.29)  $ (5.65)  $ (3.31)  $ (5.29)
                                                =======   =======   =======   =======   =======
Weighted average shares.......................      711       852     1,016     1,318     1,641
                                                =======   =======   =======   =======   =======
Pro forma net loss per share applicable to
  common shareholders, basic and diluted......                                          $ (0.63)
                                                                                        =======
Shares used in computing pro forma net loss
  per share, basic and diluted................                                           13,752
                                                                                        =======



                                                                DECEMBER 31, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  9,420    $ 75,670
Working capital.............................................     3,960      70,210
Total assets................................................    14,539      80,789
Long-term obligations under capital leases and equipment
  notes payable.............................................     1,805       1,805
Accumulated deficit.........................................   (37,776)    (37,776)
Total stockholders' equity..................................     5,983      72,233


     Please see note 1 of notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.


     The pro forma as adjusted balance sheet data reflect the net proceeds from the sale by us of shares of common stock in this offering at an assumed initial public offering price of $14.00 per share, after deducting underwriting discounts and commissions and our estimated offering expenses, and our receipt of $2.0 million from DuPont Pharmaceuticals in exchange for the 142,857 shares of common stock to be issued in a private transaction concurrent with the closing of this offering.

                                  RISK FACTORS

     Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks occurs, our business, financial condition, results of operations and future growth prospects would likely be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

IF WE CONTINUE TO INCUR OPERATING LOSSES FOR LONGER THAN WE ANTICIPATE, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS.


     We have generated operating losses since our inception in 1992 and as of December 31, 1999 had an accumulated deficit of approximately $37.8 million. We expect to continue to incur significant operating losses for the foreseeable future as we continue to incur increasing costs related to research and development, expansion of our operations and initiation of clinical trials. Payments, if any, from corporate collaborators, interest income and governmental grants are expected to be our only sources of revenue for the foreseeable future. To date, we have not received any significant milestone revenue and have received license fees and research and development payments of $41.2 million. Revenue from commercial sales of products based upon any drug target or drug lead that we may identify are not expected for a number of years, if at all. Any such revenue will depend on our ability, alone or with others, to successfully research, develop, obtain regulatory clearance for, manufacture and market our products under development. The extent of our future losses may exceed our expectations and jeopardize our ability to continue our operations.


BECAUSE OUR DRUG CANDIDATES ARE AT AN EARLY STAGE OF DEVELOPMENT, THERE IS A HIGH RISK OF FAILURE.


     We have no products that have received regulatory clearance for commercial sale. In addition, we have no compounds in human testing, referred to as clinical trials. All of our compounds are in the research or preclinical development stage, and we face the risks of failure inherent in researching and developing drugs based on new technologies. We may be unable to file INDs for our two drug candidates, SP8490 and NSP6783, by the end of 2000 as we expect. None of our compounds, including SP8490 and NSP6783, may ever enter clinical trials, be commercialized or generate revenue in the future.


THE DRUG DISCOVERY AND DEVELOPMENT PROCESS IS HIGHLY SPECULATIVE AND WE, OR OUR COLLABORATORS WORKING WITH US, MAY NEVER CREATE A COMMERCIAL DRUG.

     The discovery and development of new drugs is highly uncertain and subject to a number of significant risks which could prevent us or our collaborators from ever creating a commercial drug. Drug leads and drug candidates that appear to be promising at early stages of development may not enter clinical development or reach the market for a number of reasons, including the possibilities that the drug leads and drug candidates will:

     - be found ineffective or cause harmful side effects during preclinical testing or clinical trials;

     - fail to receive necessary regulatory clearance;

     - be difficult or expensive to manufacture on a commercial scale; or

     - fail to generate market demand.


     To our knowledge, no drugs based on genomics discoveries have been commercialized. In addition, we are not aware of any marketed drugs that were designed specifically to target gene regulating pathways in order to treat the underlying molecular causes of a disease. Our current and potential discoveries of the gene regulating pathways associated with specific diseases may not lead to the development or commercialization of drugs.


     To date, none of the compounds generated by us or through our collaborations has been approved for clinical testing. None may ever be submitted for clinical testing. If we identify any potential products, either independently or through our collaborations, they will face the following risks:

     - our discovery and development programs may not be successfully initiated or completed;

     - any IND we file, including any INDs that we may file relating to SP8490 and NSP6783, may not be accepted by the FDA or other applicable regulatory authorities;

     - clinical trials may not commence or be completed as planned;

     - required regulatory clearance may not be obtained on a timely basis, if at all; or

     - any products for which clearance is obtained may not be commercially successful.


     In addition, success in preclinical testing and early stage clinical trials does not ensure that later clinical trials will be successful.



IF WE CANNOT MAINTAIN OUR CURRENT CORPORATE COLLABORATIONS OR ENTER INTO NEW CORPORATE COLLABORATIONS, WE MAY NEVER DEVELOP OR COMMERCIALIZE PRODUCTS OR ACHIEVE PROFITABILITY.



     We rely, to a significant extent, on our corporate collaborators to provide funding that supports our research and to conduct some research, preclinical and clinical development, manufacturing and marketing. To date, approximately 90% of the revenue that we have received has been from our collaborations. We expect that a similar percentage of our revenue for the foreseeable future will be generated by collaborations. If any of our corporate collaborators were to breach or terminate their agreement with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner, the preclinical or clinical development or commercialization of the affected drug candidates or research programs could be delayed or terminated. In addition, we expect to rely on our corporate collaborators for commercialization of some of our products.



     Our ability to continue to fund our research and development programs, maintain adequate capital reserves and, ultimately, achieve profitability will be dependent upon our and our collaborators' ability to achieve specified milestones under existing collaborations with Nippon Kayaku, Ares-Serono, Axys and DuPont Pharmaceuticals or our ability to enter into additional collaborations. We have not yet entered into collaborations for a number of our existing or prospective programs. Even if a potential collaborator believes that our technologies and research discoveries justify entering into an agreement with us, its budgeting cycle, resources or other priorities may not permit a timely collaboration. We also must compete with other companies for the limited number of existing opportunities to enter into collaborative arrangements.



     We may not be able to negotiate additional collaborative agreements in the future on acceptable terms, if at all. In particular, potential collaborators may be unwilling to enter into an agreement that allows us to retain rights in our focus areas of cancer and inflammatory disease. In addition, current or future collaborative agreements may not be successful. Finally, current or future collaborators may pursue or develop alternative technologies either on their own or in collaboration with others, including our competitors. In the absence of such collaborative agreements, we may be required to delay or curtail our research and development activities to a significant extent.

     To date, we have not received any significant milestone revenue and have received license fees and research and development payments of $41.2 million. These payments have not covered all of the expenses incurred in conducting our business. Our future revenue will depend in part on our ability to receive milestone payments and royalties triggered by the continued development and commercialization of drugs by our collaborators, over which we have little or no control.



     We currently have arrangements with four corporate collaborators: Nippon Kayaku, Ares-Serono, Axys Pharmaceuticals and DuPont Pharmaceuticals. If one of these collaborators were to terminate its arrangement with us, it could cause a substantial decrease in our revenue as well as potential delay or curtailment of ongoing research and development activities. Our collaborations may generally be terminated upon a breach by either party. Moreover, some of our collaborations may be terminated by our collaborators if we fail to achieve specified research and development milestones. We have in the past encountered, and may in the future encounter, difficulty in satisfying some stated milestones under our collaboration agreements.


     There has been a significant number of recent business combinations among our current and potential collaborators that have resulted in a reduced number of potential collaborators. If business combinations involving our corporate collaborators were to occur, the effect could be to cause delays in, reduce the scope of, or terminate one or more of our corporate collaborations.


     Some of our corporate or academic collaborators are conducting multiple drug discovery and development efforts within each disease area that is the subject of the collaboration with us. Generally, in each of our collaborations, we have agreed not to conduct independently, or with any third party, any research that is in conflict with the rights granted under the collaboration agreement. Our collaborations may have the effect of limiting the areas of research and development that we may pursue.


BECAUSE WE EXPECT TO GENERATE A SIGNIFICANT PERCENTAGE OF OUR FUTURE REVENUES FROM CO-COMMERCIALIZATION AND PROFIT-SHARING ARRANGEMENTS, THE SUCCESS OR FAILURE OF THESE ARRANGEMENTS WILL SIGNIFICANTLY IMPACT OUR FUTURE FINANCIAL RESULTS.

     Under three of our current collaborations, we have co-commercialization or profit-sharing rights, and we plan to enter into additional collaborations that provide us with similar rights. Because these types of arrangements are expected to generate a larger percentage of our future revenues as compared with collaborations under which we receive only royalties, these collaborations may disproportionately affect our financial success. If these collaborations are not successful, or if we decide to abandon or license some or all of these co-commercialization or profit-sharing rights to third parties, we may not achieve all of our financial objectives.


OUR COMPETITORS MAY BE ABLE TO DEVELOP AND MARKET PRODUCTS MORE QUICKLY OR THAT ARE MORE EFFECTIVE THAN OURS, WHICH WOULD REDUCE OR ELIMINATE OUR COMMERCIAL OPPORTUNITY.



     The competition among pharmaceutical and biotechnology companies to identify drug targets and drug candidates for development is intense and is expected to increase. Our commercial opportunity will be reduced or eliminated if our competitors develop and market products more quickly or that are more effective, have fewer side effects, are easier to administer or are less expensive than our product candidates. Other companies have product candidates in clinical trials to treat most of the diseases for which we are seeking to discover and develop product candidates. Even if we or our collaborators are successful in developing effective drugs, our products may not compete effectively with these products or other successful products.

     In addition, our competitors include fully integrated pharmaceutical companies, biotechnology companies, universities and public and private research institutions that have substantially greater capital resources, larger research and development staffs and facilities, greater experience in drug development and in obtaining regulatory clearance and greater manufacturing and marketing capabilities than we do. These organizations also compete with us to:


     - attract qualified personnel;

     - attract parties for acquisitions, joint ventures or other collaborations; and


     - license the proprietary technology of institutions that is competitive with the technology we are developing and applying.


BECAUSE WE MUST OBTAIN REGULATORY CLEARANCE TO TEST AND MARKET OUR PRODUCTS IN THE UNITED STATES AND FOREIGN JURISDICTIONS, WE CANNOT PREDICT WHETHER OR WHEN WE WILL BE PERMITTED TO COMMERCIALIZE OUR PRODUCTS.


     The pharmaceutical industry is subject to stringent regulation by a wide range of authorities in the geographic areas where we intend to develop and commercialize products. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources.


     Before commencing clinical trials in humans, we must submit and receive clearance from the FDA by means of an IND application. Clinical trials are subject to oversight by institutional review boards and the FDA and:

     - must be conducted in conformance with the FDA's good laboratory practice regulations;

     - must meet requirements for institutional review board oversight;

     - must meet requirements for informed consent;

     - must meet requirements for good clinical and manufacturing practices;

     - are subject to continuing FDA oversight;

     - may require large numbers of test subjects; and

     - may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.


     Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. Data obtained from preclinical and clinical activities are susceptible to varying interpretations that could delay, limit or prevent regulatory clearances.Additionally, we have limited experience in conducting and managing the clinical trials and manufacturing processes necessary to obtain regulatory clearance.


     If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process includes all of the risks associated with FDA clearance described above.

     For additional information concerning regulatory clearance of our potential products, see "Business -- Government Regulation."

IF WE REQUIRE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS, WE MAY NEED TO RAISE THESE FUNDS ON UNFAVORABLE TERMS, OR MAY NOT BE ABLE TO RAISE THESE FUNDS AT ALL.


     We will need substantial funds to continue the research, development and testing of our potential products. If adequate funds are not available, or are available on unfavorable terms, we may be required to delay, reduce in scope or eliminate one or more of our programs. Our future capital requirements will depend on, and could increase substantially as a result of, many factors, including the following:


     - progress in, and the costs of, our research and development programs;

     - the scope, prioritization and number of programs;

     - our acquisition and development of technologies;

     - our acquisition of potential products;

     - the progress of preclinical and clinical testing;

     - our ability to enter into additional collaborations;

     - our receipt of license, milestone, royalty and other payments from our collaborations;

     - the modification or termination of any of our current or future collaborations;

     - the time and costs involved in obtaining regulatory clearances;

     - the costs involved in preparing, filing, prosecuting, maintaining, enforcing and defending patent and other intellectual property claims;

     - competing technological and market developments;

     - the costs of securing manufacturing arrangements for clinical or commercial production; and

     - financial market conditions for debt and equity offerings.

     We currently depend on our corporate collaborators for substantially all of our research and development funding. As of December 31, 1999, we had received approximately $54.3 million in license fees, research and development funding, milestone payments and equity investments from our past and current collaborators. We may not continue to receive funding under our existing collaborative agreements and our existing or potential future collaborative arrangements may not be adequate to fund our operations. We also may seek alternative sources of financing or financing structures in the future. Alternative financing arrangements may not be available, and even if available, may not be adequate for the successful development of products.


     We intend to raise additional funds through private or public financings, research and development financings, collaborative relationships or other joint venture relationships and may seek to fund some of our programs through other financing sources. Because of our long-term capital requirements, we may seek to raise money through equity whenever we deem market conditions to be favorable, even if we do not need additional capital at that time. We do not know whether any such additional funding will be available when needed or that available financing will be on favorable terms. If we raise additional funds by issuing equity or convertible debt securities, you may experience substantial dilution, and debt financing, if available, may involve restrictive covenants.

WE EXPECT THAT OUR QUARTERLY RESULTS OF OPERATIONS WILL FLUCTUATE, WHICH MAY MAKE IT DIFFICULT TO PREDICT OUR FUTURE PERFORMANCE.



     Our quarterly operating results have fluctuated in the past and are likely to do so in the future. If revenue declines or does not grow as anticipated, we may not be able to correspondingly reduce our operating expenses. A large portion of our expenses, including expenses for facilities, equipment, contracted research and personnel, is relatively fixed. In addition, we plan to significantly increase operating expenses in 2000. Failure to achieve anticipated levels of revenue could therefore significantly harm our operating results for a particular fiscal period. Due to the possibility of fluctuations in our revenue and expenses, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Some of the factors that could cause our operating results to fluctuate include:


     - termination or reduction in the scope of our corporate collaborations;

     - the success rate of our discovery and development efforts associated with milestones and royalties;

     - our ability to enter into new agreements with corporate collaborators or to extend the terms of our existing corporate collaboration agreements;

     - our ability to satisfy all applicable regulatory requirements; and

     - general and industry-specific economic conditions that may affect our corporate collaborators' research and development expenditures.


IF OUR TECHNOLOGIES OR THOSE OF OUR COLLABORATORS ARE ALLEGED OR FOUND TO INFRINGE THE PATENTS OR PROPRIETARY RIGHTS OF OTHERS, WE MAY BE SUED OR HAVE TO LICENSE THOSE RIGHTS FROM OTHERS ON UNFAVORABLE TERMS.


     Our commercial success will depend significantly on our ability to operate without infringing the patents and proprietary rights of third parties. Our technologies along with our licensors' and our collaborators' technologies may infringe the patents or proprietary rights of others. An adverse outcome in litigation or an interference to determine priority or other proceeding in a court or patent office could subject us to significant liabilities, require disputed rights to be licensed from or to other parties or require us, our licensors or our collaborators to cease using a technology necessary to carry out research, development and commercialization.

     Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert infringement claims against others can be expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to us or one of our licensors or collaborators may have a material adverse effect on us. We could incur substantial costs if we are required to defend ourselves in patent suits brought by third parties, if we participate in patent suits brought against or initiated by our licensors or collaborators or if we initiate such suits. We may not have sufficient funds or resources in the event of litigation. Additionally, we may not prevail in any such action.


     A number of pharmaceutical companies, biotechnology companies, independent researchers, universities and research institutions may have filed patent applications or may have been granted patents that cover technologies similar to the technologies owned, optioned by or licensed to us or our collaborators. For instance, a number of patents may have been issued or may be issued in the future on targets or their use in screens for evaluating the activity of compounds on a specific drug target, called screening assays, that could prevent us and our collaborators from developing screens using such targets, compounds relating to such targets or relating to other aspects of technology that we utilize or expect to utilize. In addition, we are unable to determine all of the patents or patent applications that may materially affect our or our collaborators' ability to make, use or sell any potential products.


     We are aware of one issued United States patent relating to specific methods for regulating gene expression. We may in the future have to prove we are not infringing the patent or be required to obtain a license to the patent, and we do not know whether such a license will be available on commercially reasonable terms, or at all. We are also aware of a United States patent which has been issued to a third party claiming subject matter relating to the NF-kB pathway which appears to overlap with technology claimed in some of our pending NF-kB patent applications. We believe that one or more interference proceedings will be initiated by the U.S. Patent and Trademark Office to determine priority of invention for this subject matter. We cannot be certain of the outcome of any such proceedings.

     Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to us or our collaborators and limit our ability or that of our collaborators to obtain meaningful patent protection. If patents are issued to third parties that contain competitive or conflicting claims, we, our licensors or our collaborators may be legally prohibited from pursuing research, development or commercialization of potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. We, our licensors and or our collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

     In addition, like many biopharmaceutical companies, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us. We or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations.

OUR ABILITY TO COMPETE MAY DECREASE IF WE DO NOT ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.

     Our commercial success will depend in part on our and our collaborators' ability to obtain and maintain patent protection for our proprietary technologies, drug targets and potential products and to effectively preserve our trade secrets. Because of the substantial length of time and expense associated with bringing potential products through the development and regulatory clearance processes to reach the marketplace, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection. We seek patent protection for our proprietary technology, drug targets and potential products. However, the patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. No consistent policy regarding the breadth of claims allowed in biotechnology patents has emerged to date. Accordingly, we cannot predict the type and breadth of claims allowed in these patents.

     The degree of future protection for our proprietary rights is uncertain. Many factors may affect our patent position, including whether:

     - we were the first to make the inventions covered by each of our pending patent applications;

     - we were the first to file patent applications for these inventions;

     - others will independently develop similar or alternative technologies or duplicate any of our technologies;

     - any of our pending patent applications will result in issued patents;

     - any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

     - we will develop additional proprietary technologies that are patentable;
       or

     - the patents of others will have an adverse effect on our ability to do business.

     In addition to patent protection, we also rely on copyright protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of trade secrets and proprietary information, we require our employees, consultants and some collaborators to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements may not provide meaningful protection for our trade secrets, confidential information or inventions in the event of unauthorized use or disclosure of such information, and adequate remedies may not exist in the event of such unauthorized use or disclosure.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL AS NECESSARY, IT COULD DELAY OR IMPAIR THE QUALITY OF OUR PRODUCT DEVELOPMENT PROGRAMS AND RESULT IN REDUCED RESEARCH AND DEVELOPMENT EFFORTS.

     Our success is highly dependent on the principal members of our scientific and management staff, as well as our scientific advisors and consultants. If we lose the services of one or more of these individuals, it could prevent us from advancing our technology, developing potential products or achieving profitability. We may not be able to attract or retain qualified employees in the future due to the intense competition for qualified personnel among biotechnology and other technology-based businesses, particularly in the San Diego area. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to meet the demands of our collaborators in a timely fashion or to support our internal research and development programs. In particular, our product development programs depend on our ability to attract and retain highly skilled scientists, including molecular biologists, biochemists and engineers, and clinical and regulatory experts. Our employees are "at-will" which means they may quit at any time and we may fire them at any time.

     Our planned activities will require additional expertise in specific industries and areas applicable to the products developed through our technologies. These activities will require the addition of new personnel, including management, and the development of additional expertise by existing management personnel.

WE DEPEND ON THIRD PARTIES TO PERFORM MANY PRECLINICAL AND CLINICAL DEVELOPMENT ACTIVITIES, AND OUR DEVELOPMENT PROGRAMS MAY BE DELAYED OR TERMINATED IF THEY FAIL TO PERFORM THEIR RESPONSIBILITIES COMPLETELY AND ON TIME.


     We rely and will continue to rely in part on third parties to perform preclinical and clinical development activities. Specifically, we expect to contract with third parties for the manufacture of drug product, the conduct of preclinical animal studies, including studies regarding biological activity, safety, absorption, metabolism and elimination of drug candidates, and the performance of clinical trials for safety and efficacy in humans. Our agreements for contract preclinical and clinical development services place substantial responsibilities on third parties for development of our drug candidates which could result in delays in or termination of development if these third parties fail to perform as expected. We may not be able to maintain any of these existing relationships, or establish new ones on favorable terms, if at all. We may not be able to enter into these arrangements without undue delays or excessive expenditures. Furthermore, these third parties may not perform as expected.


WE HAVE NO MANUFACTURING EXPERIENCE AND MUST RELY ON THIRD-PARTY MANUFACTURING.

     To date, we have not manufactured any products for preclinical, clinical or commercial purposes and do not have any manufacturing facilities. We currently use third-party contract manufacturers, and may in the future use our corporate collaborators, for the production of materials for preclinical and clinical trials and for the manufacture of future products for commercialization. If we are unable to secure such outside manufacturing capabilities, we will not be able to conduct preclinical product development, clinical trials or commercialize our potential products as planned.

WE MAY ENCOUNTER DIFFICULTIES MANAGING OUR GROWTH.

     We will need to expand and effectively manage our operations and facilities in order to successfully complete our existing corporate collaborative agreements, facilitate additional collaborations and pursue future internal research, development and commercialization efforts. We expect to significantly increase our rate of growth to meet our strategic objectives. If our growth accelerates, it will place a strain on us. In addition, we will be required to expand our management capabilities, enhance our operating and financial systems and expand our facilities to manage our growth effectively. If we continue to grow, it is possible that the number and skills of management and scientific personnel, systems and facilities currently in place may not be adequate.

OUR BUSINESS INVOLVES THE USE OF HAZARDOUS MATERIALS WHICH COULD CAUSE US TO INCUR SUBSTANTIAL COSTS IN THE EVENT SUCH MATERIALS ARE NOT STORED, HANDLED OR DISPOSED OF CORRECTLY.

     Our research and development processes involve the controlled use of hazardous materials, including infectious biological materials, chemicals and various radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of hazardous materials and waste products. The risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any such liability could exceed our resources and result in lengthy interruption of business operations. If an accident occurred, we would likely incur significant costs to comply with environmental laws and regulations in the future.

OUR STOCK PRICE WILL LIKELY BE VOLATILE BECAUSE OF THE INDUSTRY WE ARE IN.


     The market prices of technology companies, particularly life science companies, have been highly volatile. Our stock may be affected by this type of market volatility, as well as by our own performance. The following factors, among other risk factors, may have a significant effect on the market price of our common stock:


     - developments in our relationships with current or future corporate collaborators;

     - announcements of technological innovations or new products by us or our competitors;

     - developments in patent or other proprietary rights;

     - fluctuations in our operating results;

     - litigation initiated by or against us;

     - future royalties and profit-sharing from product sales, if any, by our collaborators;

     - developments in domestic and international governmental policy or regulation; and

     - economic and other external factors or other disaster or crisis.

WE MAY BE SUED FOR PRODUCT LIABILITY AND OUR INSURANCE COVERAGE MAY NOT BE SUFFICIENT.

     We may be held liable if any product we or our collaborators develop, or any product which is made with the use of any of our technologies, causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. We currently have no product liability insurance. When we attempt to obtain product liability insurance, this insurance may be expensive, or may not fully cover our potential liabilities. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborators. If we are sued for any injury caused by our products, our liability could exceed our total assets.

THE CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT OTHER STOCKHOLDERS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS AND DEPRESS OUR STOCK PRICE.


     After this offering, our executive officers, directors and stockholders with at least 5% of our stock will control approximately 54.1% of our outstanding common stock. If these officers, directors and principal stockholders act together, they will be able to influence significantly and possibly control matters requiring approval by our stockholders, including approvals of amendments to our certificate of incorporation, mergers, a sale of all or substantially all of our assets, going private transactions and other fundamental transactions. They may also be able to control the election of our board of directors members. This concentration of ownership could depress our stock price.


THERE IS NO PRIOR PUBLIC MARKET FOR OUR COMMON STOCK AND YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE INITIAL OFFERING PRICE.

     Prior to this offering, there has been no public market for shares of our common stock. An active, liquid trading market may not develop following completion of this offering, or if developed, may not be maintained. We will determine the initial public offering price for the shares through negotiations between us and representatives of the underwriters. This price may not be indicative of prices that will prevail later in the trading market. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at or above the initial public offering price.

WE ARE SUBJECT TO ANTI-TAKEOVER PROVISIONS IN OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO YOU.

     Our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Because of these provisions, you might not be able to receive a premium on your investment. These provisions:

     - authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

     - limit who has the authority to call a special meeting of our stockholders;

     - prohibit stockholder action by written consent, requiring stockholder actions to be taken at stockholder meetings;

     - establish advance notice requirements for nominations for election to the board of directors and for proposals to be acted upon at stockholder meetings; and

     - establish staggered terms for the members of the board of directors.

     Any of the provisions described above could delay or make more difficult transactions involving a change in control of us or our management.

FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. These sales could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In addition, the market price of our common stock could decline if we sell additional equity securities in connection with financings or collaborative arrangements.

YOUR INVESTMENT WILL BE IMMEDIATELY DILUTED.


     We expect that initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in pro forma net tangible book value of $10.28 per share. You may incur additional dilution if the holders of outstanding options or warrants exercise those options or warrants. Additional information regarding the dilution to investors in this offering is included in this prospectus under the headings "Dilution" and "Shares Eligible for Future Sale."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements that involve risks and uncertainties. These include statements about our expectations, plans, objectives, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar expressions. These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed for the reasons described in this prospectus. You should not place undue reliance on these forward-looking statements.

     The forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                USE OF PROCEEDS


     Our proceeds from the sale of the 5,000,000 shares of common stock we are offering are estimated to be $66.3 million ($76.0 million if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and our estimated offering expenses.



     We intend to use approximately $8.7 million of the net proceeds from this offering to fund drug discovery and development to be conducted during 2000, including internal discovery programs and joint research and development with corporate and academic collaborators. We also intend to use the net proceeds from this offering for future research and development, the acquisition of research and development technologies and compound libraries, manufacture of drug candidates, capital investments, repayment of debt, working capital and general corporate purposes. We also may use a portion of the net proceeds to fund acquisitions of product or target rights or businesses, although we have no current agreements or commitments for any such acquisition. The amounts and timing of these expenditures will vary depending on a number of factors, primarily the amount and timing of revenues from our current or future collaborators, including amendments of the terms of such collaborative arrangements. Pending the uses described above, we will invest the net proceeds of this offering in short- and intermediate-term, interest-bearing, investment-grade securities.


     We believe the net proceeds of this offering, together with our existing capital resources, interest income and committed revenue from our existing collaborations, should be sufficient to fund our anticipated operating expenses and capital requirements until at least the end of 2001. We will continue to expend substantial resources for the expansion of drug discovery and development, including costs associated with preclinical testing and clinical trials. We will be required to expend substantial funds in the course of completing required additional development, preclinical testing and clinical trials of and regulatory clearance for product candidates, if any. Our future liquidity and capital requirements will depend on many factors, including:

     - continued scientific progress in our research and development programs;

     - the size and complexity of these programs;

     - the retention of existing and establishment of future collaborative arrangements, if any;

     - the scope and results of preclinical testing and clinical trials;

     - the time and expense involved in obtaining regulatory clearances, if any;

     - competing technological and marketing developments;

     - the time and expense of filing and prosecuting patent applications and enforcing patent claims; and

     - other factors beyond our control.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings, if any, for the development of our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our secured loan from MMC/GATX Partnership No. 1 prohibit us from paying any dividends and making any distributions and limit our ability to repurchase stock.

                                 CAPITALIZATION

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included elsewhere in this prospectus.


                                                                        DECEMBER 31, 1999
                                                              -------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              ---------   ----------   ------------
                                                               (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                         SHARE AMOUNTS)
Long-term obligations, less current portion.................  $  1,805     $  1,805      $  1,805
Stockholders' equity:
  Convertible preferred stock, $.001 par value; 12,371,319
     shares authorized and 12,246,296 shares issued and
     outstanding, actual; 5,000,000 shares authorized and no
     shares issued and outstanding, pro forma; 5,000,000
     shares authorized and no shares issued or outstanding,
     pro forma as adjusted..................................        12           --            --
  Common stock, $.001 par value; 17,644,354 shares
     authorized and 1,847,603 shares issued and outstanding,
     actual; 50,000,000 shares authorized and 14,093,899
     shares issued and outstanding, pro forma; 50,000,000
     shares authorized and 19,236,756 shares issued and
     outstanding, pro forma as adjusted.....................         2           14            19
  Additional paid-in capital................................    45,112       45,112       111,357
  Deferred compensation.....................................    (1,272)      (1,272)       (1,272)
  Notes receivable from stockholders........................       (95)         (95)          (95)
  Accumulated deficit.......................................   (37,776)     (37,776)      (37,776)
                                                              --------     --------      --------
       Total stockholders' equity...........................     5,983        5,983        72,233
                                                              --------     --------      --------
       Total capitalization.................................  $  7,788     $  7,788      $ 74,038
                                                              ========     ========      ========


     This table sets forth as of December 31, 1999:

     - our actual capitalization;

     - our pro forma capitalization, assuming the conversion of all of our outstanding preferred stock into common stock in conjunction with the closing of this offering;


     - our pro forma as adjusted capitalization which also gives effect to the sale of 5,000,000 shares of our common stock in this offering and the sale of 142,857 shares of common stock to DuPont Pharmaceuticals in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $14.00 per share after deducting estimated underwriting discounts and commissions and estimated expenses of this offering.


     The number of shares of common stock to be outstanding after this offering assumes no exercise of the underwriters' over-allotment option. The number of shares to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, and excludes:


     - 1,493,607 shares subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $0.72 per share. Subsequent to December 31, 1999, we granted options to purchase 589,375 shares of common stock at a weighted average exercise price of $2.50 per share;


     - 125,000 shares subject to warrants outstanding as of December 31, 1999, at an exercise price of $4.20 per share;


     - 1,417,018 additional shares that we could issue under our 2000 Equity Incentive Plan;


     - 250,000 shares that we could issue under our Non-Employee Directors' Stock Option Plan; and

     - 500,000 shares that we could issue under our Employee Stock Purchase
       Plan.

     Of the total shares outstanding, 128,911 shares are subject to our right of repurchase as of December 31, 1999.

                                    DILUTION


     Our pro forma net tangible book value as of December 31, 1999 was $5.4 million, or $.38 per share, after giving effect to the automatic conversion of all outstanding shares of preferred stock into an aggregate of 12,246,296 shares of common stock, which will occur upon the closing of the offering. After giving effect to the sale of the common stock in this offering and the sale of 142,857 shares to DuPont Pharmaceuticals in a private transaction concurrent with the closing of this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discount and offering expenses, the adjusted pro forma net tangible book value at December 31, 1999, would have been $71.6 million, or $3.72 per share.



     Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value (total tangible assets less total liabilities) by the pro forma number of shares of common stock outstanding at December 31, 1999. The offering will result in an increase in pro forma net tangible book value per share of $3.34 to existing stockholders and dilution in pro forma net tangible book value per share of $10.28 to new investors who purchase shares in the public offering. Dilution is determined by subtracting pro forma net tangible book value per share after the public offering and the sale of shares to DuPont Pharmaceuticals from the assumed initial public offering price of $14.00 per share. The following table illustrates this dilution:



Assumed initial public offering price per share.............           $14.00
  Pro forma net tangible book value per share as of December
     31, 1999...............................................  $0.38
  Increase per share attributable to new investors..........   3.34
                                                              -----
Pro forma net tangible book value per share after the public offering and the sale of shares to DuPont
  Pharmaceuticals...........................................             3.72
                                                                       ------
     Net tangible book value dilution per share to new
      investors.............................................           $10.28
                                                                       ======



     If the underwriters' over-allotment option is exercised in full, the pro forma net tangible book value per share after this offering would be $4.07 per share, the increase in net tangible book value per share to existing stockholders would be $3.69 per share and the dilution in net tangible book value to new investors would be $9.93 per share.



     The following table summarizes, on a pro forma basis as of December 31, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed public offering price of $14.00 per share:



                                    SHARES PURCHASED       TOTAL CONSIDERATION
                                  --------------------    ----------------------    AVERAGE PRICE
                                    NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                  ----------   -------    ------------   -------    -------------
Existing stockholders...........  14,093,899      73%     $ 41,648,504      37%        $ 2.96
New investors...................   5,142,857      27        71,999,998      63         $14.00
                                  ----------     ---      ------------     ---
  Total.........................  19,236,756     100%     $113,648,502     100%
                                  ==========     ===      ============     ===



     These tables assume no exercise of stock options and warrants outstanding at December 31, 1999 and include 128,911 shares subject to repurchase by us at $0.46 per share.



     At December 31, 1999, there were 1,493,607 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.72 per share. Subsequent to December 31, 1999, we granted options to purchase 589,375 shares of common stock at a weighted average exercise price of $2.50 per share. In addition, 125,000 shares of Series C-1 preferred stock are issuable upon exercise of outstanding warrants at an exercise price of $4.20 per share.

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below with respect to our statements of operations for the years ended December 31, 1997, 1998 and 1999 and with respect to our balance sheet at December 31, 1998 and 1999, are derived from the financial statements that have been audited by Ernst & Young LLP, independent auditors, which are included elsewhere herein and are qualified by reference to such financial statements. Our statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 have been derived from the financial statements audited by Ernst & Young LLP, our independent auditors, which are not included herein. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto appearing elsewhere in this prospectus.


                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                      1995      1996      1997      1998      1999
                                                     -------   -------   -------   -------   -------
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Collaborative agreements:
     Related party.................................  $    --   $    --   $   250   $ 3,000   $ 4,525
     Unrelated parties.............................       --     3,586     7,065    12,027     6,696
  Grants...........................................      299       347       264       387       527
                                                     -------   -------   -------   -------   -------
          Total Revenue............................      299     3,933     7,579    15,414    11,748
                                                     -------   -------   -------   -------   -------
Expenses:
  Research and development.........................    5,173     7,724    10,337    15,573    16,748
  General and administrative.......................    1,937     2,471     2,791     4,798     3,011
                                                     -------   -------   -------   -------   -------
       Total Expenses..............................    7,110    10,195    13,128    20,371    19,759
                                                     -------   -------   -------   -------   -------
Loss from operations...............................   (6,811)   (6,262)   (5,549)   (4,957)   (8,011)
Interest income....................................      453       187       326     1,052       607
Interest expense...................................     (124)     (134)     (517)     (452)     (452)
                                                     -------   -------   -------   -------   -------
Net loss...........................................   (6,482)   (6,209)   (5,740)   (4,357)   (7,856)
Imputed dividend on preferred stock................       --        --        --        --      (818)
                                                     -------   -------   -------   -------   -------
Net loss applicable to common shareholders.........  $(6,482)  $(6,209)  $(5,740)  $(4,357)  $(8,674)
                                                     =======   =======   =======   =======   =======
Historical net loss per share applicable to common
  shareholders, basic and diluted..................  $ (9.12)  $ (7.29)  $ (5.65)  $ (3.31)  $ (5.29)
                                                     =======   =======   =======   =======   =======
Weighted average shares............................      711       852     1,016     1,318     1,641
                                                     =======   =======   =======   =======   =======
Pro forma net loss per share applicable to common
  shareholders, basic and diluted..................                                          $ (0.63)
                                                                                             =======
Number of shares used in computing pro forma net
  loss per share, basic and diluted................                                           13,752
                                                                                             =======

                                                                    DECEMBER 31,
                                                ----------------------------------------------------
                                                  1995       1996       1997       1998       1999
                                                --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
  investments.................................  $  4,211   $  5,460   $ 20,866   $ 12,952   $  9,420
Working capital...............................     3,616      2,606     15,379      9,123      3,960
Total assets..................................     6,866      9,047     23,838     19,558     14,539
Long-term obligations under capital leases and
  equipment notes payable.....................       513      2,746      1,548      2,460      1,805
Accumulated deficit...........................   (12,796)   (19,005)   (24,745)   (29,102)   (37,776)
Total stockholders' equity....................     5,574      1,512     15,164     12,125      5,983


     Please see note 1 of notes to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     We were incorporated in July 1992 and have devoted substantially all of our resources since that time to research and development in order to identify proprietary drug targets and discover novel small molecule drugs that regulate genes associated with disease. Through both internally funded programs and in conjunction with our corporate collaborators, we are working to identify gene regulating drug targets and potential products for treating cancer, inflammatory disease, bone metabolic disease, cardiovascular disease, neurological disease and viral infections. We have incurred significant losses since inception, with an accumulated deficit of $37.8 million as of December 31, 1999, due primarily to ongoing expenditures related to our research and development programs. We expect to continue to incur substantial increases in expenditures and operating losses for at least the next several years as we expand our target and drug discovery and development efforts. Such expansion will result in increases in research and development expenses, general and administrative expenses and related capital expenditures. In addition, we have granted stock options at exercise prices below the assumed initial public offering price, which we expect will result in substantial and recurring non-cash compensation expense over the next several years. In February 2000, we granted options to purchase 589,375 shares which will result in additional deferred compensation of approximately $6.0 million. Our results of operations have fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under various collaborative agreements, the initiation, expansion and termination of research and development programs, the acquisition of technologies, compound libraries and product rights, as well as the progress of our research and development programs. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results.


     A key element of our strategy is to enter into collaborations with pharmaceutical and biotechnology companies in order to enhance our target and drug discovery programs and to fund our capital requirements. Our principal sources of revenue for the next several years are expected to consist of license fees and upfront payments, research and development funding and milestone payments under such collaborations, government grants, if any, and interest income. To date, our revenue has been due primarily to arrangements with the following collaborators: Tanabe, which was entered into in March 1996 and concluded in March 1998; Organon, which was entered into in July 1996 and concluded in August 1999; Roche Bioscience, which was entered into in August 1996 and concluded in August 1999; Ares-Serono, which was entered into in November 1997; DuPont Pharmaceuticals, which was entered into in December 1997; Nippon Kayaku, which was entered into in February 1998; and Axys Pharmaceuticals, which was entered into in October 1999.

     Under our collaborative arrangements, we have received payments of $54.3 million to date in license fees, research and development payments and equity investments, of which $37.1 million has been recognized as revenue. To date, we have received an equity milestone of $1.0 million and license fees, upfront payments and research and development payments of $41.2 million. In 1997, we recognized aggregate revenue of $725,000 in license fees and upfront payments, $6.6 million in research and development payments from our collaborators and $264,000 in government grants. In 1998, we recognized aggregate revenue of $3.1 million in license fees and upfront payments, $11.9 million in research development payments from our collaborators and $387,000 in government grants. In 1999, we recognized aggregate revenue of $1.9 million in license fees and upfront payments, $9.4 million in research and development payments from our collaborators and $528,000 in government grants.


     Under the terms of our collaborations described above, as of December 31, 1999, our corporate collaborators had agreed to provide future research funding of up to approximately $10.4 million over a two-year period, including $1.5 million subject to possible cancellation, as well as additional payments upon the achievement of specific research and development milestones and royalties or profit-sharing upon the commercialization of any products.

RESULTS OF OPERATIONS

COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


     Revenue. Revenue for the year ended December 31, 1999 decreased to $11.7 million from $15.4 million for the year ended December 31, 1998. The decrease was due primarily to the termination of the Tanabe agreement in 1998 which resulted in decreased revenues of $4.1 million. Revenue for the year ended December 31, 1998 increased to $15.4 million from $7.6 million for the year ended December 31, 1997. The increase was due primarily to additional collaborative agreements that were in place during 1998 and an amendment to the collaborative agreement with Tanabe which resulted in recognition of additional research and development revenue of $6.4 million and $840,000, respectively.



     Research and Development Expenses. Our research and development expenses for the year ended December 31, 1999 increased to $16.7 million from $15.6 million for the year ended December 31, 1998. The increase in 1999 was due primarily to increased salary and relocation expense of $857,000, resulting from the hiring of additional research and development personnel and increased product development expense of $576,000. Research and development expenses for the year ended December 31, 1998 increased to $15.6 million from $10.3 million for the year ended December 31, 1997. The increase was due primarily to increased expenses for salaries and relocation of $1.7 million resulting from the hiring of additional research and development personnel, the purchase of materials of $1.2 million for expansion of our research programs, facilities expansion of $506,000, depreciation expense of $500,000, amortization of deferred compensation of $376,000, increased travel expenses of $198,000 and the initiation of additional academic research collaborations of $184,000.



     General and Administrative Expenses. Our general and administrative expenses for the year ended December 31, 1999 decreased to $3.0 million from $4.8 million in 1998. The decrease was due primarily to reductions in fees for professional services of $1.0 million, equipment rentals of $245,000 and salary expense of $185,000 due to lower general and administrative headcount. Our general and administrative expenses for the year ended December 31, 1998 increased to $4.8 million from $2.8 million for the year ended December 31, 1997. The increase was due primarily to increased fees for professional services of $827,000, and increased salary expense of $591,000 resulting from the hiring of additional personnel, amortization of deferred compensation of $231,000 and facilities expansion of $160,000.


     Interest Income (Expense), Net. Net interest income (expense) for the years ended December 31, 1999, 1998 and 1997 was $155,000, $600,000 and ($191,000),
respectively. The decrease in net interest income in 1999 from 1998 was due primarily to lower average cash balances. The increase in net interest income in 1998 from 1997 was due primarily to higher average cash balances.


     Imputed Dividend. Due to our achievement of a certain milestone in 1999, DuPont Pharmaceuticals purchased 144,354 shares of our Series F-1 Preferred Stock for total cash proceeds of $1.0 million. We recognized an imputed dividend of $818,487 to reflect a beneficial conversion feature on these preferred shares.


     Income Taxes. At December 31, 1999, we had federal and state net operating loss carryforwards of approximately $30.6 million and $11.7 million, respectively. The federal tax loss carryforwards will begin expiring in 2007, unless previously used, and the state tax loss carryforwards began expiring in 1998. We have provided a 100% valuation allowance against the related deferred tax assets as realization of such tax benefits is not assured. Future utilization of these carryforwards may be limited in any one fiscal year under the Internal Revenue Code and similar state provisions; however, the annual limitation will not prevent the entire amount of the carryforwards from being used during the carryforward period. Therefore, we do not believe any such limitation will have a material effect upon the utilization of these carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have funded our operations primarily through private placements of preferred stock, funds provided under the Tanabe, Organon, Roche Bioscience, Ares-Serono, DuPont Pharmaceuticals, Nippon Kayaku and Axys Pharmaceuticals collaborative agreements, and, to a lesser extent, through debt and equipment financing, interest income and government research grant revenue. As of December 31, 1999, we have received $40.8 million in net proceeds from the sales of equity securities, $41.2 million under our collaborative agreements, $7.0 million in debt and equipment financing, $2.9 million in interest income and $1.8 million in research grants from the NIH. As of December 31, 1999, we had approximately $9.4 million in cash, cash equivalents and short-term investments.

     Net cash used in operations was $2.9 million, $4.8 million and $2.3 million in 1999, 1998 and 1997, respectively. Net cash used in operations decreased in 1999 from 1998 due primarily to initial license fees and upfront payments and research and development payments under our collaborative agreements. Net cash used in operations increased in 1998 from 1997 due primarily to prepayment by our corporate collaborators of a portion of research and development funding for 1998 in 1997.

     As of December 31, 1999, we have purchased with cash $5.1 million in property and equipment, primarily for facility improvements and laboratory and office equipment. We have financed approximately $4.9 million of our equipment through capital leases and equipment note obligations.

     At December 31, 1999, we had outstanding debt of $416,000 under a secured promissory note that we issued on December 2, 1996. The principal amount of this secured promissory note is payable in monthly installments of $88,334, with the final monthly payment scheduled for May 31, 2000. The promissory note is secured by substantially all of our assets except for our intellectual property. The terms of the loan limit our ability to incur additional debt, repurchase our stock and pay dividends. We were in compliance with all covenants under the arrangement as of December 31, 1999.


     We believe the net proceeds of this offering and the sale of $2.0 million of shares of common stock at a price per share equal to the initial public offering price to DuPont Pharmaceuticals in a private transaction concurrent with the closing of this offering, together with our existing capital resources, committed revenue from our existing collaborations and interest income should be sufficient to fund our anticipated operating expenses and capital requirements at least through the end of the year 2001. These funding requirements include continued and increased expenditures for research and development activities, as well as expenditures related to facility improvements, the purchase of additional laboratory and office equipment, the purchase of technology, compound libraries and product rights, the repayment of debt, working capital and general corporate purposes. We have not entered into any formal commitments to use the proceeds from the offering for increased personnel, capital expenditures or any other purpose. We cannot assure you that changes in our research and development plans and collaborations, the acquisition of additional technology, compound libraries and product rights or other changes affecting our operating expenses or use of capital will not result in the expenditure of available resources before such time. The costs associated with the clinical development of new drugs are substantial and generally increase over time. If we are successful in advancing one or more drug candidates into clinical development, our need for additional capital will increase substantially.


     In any event, we will need to raise substantial additional capital to fund our operations in future periods. We intend to seek additional funding through collaborative arrangements, public or private equity or debt financing, property and equipment financing or other financing sources that may be available. If additional funds are raised through the sale of equity securities, substantial dilution to you may result. Debt financing, if available, may involve restrictive covenants. Further, we cannot assure you that additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be required to delay, or reduce the scope of, or eliminate one or more of our research or development programs or to obtain funds through strategic collaborations that are on unfavorable terms or that may require us to relinquish rights to some of our technologies, product candidates, products or marketing territories that we would otherwise seek to retain. Our failure to raise capital when needed could have a material adverse effect on our business, financial condition and results of operations.

     New Accounting Pronouncements. We expect to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require us to recognize all derivatives on the balance sheet at fair value. We do not anticipate that the adoption of the SFAS No. 133 will have a significant effect on our results of operations or financial position.

                                    BUSINESS

OVERVIEW


     Signal Pharmaceuticals is a biopharmaceutical company focused on discovering, developing and commercializing new classes of "small molecule" drugs, which are drugs that can be taken in pill form, that regulate disease-associated genes. We believe our approach can convert the enormous amount of valuable information coming from genomics initiatives into new classes of superior drugs. Our powerful drug discovery engine enables us to identify and pursue numerous potential gene-regulating drug targets across multiple diseases and to rapidly identify drugs for development. Our efforts are focused in several major disease areas in which abnormal gene regulation plays an important role in the development of disease. These disease areas represent large commercial markets, including cancer, inflammatory disease, osteoporosis, cardiovascular disease, neurological disease and viral infections.



     We have developed and integrated a large set of advanced target and drug discovery technologies to accelerate the application of genomics to the discovery of important new classes of gene regulating drugs. This drug discovery engine consists of:



     - advanced cellular, molecular and genomic technologies that we use to discover clinically important drug targets;



     - proprietary automated biochemical and cell-based drug discovery systems, known as high throughput screening assays, and diverse libraries of compounds that we use to rapidly identify small molecule compounds that are active against multiple drug targets;



     - our proprietary library of compounds having attractive drug-like properties and designed to selectively inhibit novel classes of gene switches; and



     - proprietary three-dimensional models of drug targets, combined with advanced chemistry technologies, to efficiently generate potent and selective small molecule compounds, or drug leads, and to move these forward as drug candidates into preclinical evaluation and clinical development.


     Our drug discovery engine has enabled us to build a large and diverse portfolio of drug targets, drug leads and drug candidates. To date, together with our collaborators, we have:


     - identified 27 drug targets in 10 major gene regulating pathways;



     - developed 29 drug discovery screens;



     - identified 24 novel series of drug leads and commenced evaluation of a number of these drug leads in 15 animal models that mimic human diseases; and



     - developed two drug candidates which currently are in late-stage preclinical development.


     We are conducting our drug discovery and development programs both independently and with our corporate collaborators: Nippon Kayaku, Ares-Serono, Axys Pharmaceuticals and DuPont Pharmaceuticals. Currently, our corporate collaborators fund significant portions of our research and development expenditures. In three of our four collaborative programs, we have retained United States co-commercialization or profit-sharing rights for the areas of cancer and inflammatory disease.

BACKGROUND

GENES AND DISEASE


     The human body contains an estimated 140,000 genes. Genes control all cellular functions responsible for maintaining human health by serving as blueprints for the production of proteins in cells, a process known as gene expression. Proteins, which control a cell's biological function, include hormones, enzymes and cytokines, which are proteins secreted by cells that mediate the inflammatory response. Critical cell functions regulated by proteins include growth, differentiation and survival.

     Recent advances in cellular and molecular biology have shown that malfunctions in gene regulation either cause or predispose humans to most diseases. These malfunctions cause cells to produce inappropriate amounts or types of proteins. For example, the uncontrolled proliferation of cells characteristic of cancer and inflammatory diseases is the result of over-activation of multiple genes and the proteins they produce, such as cytokines and enzymes. Conversely, under-activation of critical genes and their protein products, such as tumor suppressors and growth factors, also may give rise to disease, including cancer and neurological disorders. Many complex diseases are caused by the abnormal activity of not just one but multiple genes. Such complex diseases include cancer, obesity, diabetes and inflammatory, cardiovascular and neurological diseases.

REGULATION OF GENES BY GENE SWITCHES

     Gene regulation is a highly controlled process in which specific sets of genes are switched on and off in select tissues to maintain the body's essential functions. Genes are controlled by networks of proteins inside cells which relay information through pathways from a cell's surface to its nucleus where genes are expressed. These pathways consist of several large and distinct classes of gene regulating proteins, or gene switches, which include transcription factors, kinases and ligases. Transcription factors are molecular switches that bind to the regions of genes that control the level and duration of gene expression and protein production. Kinases are enzymes that transmit information within cells and ultimately lead to gene expression. Ligases control the proper levels of gene regulating proteins in cells. Each of these three classes of gene switches can control not just one but multiple genes that contribute to disease. Therefore, drugs designed to target these gene switches at pivotal points in a gene regulating pathway can have a major impact on the subsequent expression of entire sets of genes that contribute to disease.

                                   [GRAPHIC]

     Genomics is the large-scale identification and sequencing of the genes that comprise the human genome. Currently this information is being compiled in databases, and the sequencing of the entire human genome is nearing completion. This genomic database provides a starting point for understanding the underlying role of genes in disease, but by itself is inadequate to identify key disease-related gene switches. To realize the substantial potential of genomics initiatives, key gene switches involved in disease need to be identified in order to permit the rapid development of superior drug therapies.

CURRENT LIMITATIONS OF DRUG DISCOVERY AND GENOMICS

     Conventional drug discovery efforts principally are focused on identifying compounds that affect targets outside the cell, such as cell surface receptors and secreted proteins, and provide only symptomatic relief without treating the underlying molecular causes of disease. For example, in rheumatoid arthritis, aspirin and related compounds only relieve the symptoms of pain and inflammation. These drugs do not address the destruction of arthritic joints caused by the disease. Drugs directed toward targets outside the cell also have a number of potential limitations in treating complex diseases where the underlying molecular mechanisms are located within cells. These drugs often do not control the specific sets of genes that are responsible for the onset and progression of disease and may also result in side effects due to their non-specific action. Further, by focusing principally on receptors and other proteins located outside the cell, these drugs are directed toward only a limited number of the total potential disease targets. An additional limitation is that many current drugs or drugs in development, especially proteins, must be injected and are not available in pill form.

     Recent advances in genomics have the potential to significantly improve drug discovery. Most genomics efforts have been directed principally toward the identification and sequencing of the large number of genes that comprise the human genome. These developments have not enabled the rapid identification of drug targets, because the gene sequence data by itself provides limited information, if any, about a gene's relationship to a specific disease. To fully capitalize on the therapeutic potential of genomics, there is a need to map critical gene regulating pathways and identify key gene switches as drug targets for disease therapy.

SIGNAL'S GENE REGULATING DRUGS

     We have developed and integrated a large set of proprietary target and drug discovery technologies to accelerate the application of genomics to the discovery of important new classes of gene regulating drugs. We first map the gene regulating pathways to identify drug targets, or gene switches, that control specific genes and result in disease. This information is then used to discover novel gene regulating drugs by applying our drug discovery engine. We believe our discovery and development capabilities provide us and our collaborators with a highly advanced and competitive technology platform for target and drug discovery. This engine consists of:


     - Advanced cellular, molecular and genomic technologies. We use information produced from human genomics initiatives to map gene regulating pathways and identify clinically important drug targets for specific diseases. We have generated proprietary human cell lines, from multiple tissues of the body, to create in vitro, or test tube, models of disease and to evaluate the activity and selectivity of drug candidates. We also use functional genomics and proteomics, which is the large-scale linking of genes and their protein products to their biological functions, for mapping gene regulating pathways and identifying disease targets for use in drug discovery;


     - Proprietary high throughput screening systems and diverse compound libraries. We have assembled a library of more than 300,000 distinct small molecule compounds and natural products which we screen using our proprietary biochemical and cell-based screening technologies. Our screening systems include a proprietary screening technology that simultaneously screens multiple kinases to provide drug activity and specificity data across multiple drug targets;


     - A proprietary, specially designed kinase inhibitor library. We identified the active sites, or molecular locks, on a number of gene regulating kinase targets using our extensive knowledge of the three dimensional structures of these targets. We believe gene regulating targets identified in the future will contain similar locks. Our kinase inhibitor library is designed to contain compounds expected to fit like molecular keys into these locks, enhancing our ability to identify effective inhibitors of current as well as yet-undiscovered gene regulating targets. In addition, we design these compounds to have attractive pharmaceutical properties, such as solubility, chemical stability, non-reactivity and the ability to be taken in pill form, which accelerates the development of viable drug candidates; and

     - Structure-based drug design. We use our proprietary three-dimensional models of drug targets, combined with advanced chemistry technologies, to efficiently generate drug leads and advance drug candidates into preclinical and clinical development.

     We believe that, together, these integrated target and drug discovery capabilities enable us to proceed rapidly from target identification to screening and optimization of drug candidates. To date, we alone or with our collaborators have identified 27 drug targets in 10 gene regulating pathways with potential applications in at least six major disease areas. We also have developed 29 drug discovery screens, identified 24 drug leads and commenced evaluation of drug leads in 15 animal models of disease. We and our collaborators have developed two drug candidates in our cancer program for which we intend to submit INDs by the end of 2000, assuming preclinical development is favorably completed without delay.

     We believe that our proprietary drug discovery engine enables us to overcome many of the current limitations of conventional drug discovery and genomics for the following reasons:

     We Identify Multiple Drug Targets for Each Therapeutic Program. It is estimated that there are more than 2,000 gene switches within cells which activate or suppress genes in a broad range of diseases. We are identifying those gene switches that are critical drug targets for disease therapy. Many of these targets are highly amenable to inhibition with small molecule drugs which can be administered in pill form. We believe that identifying multiple targets in each of our therapeutic programs increases the likelihood of generating a large and sustainable pipeline of superior drug candidates. For example, in our cancer program, we and our collaborators have identified 15 key gene switches within four gene regulating pathways.


     We Select Drug Targets That Simultaneously Regulate Multiple Disease-Causing Genes. We are discovering drugs that may be effective in treating diseases where a single drug target regulates multiple genes involved in disease. For instance, we have identified potent and selective inhibitors of the cJun N-terminal kinase or JNK, drug target which modulate the expression of a broad set of disease-associated genes such as interleukin-2, or IL-2, gamma interferon and tumor necrosis factor a, or TNFa. These JNK inhibitors have disease-modifying activity in animal models of arthritis and asthma.


     Our Drug Leads and Drug Candidates Are Highly Selective for Specific Gene Targets. Many of our drug targets regulate genes functioning in an over- or under-activated state, and do not affect normal levels of gene expression required to maintain essential cellular functions. Therefore, we expect the safety profile of our drugs to be superior to less specific drugs. For example, our inflammation program focuses on gene regulating pathways that are not turned on in normal tissues but are primarily turned on by inflammatory proteins during a disease process, causing tissue damage.

OUR STRATEGY

     Our goal is to build a leading pharmaceutical company focused on the discovery, development and commercialization of new classes of drugs regulating gene function. There are five important elements of our business strategy:

     Advance Our Leadership Position in Discovering and Developing Novel Gene Regulating Drugs. We have developed and integrated a large set of proprietary target and drug discovery technologies into a drug discovery engine for generating new classes of gene regulating drugs. We plan to expand our leadership in this area by continuing to develop and integrate advances in functional genomics, proteomics, drug screening systems, structure-based drug design, medicinal chemistry, pharmacology and preclinical drug development. We plan to continue to add management and technical expertise to accelerate the development and commercialization of gene regulating drugs. We will license from others or acquire leading technologies that complement our core capabilities.

     Build a Large and Diversified Product Portfolio. To date we have developed a portfolio of two preclinical drug candidates, four drug leads and 27 targets that address major diseases. We plan to identify multiple targets within each gene regulating pathway we explore and select those targets for drug discovery that can be useful in treating multiple diseases. We believe this strategy will allow us to enhance the clinical potential of each pathway while simultaneously limiting our scientific and financial risk in any single gene regulation pathway or drug target.


     Pursue Treatment of Serious Medical Conditions that Represent Large Potential Markets. We intend to continue to focus our drug discovery and development efforts on serious diseases that represent large potential markets for our drug products. Our current program areas include cancer, inflammatory diseases, osteoporosis, cardiovascular disease, neurological disease and viral infections. In addition, the nature of our gene regulation targets makes them well suited for small molecule drugs which can be widely distributed and easily administered in pill form.


     Develop a Cancer and Inflammatory Disease Franchise. We have retained significant United States co-commercial or profit sharing rights in three of our current corporate collaborations. We intend to establish a United States franchise in products addressing cancer and inflammatory disease and will continue to seek to retain substantial United States co-commercial or profit sharing rights in future collaborations within these areas.

     Establish Corporate Collaborations. We will continue to aggressively pursue collaborations with leading pharmaceutical and biotechnology companies to fully develop and exploit our pipeline of drug targets and drug candidates. These collaborations provide us with multiple potential sources of revenue. Currently, our corporate collaborators fund significant portions of four of our six disease programs. The establishment of these collaborations allow us to diversify scientific and financial risk and benefit from our collaborators' substantial development, manufacturing and marketing resources. Typically, we intend to establish royalty-based collaborations outside of our franchise areas.

OUR DRUG DEVELOPMENT PROGRAMS

     Our drug discovery and development programs are focused in several disease areas in which gene dysregulation plays a major role in the onset and progression of disease. These diseases include cancer, inflammatory disease, osteoporosis, cardiovascular disease, neurological disease and viral infections.

CANCER PROGRAMS

     Cancer is a group of diseases characterized by uncontrolled growth and spread of abnormal cells in the body. Cancer results from abnormalities in the expression of genes that regulate cell proliferation, cell migration and cell death. According to the American Cancer Society, cancer is the second leading cause of death in the United States and accounted for 560,000 deaths and an estimated 1.2 million new cancer cases in 1999. The worldwide cancer drug market totaled approximately $7.8 billion in 1998. Most current anti-cancer drugs kill both cancerous and normal cells, giving rise to serious toxic side effects. We are developing new classes of drugs designed to selectively control abnormal gene regulating pathways which cause the start or spread of cancer, with the goal of creating safer and more effective cancer therapies.

     We have six drug discovery and development programs focused on regulating abnormal gene expression involved in the onset and progression of cancer. We currently have two drug candidates. The first, SP8490, is for preventing and treating breast cancer and other cancers. The second, NSP6783, is for preventing or treating nerve damage caused by cancer chemotherapies. We plan to initiate preclinical studies for both candidates by mid-2000 and, assuming favorable outcomes of those studies and no delays in preclinical development, to file INDs by the end of 2000. We also have three additional cancer drug leads.

                                CANCER PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS        STATUS*                    CLINICAL POTENTIAL
------------------
 ER-a MODULATOR -     Signal                   Preclinical development    Breast, endometrial and renal
  SP8490                                                                  cancer, multiple myeloma
------------------
 ER-b MODULATOR       Axys/Signal              Lead optimization          Breast, prostate, ovarian and
                                                                          colon cancer
------------------
 NEUROPROTECTANT -    Nippon Kayaku /          Preclinical development    Chemotherapy-induced neuropathies
  NSP6783             Signal
------------------
 JNK:
     JNK1,2           Signal                   Lead optimization          Lung and breast cancer, leukemia,
     JNKK1,2          Signal                   Lead optimization          melanoma
     JIP1,2           Signal                   Target validation
------------------
 NF-kB:
     IKK1,2,3         Ares-Serono / Signal     Lead optimization          Glioma, lymphoma, pancreatic
     NIK              Ares-Serono / Signal     Assay development          cancer, melanoma, sarcoma
     IKKAPI           Ares-Serono / Signal     Assay development
     IkB ligase       Ares-Serono / Signal     Assay development
------------------
 OTHER LIGASES:
     E3 ligases       Signal                   Target validation          Breast, prostate and pancreatic
                                                                          cancer
------------------
 TGF-b                Signal                   Target validation          Breast, prostate and pancreatic
                                                                          cancer
------------------



    * In the table above and the other tables in this section, the terms we use under the column entitled "Status" have the following meanings:



    - TARGET DISCOVERY AND TARGET VALIDATION is the identification of new disease-related genes and the gene switches that regulate them followed by a determination of which of these gene switches are the optimal drug targets for treating disease.



    - ASSAY DEVELOPMENT is creation of biochemical or cell-based test systems, known as "assays" or "screens," for determining specific properties of compounds which incorporate a specific drug target and are used to identify compounds which selectively and potently regulate the drug target.



    - SCREENING is testing libraries of organic small molecules and natural products in biochemical or cell-based assays to identify compounds which selectively and potently inhibit or induce activation of a drug target.


    - LEAD OPTIMIZATION indicates the application of combinatorial and computational chemistry, as well as structure-based drug design, to enhance the potency, selectivity, bioavailability, safety and other pharmaceutical properties of drug leads.


    - PRECLINICAL DEVELOPMENT is the evaluation of a drug lead in pharmacology, safety and other relevant tests in preparation for clinical trials.

--------------------------------------------------------------------------------

  Estrogen Gene Regulation in Cancer

     Estrogen is a hormone that has a broad spectrum of effects on tissues in both women and men. Many of these biological effects are beneficial, including maintenance of bone density, cardiovascular and neurological protection, and the protection of organ systems from the effects of aging. In addition to estrogen's positive effects, however, the hormone also is a potent growth factor in the breast and uterus that has been demonstrated to increase significantly the risk of cancer in women. In addition, estrogen contributes to prostate cancer and in certain conditions can cause feminization in men.

     Two distinct estrogen receptors exist in the body, the estrogen receptor-alpha, or ER-a, and estrogen receptor-beta, or ER-b, each of which has a distinct tissue distribution in the body. ER-a is found predominantly in bone and in cardiovascular, breast and reproductive tissue, while ER-b is the predominantly expressed estrogen receptor in the prostate and hippocampus region of the brain. Given the tissue-selective expression of ER-a and ER-b, estrogen receptor modulators can be designed to mimic the positive effects and block the negative effects of estrogen in different tissues. Drugs that modulate these receptors are termed selective estrogen receptor modulators, or SERMs.

     Unlike chemotherapeutic agents which often cause significant side effects, including loss of white blood cells, nerve damage, nausea and other debilitating side effects, SERMs act through different, primarily non-toxic mechanisms. Currently two SERMs are marketed for treatment of breast cancer. One of these SERMs, tamoxifen, is the most widely prescribed anti-hormonal therapy for cancer today. However, tamoxifen is associated with a number of adverse side effects, including an increased risk for uterine cancer, blood clotting and hot flashes. In addition, virtually all patients receiving tamoxifen become resistant to the drug. Despite these shortcomings, worldwide tamoxifen sales for breast cancer totaled approximately $560 million in 1999.

     We are using our gene regulation expertise to design new classes of ER-a and ER-b-selective SERMs with efficacy and safety profiles that we believe will be superior to those of current chemotherapies and tamoxifen. We believe these SERMs have significant potential for preventing and treating breast, endometrial, prostate, colon and other cancers whose growth is dependent on estrogen.

  SP8490 -- An ER-a Modulator

     Using our drug discovery engine and expertise in estrogen gene regulating pathways, we have discovered and are developing a series of SERMs with improved efficacy and safety in animal models when compared with tamoxifen. In animal studies, these drug leads were orally effective in preventing breast cancer and demonstrated equal or superior efficacy to tamoxifen. Additionally, these compounds displayed a superior safety profile on uterine tissue compared to tamoxifen. A potential drug candidate, SP8490, is in preclinical studies and, assuming favorable outcomes of those studies and no delays in preclinical development, we plan to file an IND by the end of 2000.

  ER-b Modulators

     We have discovered and are developing a novel series of ER-b-selective SERMs which currently are in lead optimization. These drug leads demonstrate significant in vitro anti-cancer activity in tamoxifen-resistant breast cancers and ER-b-expressing cancers such as prostate cancer. Our SERM-b drug leads represent a novel series of SERMs that, if successfully commercialized, may be useful in treating the large number of cancer patients that develop tamoxifen resistance, as well as other ER-b-positive cancers such as prostate, colon and ovarian cancer. Currently, we know of no other ER-b-selective drugs that are being marketed or that are in clinical development.

     In October 1999, we entered into a collaboration with Axys Pharmaceuticals to discover and develop ER-b-selective SERMs for cancer therapy. We describe this collaboration and our other collaborative arrangements below under the heading "Corporate Collaborators."

  NSP6783 -- A Neuroprotectant for Neuropathies Caused by Cancer Chemotherapy

     An estimated 350,000 cancer patients receive chemotherapy using taxol, cisplatin, carboplatin and other drugs each year in the United States to treat solid tumors of the lung, breast, ovaries and other organs. We estimate that 150,000 of these cancer patients develop nerve damage as a result of chemotherapy, known as chemotherapy-induced neuropathies. These neuropathies result in pain and/or loss of feeling in the hands and feet, reduced motor coordination and muscle strength. The present standard of care for chemotherapy-induced neuropathy provides only symptomatic relief and does not prevent or treat the underlying cause of the neuropathy.

     Applying our drug discovery engine, in collaboration with Nippon Kayaku, we identified a compound we call NSP6783. In multiple animal studies, this orally active drug candidate has been shown to provide significant protection of peripheral nerves and their function in an animal model of taxol-induced neuropathy. In preclinical studies, NSP6783 has a favorable safety profile and does not diminish the anti-cancer effects of taxol or cisplatin.


     We are developing NSP6783 for the prevention and possible treatment of chemotherapy-induced neuropathies. NSP6783 is in preclinical studies to evaluate the safety and to profile other drug properties. Assuming favorable outcomes of those studies and no delays in preclinical development, we plan to file an IND by the end of 2000. This drug candidate is the first in a novel class of neuroprotectants to be used in conjunction with chemotherapy to prevent peripheral neuropathy. NSP6783 has the potential to prevent nerve damage and therefore may be effective in preventing or treating the underlying cause of this disorder. There presently are no approved treatments for this condition, and we know of no such drugs currently under development.


     We are investigating other potential clinical applications for this novel class of neuroprotectants. These include the possible treatment of diabetic neuropathy and nerve crush injury in the peripheral nervous system and the potential treatment of Parkinson's and Alzheimer's diseases in the central nervous system.

     In February 2000, we extended our collaboration with Nippon Kayaku to share equally, with the exception of Japan, in the development and commercialization of NSP6783 and other potential neuroprotectant agents worldwide.

  JNK Inhibitors for Cancer

     The JNK pathway controls the expression of specific sets of genes involved in cancer, including:

     - cytokines and growth factors that promote the growth of cancer cells;


     - molecules on the surface of cells that are responsible for cell-to-cell attachment and tissue-destructive enzymes that enable tumors to spread to distant sites in the body and invade normal tissues and organs, referred to as metastasis; and


     - factors that lead to the growth of new blood vessels and aid in establishing new tumors, referred to as angiogenic factors.


     We are applying our expertise in the JNK gene regulating pathway to identify novel cancer targets which play a fundamental role in tumor growth and metastasis. We are designing new classes of drugs that target abnormalities in gene regulating pathways to inhibit the transformation, growth and spread of cancer without affecting other essential gene regulating pathways. Using our drug discovery engine, we have identified potent and selective small molecule inhibitors of the JNK pathway which have demonstrated anti-proliferative activity in tumor cell lines in vitro. Additional cancer models will be used to evaluate the effects of JNK inhibitors on tumor growth and metastases. We believe drugs that selectively inhibit select targets in the JNK pathway may be highly effective in treating several cancers including lung, breast and ovarian carcinomas, myelomas and leukemias without the safety concerns of current cancer treatments.


  NF-kB Inhibitors for Cancer


     The nuclear factor kappa B, or NF-kB, pathway controls the expression of specific sets of genes involved in different stages of cancer development and progression. These include molecules on the surface of cells that allow cancer cells to migrate and attach to distant tissues, as well as specific cell survival factors that make cancer cells resistant to radiation and chemotherapy. Using our gene regulating target discovery expertise, we and our collaborators have mapped the NF-kB pathway extensively and have identified multiple drug targets in the NF-kB gene regulating pathway. We and our collaborators also have demonstrated in vitro that inhibiting key NF-kB kinase targets significantly increases the sensitivity of cancer cells to cancer chemotherapeutics. We have identified small molecule inhibitors of kinase targets in the NF-kB gene regulating pathway and plan to study these further in animal models of cancer.

     In November 1997, we entered into a collaboration with Ares-Serono to discover and develop drugs that target the NF-kB pathway for the potential treatment of certain cancers.

  Ligase Inhibitors for Cancer

     We pioneered the discovery of ligase drug targets in the NF-kB and other important gene regulating pathways. Ligases represent an important new family of gene regulating targets because of their ability to precisely maintain normal levels of proteins in cells. In cancer, certain proteins, such as those that suppress the growth of tumors, are lost or diminished which causes the progression of cancer. We have developed novel drug screens to identify selective ligase inhibitors which we believe may restore normal levels of proteins the body uses to prevent the emergence of cancer and resistance to chemotherapy.

  TGF-b Modulators for Cancer

     Transforming growth factor-b, or TGF-b, controls several well-known tumor-regulating gene products, such as tumor suppressor genes, cyclins and cyclin-dependent kinases. Normal regulation of the TGF-b pathway has been shown to suppress tumor progression. In a number of cancers, the loss of normal TGF-b-regulated gene expression promotes the cancers' progression and the risk of death.


     The gene regulating pathway for TGF-b recently has been identified. Our scientists are applying genomic and proteomic approaches to discover novel targets which suppress TGF-b pathways. Inhibitors of these novel targets are expected to restore normal TGF-b-regulated gene expression and inhibit tumor growth. We are developing drug discovery assays for specific targets in this pathway and intend to screen our kinase inhibitor and diversity compound libraries against these targets.


INFLAMMATORY DISEASE PROGRAMS


     The human immune system is comprised of cells and biochemical substances that protect the body from infectious organisms, physical injury and abnormal cellular events such as cancer. Key components of the immune system, such as white blood cells, are responsible for protective or inflammatory responses at sites of injury and disease. Inflammatory diseases arise from the over-activation of the immune system resulting in the over-production of immune cells, inflammatory proteins and tissue-destructive enzymes. These cells and proteins attack and destroy healthy tissue, giving rise to a number of diseases such as rheumatoid arthritis, osteoarthritis, allergies, asthma, inflammatory bowel disease and psoriasis, as well as transplant rejection. In 1998, worldwide sales of anti-arthritic and immunosuppressive drugs alone totaled approximately $4.4 billion. Many current drugs have dose-limiting side effects and only target a single disease mechanism. More importantly, although these current drugs alleviate many symptoms of disease, they generally do not target the underlying mechanisms and therefore do not effectively modify disease processes or treat the underlying disease.


     We are identifying drug targets in key pathways and screening for new classes of small molecule drugs that regulate inflammatory diseases at the level of gene function. For example, inflammatory proteins such as interleukin-1, or IL-1, and TNFa activate gene regulating pathways that cause an inflammatory response. The anti-TNFa protein drug Enbrel(R) has validated this cytokine pathway for treating rheumatoid arthritis; however, this drug must be administered by injection. A drug of comparable or superior efficacy that can be taken in pill form would represent formidable competition for injectable drugs such as Enbrel. Our strategy is to discover small molecule drugs that can be taken in pill form and that effectively modulate other important inflammatory pathways such as IL-1 and IL-2 in addition to TNFa. We currently are optimizing inhibitors of gene regulating targets in three distinct pathways, JNK, NF-kB and p38, and have demonstrated the efficacy of two series of drug leads in animal models of asthma and arthritis.

     We have three drug discovery and development programs focused on regulating abnormal gene expression involved in the onset and progression of inflammation. These programs are directed toward 17 gene regulating targets. We currently have drug leads in each of our JNK, NF-kB and p38 programs outlined in the table below.

                         INFLAMMATORY DISEASE PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS        STATUS*                    CLINICAL POTENTIAL
------------------
 JNK:
    JNK1,2            Signal                   Lead optimization          Rheumatoid arthritis, asthma,
    JNKK1,2           Signal                   Assay development          allergy, multiple sclerosis,
    JIP1,2            Signal                   Target validation          transplant rejection
------------------
 NF-kB:
    IKK1,2,3          Ares-Serono / Signal     Lead optimization Assay    Osteoarthritis, rheumatoid
    NIK               Ares-Serono / Signal     development                arthritis, multiple sclerosis,
    IKKAP1            Ares-Serono / Signal     Assay development          inflammatory bowel disease, ARDS
    IkB Ligase        Ares-Serono / Signal     Assay development
------------------
 P38:
    p38-2             Signal                   Screening                  Psoriasis, rheumatoid arthritis,
    MKK3              Signal                   Assay development          asthma, inflammatory bowel
    MKK6              Signal                   Lead optimization          disease, ischemic disorders
    Tao1,2            Signal                   Target validation


--------------------------------------------------------------------------------
------------

* Please refer to the legend located beneath the table entitled "Cancer Programs" on page 30 for an explanation of the terms used to describe the status of our programs.


  JNK Inhibitors for Inflammatory Diseases

     Activation of the JNK gene regulating pathway increases the expression of a set of inflammatory genes, including TNFa, IL-2 and gamma interferon. There are multiple types of the JNK regulatory enzyme, each of which controls the expression of genes in specific cells and in response to specific stimuli. Our researchers and collaborators have identified what we believe is the largest number of known kinase targets in the JNK pathway to date. We believe we have a dominant patent position in the JNK pathway with eight issued United States patents, four issued foreign patents and related patent applications covering JNK, its use in drug discovery and JNK inhibitors. Over-activation of JNK causes or exacerbates several inflammatory diseases, including rheumatoid arthritis, asthma and multiple sclerosis. Drugs that inhibit JNK activation are expected to selectively block the over-activation of disease-associated genes, and not affect normal cellular functions, since JNKs principally do not regulate normal gene expression.


     We have developed and initiated high throughput screening for JNK1, JNK2 and JNK3 inhibitors using proprietary biochemical and cell-based screens. Using our kinase-focused inhibitor library, we have identified several compounds which inhibit JNK1 and JNK2 activity with a high level of potency and specificity. In addition to significantly reducing inflammation, one of these drug leads prevents the destruction of joints in an animal model of arthritis. This drug lead also demonstrates potent disease-modifying activity in an animal model of asthma. We are currently optimizing drug leads to improve the potency, selectivity and other pharmaceutical properties of our JNK inhibitors. We are also developing additional high throughput drug screens for several other drug targets in the JNK pathway, including JNKK1 and JNKK2.


  NF-kB Inhibitors for Inflammatory Diseases


     NF-kB plays a pivotal role in inflammatory disease processes by regulating cytokine genes, such as TNFa, IL-1, IL-2, IL-6, IL-8, along with genes that code for molecules on the surface of cells and the cyclooxygenase-2 or, COX-2, inflammatory enzyme. Our researchers and collaborators have identified six drug targets that regulate NF-kB activation. Our discovery of three of these targets was reported in the journals Science, Nature and Cell. We believe drugs which inhibit NF-kB and the activation of select disease-associated genes will have potential disease modifying effects. We have been issued four United States patents and we and our collaborators have filed related patent applications for targets in this pathway.

     We have developed and initiated high throughput screening for NF-kB inhibitors using proprietary biochemical and cell-based screens. We also have developed technology for profiling the effects of active compounds on a number of immune-inflammatory genes and proteins in cells and animals. Using our kinase inhibitor library, we have identified several small molecule drug leads which selectively inhibit a Kinase target on the NF-kB pathway. One of these drug leads inhibits expression of inflammatory response genes, such as TNF-a, in an animal model. We are optimizing these drug leads to enhance potency, specificity and bioavailability in order to develop an important new class of anti-inflammatory drugs. We are developing additional high throughput drug screens for other targets in the NF-kB pathway.


     In November 1997, we initiated a collaborative development and license agreement with Ares-Serono to discover novel NF-kB inhibitors for inflammatory and other diseases.

  p38 Inhibitors for Inflammatory Diseases

     Activation of the p38 gene regulating pathway causes the expression of multiple cytokine genes, including IL-1, IL-6, IL-8 and TNFa, which regulate the development and proliferation of cells in response to disease and tissue injury. When inappropriately activated, the p38 pathway is believed to play an important role in diseases arising from abnormal production of cytokines, including heart disease caused by harmful inflammatory events. To date, we and our academic collaborators have identified five proprietary drug targets in the p38 pathway. One of these targets is p38-2, a subtype of p38, which is highly expressed in heart and skeletal muscle and not most other tissues. We and our collaborators have been issued three United States patents for three drug targets in the p38 pathway, MKK3, MKK6 and p38-2, and we and our collaborators have filed related patent applications with regard to other potential drug targets in this pathway.


     In the p38 pathway, we have screened two targets using our kinase inhibitor compound library and have identified novel inhibitors which we plan to optimize as drug leads later in 2000. We also plan to initiate high throughput screening on an additional p38 pathway target during the first half of 2000.


OSTEOPOROSIS AND BONE FORMATION PROGRAMS

     The incidence of osteoporosis and bone fractures in women is significantly increased during and following menopause. According to the National Osteoporosis Foundation, in 1999 more than 28 million people in the United States and over 75 million people in the U.S., Europe and Japan are affected by osteoporosis. Estrogen has been used for hormone replacement therapy, or HRT, for many years to prevent osteoporosis and alleviate some of the other effects of menopause. However, HRT has several negative side effects, including the increased risk of breast and uterine cancer, which make it a poor treatment option for many women.

                    OSTEOPOROSIS AND BONE FORMATION PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS        STATUS*                    CLINICAL POTENTIAL
------------------
 ER-a MODULATOR       Signal                   Preclinical development    Osteoporosis, Paget's disease
------------------
 BONE FORMATION       Signal                   Target validation          Osteoporosis, Paget's disease
 TARGETS
------------------


---------------

* Please refer to the legend located beneath the table entitled "Cancer Programs" on page 30 for an explanation of the terms used to describe the status of our programs.


  ER-a Modulators for Osteoporosis

     SERMs are designed to mimic the beneficial effects of estrogen by inhibiting bone loss in postmenopausal women, while avoiding some of estrogen's negative effects. In 1998 Eli Lilly's raloxifene became the first and only FDA-approved SERM for osteoporosis and in 1999 achieved estimated worldwide sales of $326 million.

     We have developed a novel series of ER-a-selective SERMs with superior efficacy and safety when compared with raloxifene in preclinical animal studies. We discovered these drug leads by applying our expertise in gene regulation to map new estrogen-regulated gene pathways. We then developed and applied genetically modified bone cell lines, proprietary drug screens, genomic and proteomic technologies and structure-based drug design to discover and develop safer and more effective drugs in this class.


     In three separate animal studies, four of our drug leads were tested in comparison with estrogen and raloxifene for the ability to inhibit bone loss. In those studies, our orally administered drug leads were demonstrated to be significantly superior to raloxifene in preventing bone loss and preserving bone strength. Importantly, our drug leads also demonstrated a superior safety profile in uterine tissues following microscopic evaluation, when compared with raloxifene. An additional safety feature of our drug leads is that they do not stimulate cell proliferation in breast tissue. Our ER-a-selective SERMs also demonstrated a favorable cholesterol-lowering profile in animal models. The drug leads are well tolerated in animals and have not shown any negative effects in genetic safety tests required by the FDA. Final selection of a drug candidate for preclinical development is expected to occur this year. These drugs, if successfully developed, would provide clinicians with an alternative, non-estrogen treatment for osteoporosis that also would minimize some of the adverse effects associated with HRT, including an increased risk of breast and uterine cancer.


  Activators of Bone Formation


     Current treatments for osteoporosis limit bone loss but do not induce new bone formation. Drugs stimulating new bone formation would represent an important addition to current therapies for osteoporosis and other bone disorders. To date, no orally active drugs that induce bone formation are available for the treatment of bone diseases. Growth factor proteins known as bone morphogenetic proteins, or BMPs, stimulate bone formation through activation of bone forming cells. OP-1, also referred to as BMP7, stimulates new bone formation and is used clinically as a bone graft substitute in orthopedic and dental indications. However, because these proteins require injection, they are not good drug candidates for the osteoporosis market. By mapping the BMP gene regulating pathway, we have identified molecular targets that may be inhibited with orally administered small molecule drugs to promote new bone formation. We plan to screen our compound library against these targets later in 2000 to identify potential drug leads.


CARDIOVASCULAR DISEASE PROGRAMS

     Cardiovascular disease, including heart attack and congestive heart failure, largely results from restricted blood flow caused by atherosclerosis and hypertension. Cardiovascular disease is the leading cause of death worldwide and results in an estimated 16.7 million annual deaths worldwide according to the World Health Organization. In the United States, approximately 58.8 million people were afflicted with cardiovascular disease, leading to an estimated one million deaths in 1996 according to the American Heart Association. In 1998, pharmaceutical sales of cardiovascular drugs exceeded $22 billion in the United States.

     Several classes of cardiovascular drugs have been developed to prevent and treat chronic cardiovascular disease. These drugs work by lowering the LDL, or bad cholesterol, levels in the blood stream which helps to reduce the buildup of fatty plaque deposits in blood vessels. However, many of these drugs can cause a number of serious adverse side effects and do not address the underlying cause of the disease. There is a need for new classes of cardiovascular drugs that work on the molecular mechanisms of cardiovascular disease and have improved efficacy and safety.


     Many cardiovascular diseases occur because of abnormal expression of genes in blood vessels and in the heart. Heart attacks can occur when the cells that line blood vessels are activated by injury or trauma. These damaged cells overproduce inflammatory proteins such as molecules on the surface of cells that are responsible for cell-to-cell attachment, growth factors and cytokines that lead to a buildup of inflammatory cells and platelets in blood vessel walls. This buildup may block normal blood flow and lead to atherosclerosis and heart attack. Many of these proteins are controlled by the NF-kB, JNK and p38 gene regulating pathways. In addition, the gradual increase of cholesterol in blood vessels may also cause atherosclerosis and heart attacks. Estrogen enhances the clearance of bad cholesterol from the blood by regulating gene expression in the liver.


     We have identified several selective inhibitors of gene regulating targets in the JNK, NF-kB, p38 and estrogen pathways. We have developed additional screens which use proprietary human vascular cell lines to evaluate the potential cardioprotective effects of our drug leads. We plan to test these inhibitors in animal models of heart attack, restenosis, atherosclerosis and heart failure.

                        CARDIOVASCULAR DISEASE PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS        STATUS*                    CLINICAL POTENTIAL
------------------
 JNK:
   JNK1,2             Signal                   Lead optimization          Congestive heart failure,
   JNKK1,2            Signal                   Assay development          myocardial ischemia
   JIP1,2             Signal                   Target validation
------------------
 NF-kB:
   IKK1,2,3           Ares-Serono / Signal     Lead optimization          Atherosclerosis, restenosis,
   NIK                Ares-Serono / Signal     Assay development          myocardial ischemia, vasculitis
   IKKAP1             Ares-Serono / Signal     Assay development
   IkB ligase         Ares-Serono / Signal     Assay development
------------------
 P38:
   p38-2              Signal                   Screening                  Myocardial ischemia, restenosis
   MKK3               Signal                   Assay development
   MKK6               Signal                   Lead optimization
   Tao1,2             Signal                   Target validation
------------------
 ER-a MODULATOR       Signal                   Preclinical development    Atherosclerosis,
                                                                          hypercholesterolemia, restenosis
------------------
 ER-b MODULATOR       Signal                   Lead optimization
------------------


------------

* Please refer to the legend located beneath the table entitled "Cancer Programs" on page 30 for an explanation of the terms used to describe the status of our programs.


  JNK Inhibitors for Cardiovascular Disease

     Heart failure can occur when muscle cells in the heart fail due to a massive influx of inflammatory cytokines such as TNFa. As a result, the heart fails to adequately pump blood to the body. The JNK pathway is a key regulator of TNFa gene expression and protein production. This pathway becomes over-activated in cardiac tissue when the heart undergoes damage or other stress. We have identified selective and potent inhibitors of the JNK pathway that will undergo evaluation in models of cardiovascular disease.

  NF-kB and p38 Inhibitors for Cardiovascular Disease

     Restenosis, or the narrowing of blood vessels that restricts blood flow, can occur when cells that line the inside of blood vessels are over-stimulated during balloon angioplasty procedures. This often causes the over-expression of growth factor genes and subsequent over-proliferation of smooth muscle cells in the blood vessel wall leading to a re-blocking of the blood vessel. NF-kB and p38 pathways have been demonstrated to be over-activated in animal models of angioplasty-induced restenosis. We have identified several inhibitors of targets in these pathways that will be evaluated in models of cardiovascular disease.

     In November 1997, we entered into a collaboration with Ares-Serono to develop inhibitors of NF-kB for potential treatment of cardiovascular and other diseases.

  Estrogen Gene Regulation for Cardiovascular Disease


     We are applying multiple gene discovery technologies to identify gene regulating drugs for preventing and treating cardiovascular diseases, including our proprietary functional genomics technology known as PhaRMA(TM). We have used these technologies to identify over 75 human genes that are regulated by estrogen in human cardiovascular cells. Many of these genes are regulated by estrogen in a tissue-selective manner. A number of these genes currently are not disclosed in public gene databases and represent novel gene regulating targets. In addition, we have developed and implemented a proprietary cell-based screening platform for profiling gene expression in panels of estrogen-regulated genes in cardiovascular cells. These advanced technologies have led to the discovery and development of new SERMs which we believe will be cardio-protective, and several of these novel SERMs are being evaluated in models of cardiovascular disease.

NEUROLOGICAL DISEASE PROGRAMS

     The human nervous system consists of two distinct components: the central nervous system, or CNS, which includes the brain and spinal cord, and the peripheral nervous system, or PNS, which includes all nerves outside the CNS. Within the PNS, neurons transmit information such as pain to the CNS, and motor pathways then transmit these commands from the CNS to muscles. Defects or damage in the CNS can lead to Parkinson's disease, Alzheimer's disease, stroke or epilepsy, as well as psychiatric disorders such as depression and schizophrenia. PNS disorders can lead to acute and chronic pain, and peripheral neuropathies caused by chemotherapy and diabetes can cause chronic sensory or motor defects. In 1998, annual worldwide sales of drugs that act upon the various parts of the nervous system, or neuropharmaceuticals, totaled $17.8 billion, including pharmaceuticals such as anti-depressants, pain-killers, anti-anxiety drugs and anti-epileptics. Many current CNS and PNS drugs exhibit undesirable side effects. There also are disorders such as Alzheimer's disease and peripheral neuropathies for which there are no effective treatments due to a limited understanding of neurological disease processes at the level of gene function. Neuropharmaceuticals are the second largest area of research and drug development among pharmaceutical companies today and, as a result, we believe our potential to enter into collaborations in this area is significant.

     Our researchers and collaborators have developed a proprietary cell immortalization technology for producing cloned human neuronal cells that can be designed to mimic important features of normal and diseased neurons and can be used for drug discovery. We have engineered human neuronal and other cell lines of the CNS and, we believe, the first human sensory neuronal cell lines of the PNS. Unlike many other approaches, our cell lines are readily renewable and therefore are amenable to the application of advanced genomic technologies for target and drug discovery. For example, we have generated a library of genes associated with Alzheimer's disease using genomics in combination with our proprietary neuronal cell lines. In addition, our human CNS cell lines can be used to generate models of diseases and to identify gene regulating targets for drug discovery in the disease areas of stroke, traumatic head injury and neurological diseases.

     We have developed several drug leads and drug candidates in our JNK3 and neuroprotectant programs that we believe have significant potential for treating disease of the central and peripheral nervous systems. In addition, we are developing neuronal cell lines from different regions of the brain to identify new drug targets and drug candidates.

                            NEUROLOGY DRUG PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS         STATUS*                    CLINICAL POTENTIAL
------------------
 JNK3                 Signal                    Lead optimization          Epilepsy, stroke, head trauma,
                                                                           Parkinson's disease, Alzheimer's
                                                                           disease, spinal cord injury
------------------
 NEUROPROTECTANT      Nippon Kayaku/Signal      Lead optimization          Diabetic neuropathy,
                                                                           neurodegenerative disease
------------------
 NOVEL TARGETS        Signal                    Target discovery           CNS and PNS disorders
------------------


---------------

* Please refer to the legend located beneath the table entitled "Cancer Programs" on page 30 for an explanation of the terms used to describe the status of our programs.


  JNK3 Inhibitors for Neurological Disease

     We are applying our expertise in engineering neuronal cell lines and in mapping the JNK gene regulating pathway to identify novel drug targets and drug leads for neurological diseases. JNK3 is known to be located primarily in the brain and mice engineered to be deficient in JNK3 are resistant to experimentally induced epilepsy and stroke. For these reasons, we believe JNK3 inhibitors will have therapeutic value for treating epilepsy, as well as neurodegeneration associated with Alzheimer's disease, Parkinson's disease, stroke and head trauma. Using our high throughput screening, we have identified potent and selective inhibitors of the JNK gene regulating pathway, including the JNK3 drug target. We have demonstrated that one of our drug leads can block seizures in an animal model of epilepsy and can prevent neuronal cell damage in a cellular model of Parkinson's disease. Current efforts are focused on improving potency, selectivity and other pharmaceutical properties of our drug leads for preclinical development. We believe that JNK inhibitors offer the potential for improved drugs to treat important neurodegenerative diseases for which current therapies are inadequate.


NEUROPROTECTANT PROGRAMS

     A number of neurological disorders are due to a progressive loss of neurons over time. This can lead to peripheral neuropathy in diabetes, motor dysfunction in Parkinson's disease and memory dysfunction in Alzheimer's disease. Small molecule drugs that prevent the death of neurons cells have the potential to treat these important disorders. We have discovered compounds, including NSP6783, that prevent the death of specific types of neurons in cellular models of neurodegenerative diseases. We plan to investigate the efficacy of our clinical candidate, NSP6783, and related compounds in animal models of neurodegenerative disease for potential clinical development.

VIROLOGY PROGRAMS


     Viruses are microorganisms that infect cells and can cause serious disease. Worldwide, an estimated 33 million people are infected with human immunodeficiency virus, or HIV, and 170 million people are estimated to be infected with the hepatitis C virus, or HCV. Human papilloma virus, or HPV, is another viral pathogen being transmitted at an epidemic rate. HPV causes chronic, lifelong genital infection and afflicts an estimated six million people in the United States. Despite the high incidence of chronic viral infections, only a limited number of antiviral drugs have been approved to date. New classes of antiviral treatments are needed which act on novel, virus-specific gene regulating targets while overcoming problems of toxicity and viral resistance.


     We are applying our expertise in gene regulation to the discovery of small molecule antiviral drugs that selectively inhibit viral genes. Viruses insert their genetic material into host cells and then use the infected cells' biochemical machinery to produce new viruses. Viral transcription, translation and replication events are key steps in the production of new viruses and the resulting damage that a viral infection can cause. We believe that gene regulating antivirals may provide more potent and selective therapy due to three factors:


     - Viral gene switches are structurally different from those found in human cells and, therefore, potentially may be targeted with drugs to more selectively and safely inhibit the spread of the virus without interfering with normal human cellular functions.



     - Each virus possesses distinct gene switches that distinguish it from other viruses, facilitating the design of virus-specific therapeutics.



     - Drugs that target these mechanisms may be useful in treating viral infections resistant to current therapies.


                             VIROLOGY DRUG PROGRAMS
--------------------------------------------------------------------------------


     PROGRAM        COMMERCIAL RIGHTS        STATUS*                    CLINICAL POTENTIAL
------------------
 VARIOUS              DuPont                   Screening                  HCV infection
------------------
 VARIOUS              DuPont                   Screening                  HIV infection
------------------
 E2                   Signal                   Screening                  HPV infection
------------------


------------

* Please refer to the legend located beneath the table entitled "Cancer Programs" on page 30 for an explanation of the terms used to describe the status of our programs.

     Our virology program is directed toward four viral gene regulating targets: two regulatory factors for HCV, a transcription factor for HIV and the E2 transcription factor for HPV. We and our collaborators have validated each of these targets in vitro. We have developed a proprietary viral infection screen for identifying novel inhibitors of HPV gene activation. We have developed target-specific screens for small molecule HCV and HIV inhibitors as part of our three-year collaboration with DuPont Pharmaceuticals initiated in December 1997, and compounds with selective antiviral activity have been identified and are entering lead optimization. In December 1999, DuPont Pharmaceuticals paid us a $1 million equity milestone for the successful development of three novel high throughput screening drug discovery screens for HCV and HIV antivirals.


   [Graphic depicting Signal's discovery engine for gene regulating targets and drugs. The top portion of the graphic depicts Signal's target discovery engine, consisting of cellular molecular and genomic technologies. The middle portion of the graphic depicts Signal's drug discovery engine, consisting of proprietary screens and compound libraries. The bottom portion of the graphic depicts the profiling of Signal's drug candidates in specific disease models in preparation for clinical development.]

ENGINE FOR DISCOVERING GENE REGULATING TARGETS

     We are developing and applying advanced cellular, molecular and genomic technologies to discover clinically important targets that are the focus of our drug discovery programs and corporate collaborations. These discovery technologies include:

     Proprietary Human Cell Lines. We have developed a proprietary technology to immortalize and engineer human cells for use in our target and drug discovery programs. These cell lines are designed to include the relevant genes and related pathways involved in both normal and abnormal cellular functions. We use proprietary human cell lines to develop in vitro models of important disease processes, including bone metabolism, cardiovascular and neurodegenerative disease. We then use these human cell lines to identify and validate novel disease-related genes and specific drug targets in gene regulating pathways and in screens for drug discovery.


     Functional Genomics and Proteomics. We apply functional genomics and proteomics to determine the role specific genes and their protein products play in health and disease. We have implemented advanced genomic technologies to accelerate the identification and prioritization of gene regulating disease targets. These proprietary methods are designed to identify genes in cells or tissues that are expressed under disease conditions in comparison to normal conditions and include differential gene display, subtraction hybridization and gene chip arrays. We have developed and filed a patent for our proprietary PhaRMA(TM) genomics system, which is a technology to rapidly determine the differences in gene expression between normal and diseased tissue and to evaluate the effects of drug candidates on relevant genes within a cell or tissue. To map the gene regulating pathways involved in specific diseases, we are developing capabilities that integrate protein separation and analysis. This includes mass spectrometry, a highly sensitive analytical method to determine the unique weight of individual proteins, for identification of potential drug targets that regulate specific disease pathways. We use these gene and protein discovery tools, in combination with our proprietary cell lines, to generate a more comprehensive profile of gene regulating pathways involved in diseases and to facilitate the rapid identification of novel and specific therapeutic targets. For example, we are applying functional genomics technologies to identify and characterize the role of genomic targets and their regulatory pathways in cancer, inflammation, bone metabolism, cardiovascular and neurological diseases.


     Pathway Mapping and Target Identification. We apply cellular, molecular and genomic techniques to elucidate the regulatory pathways of disease-related genes. An initial step in this process involves mapping the regulatory regions of disease-related genes to identify which transcription factors selectively activate or inhibit each gene's expression. We then use genomics and proteomics to identify and characterize specific enzymes or other targets in a pathway that regulate the activation of these transcription factors. When novel gene regulating enzymes or other targets are identified, we apply advanced computer programs to search proprietary and public gene databases and to identify subtypes of these targets with distinct therapeutic applications and specificity for different tissues.


     After a potential target has been identified, we use antisense, which is a complementary piece of genetic material used to inactivate a gene of interest, mutant enzymes, which are modified forms of a protein used to determine its function in cells, animals in which the gene has been inactivated, antibodies and other techniques to validate the role of the target in specific disease processes and to determine its utility for drug discovery. Such target validation is a critical step before committing resources to assay development and screening for target-specific drug leads.

                                   [DIAGRAM]

ENGINE FOR DISCOVERING AND DEVELOPING GENE REGULATING DRUGS

     Once key gene regulating drug targets are identified, we use our advanced drug discovery engine to rapidly discover and optimize drugs active on these targets. Our drug discovery engine permits the target-directed screening of diverse and focused compound libraries in a wide range of high throughput screening assays. We optimize drug leads by integrating medicinal chemistry with computational chemistry and combinatorial chemistry, which is the rapid creation of large compound libraries. We further optimize drug leads using technologies for profiling the effects of drug leads on specific gene regulating targets in cellular pathways. These drug discovery activities are coordinated using computer programs and databases to collect and analyze chemical and biological data. This integrated information facilitates library design, primary and secondary screening and the subsequent design and synthesis of optimized drug candidates for preclinical and clinical development.

     Assay Development. We develop and use proprietary biochemical and cell-based assays to screen for compounds that regulate gene expression in a target- and cell-specific manner. Our researchers have designed modular systems for developing biochemical and cell-based assays, enabling us to substitute different drug targets into standardized assay formats for use in various discovery programs. We develop and use biochemical assays to screen compounds for activity on specific targets. These biochemical assays are designed to mimic the functional activity of a drug target in its native cellular environment. Our cell-based assays facilitate the identification of compounds that modulate gene expression through distinct pathways and in specific cell types. Active compounds identified in these primary assays are rapidly qualified in a series of secondary pharmacological assays that provide further information regarding a compound's clinical potential. These secondary assays measure the effects of potential drug leads on disease-related genes and proteins, including inhibition of specific gene-regulating enzymes, inhibition of abnormal protein production, toxicity to cells, potency and target selectivity. We have developed 29 drug discovery assays and are continuing to develop additional high throughput screening assays.

     High Throughput Screening. We use automated, high-volume drug discovery systems, known as high throughput screening, or HTS, systems for rapid, target-specific screening of diverse compound libraries. These robotic systems enhance the precision, reproducibility and integration of chemical and biological data. Our screening library currently consists of more than 300,000 distinct compounds, which include small molecules, natural products and compounds derived from combinatorial chemistry. We have the capacity to screen approximately 40,000 compounds per week, including an average of 10,000 compounds against each of four distinct classes of targets such as transcription factors, kinases, ligases and viral targets, using three different detection technologies. We also employ computer information systems to ensure that data obtained from screening programs is used efficiently to drive the drug discovery process.


     Our Kinase Inhibitor Library. Based on our extensive knowledge of the three dimensional structures of gene regulating targets, we have designed a large, proprietary collection of compounds focused on kinase-binding small molecules. This library currently consists of approximately 17,000 distinct drug-like compounds, and we plan to continue expanding this proprietary kinase-focused library. To date we have screened the library against six kinase gene regulating targets, and have successfully identified inhibitors with attractive pharmaceutical properties for each of these targets. When screened against new gene regulating targets, we believe our kinase inhibitor library will quickly yield quality drug leads for further optimization.



     Optimization and Preclinical Development of Drug Candidates. We develop drug candidates by integrating our chemistry and pharmacology expertise. We use traditional medicinal chemistry approaches in conjunction with combinatorial and computational chemistry and structure-based drug design to optimize potential drug candidates. We apply combinatorial chemistry techniques to accelerate the generation of potent and selective drug candidates that are evaluated in pharmacological models of disease. We further expedite the drug optimization process by employing structure-based drug design techniques, which are techniques that use computer models of drug targets to design drug candidates that interact more precisely with a target. Our scientists have designed computer-generated three-dimensional models of JNK2, JNK3, and ER-a and ER-b. These structure-based drug design efforts have resulted in new series of drug leads and drug candidates with enhanced potency and selectivity in animal models of disease. Throughout the drug optimization process our chemists are guided by results from efficacy, drug absorption, distribution, metabolism and safety studies conducted by our pharmacology and preclinical development group.


CORPORATE COLLABORATORS

     Collaborative arrangements with pharmaceutical and biotechnology companies are an integral part of our business strategy. As of December 31, 1999, we had received approximately $54.3 million in upfront fees, research and development funding, milestone payments and equity investments from our past and current collaborators. We had a collaboration with Organon, which expired in July 1999, and a collaboration with Tanabe, which was terminated in March 1998. In connection with the termination of our collaboration with Tanabe, we licensed exclusive worldwide rights for a drug lead to Tanabe. In addition, the research phase of our collaboration with Roche Bioscience expired in August 1999, and Roche has exclusively licensed two immortalized PNS cell lines from us for use in drug discovery for pain, incontinence and peripheral vascular disease.

NIPPON KAYAKU


     In February 1998, we entered into a collaborative agreement with Nippon Kayaku under which Nippon Kayaku agreed to fund specified research at our facility for two years. Under the agreement, we and Nippon Kayaku agreed to develop and commercialize products based on or derived from a compound supplied by Nippon Kayaku for the treatment and prevention of diseases and disorders of the PNS and CNS. We agreed to perform combinatorial chemistry and use our proprietary human neuronal cell lines to further optimize the compound and characterize its mechanism of action prior to the start of clinical studies. As of December 31, 1999, Nippon Kayaku had paid us $4.3 million to support research and development efforts under the collaboration. Each party also is obligated to pay the other royalties on future product sales arising from the collaboration.



     In February 2000, following the initial research phase of the collaboration, we entered into a joint agreement with Nippon Kayaku to develop and commercialize neuroprotectant drugs for PNS and CNS disorders. This agreement, which superseded the collaboration agreement described above, provides for the parties to share equally the costs of development and commercialization of these drugs and the revenues, if any, generated from these drugs worldwide, with the exception of Japan. Nippon Kayaku has sole responsibility for development and commercialization of these drugs for PNS and CNS disorders in Japan and is obligated to pay us royalties on sales of any such products in Japan.



     If either we or Nippon Kayaku willfully reduce our participation in and contribution to the joint development and commercialization activities under the agreement with respect to a collaborative project or geographical area, then that party will lose its co-commercialization rights with respect to that project or area. Instead, the party reducing its participation will be entitled to royalty payments from the commercializing party based on sales of products either that from that project or that are made in that geographical area.



     Under the agreement, the parties granted each other the right to independently develop and commercialize products discovered as part of the collaboration for indications other than PNS and CNS disorders, subject to royalty payment obligations. The parties also granted each other the right to independently develop and commercialize, for any indication, compounds discovered by the collaboration but not selected as research leads or development candidates, subject to royalty payment obligations.


ARES-SERONO


     In November 1997, we entered into a collaborative agreement with Ares-Serono, under which Ares-Serono agreed to fund specified research for an initial three-year period and which contained provisions for extensions to the initial research term as further described below. The Ares-Serono collaboration is focused on identifying compounds that modulate NF-kB gene regulating pathways to which Ares-Serono has rights for all diseases. The original agreement granted Ares-Serono exclusive rights to these compounds in all countries of the world except Asia. In April 1999, Ares-Serono expanded the collaboration to include Asia by making a $2.0 million license payment to us and agreeing to pay us milestones and royalties for products commercialized in Asia. Under the original agreement, Ares-Serono S.A. purchased approximately $10.1 million of our Series E and Series F preferred stock. Ares-Serono also agreed to provide us with annual research and development support. In addition, Ares-Serono is obligated to make payments to us based on the achievement of specified research and development milestones and to pay us royalties on future sales of products licensed under the collaboration. As of December 31, 1999, Ares-Serono had paid us $7.0 million in research and development support.


     Under an exclusive license that we granted to Ares-Serono, Ares-Serono will be responsible for preclinical and clinical development of drug candidates and the development of any drugs arising from the collaboration in all countries of the world. We have co-promotion rights for all products marketed in the United States, which are exercisable at any time during the term of the agreement and up to 30 days following receipt of notice from Ares-Serono of the filing of an NDA or equivalent regulatory application, with respect to products arising from the collaboration. If we exercise our co-promotion rights, we will forego royalties in exchange for a share of product revenue and we will be obligated to reimburse Ares-Serono for our share of development costs out of a portion of revenue.


     Under the original agreement, following the expiration of the initial three-year research term, Ares-Serono's research support obligations were to continue for additional three-year periods, unless terminated by Ares-Serono by written notice given to us at least six months prior to the end of the first three-year term or any subsequent three year term. In February 2000, the parties amended the agreement to effectively extend the initial three-year research term by one year and to provide Ares-Serono with the right to terminate the collaborative research by written notice given to us at least three months prior to the end of this one-year extension or any subsequent one-year extension. Ares-Serono may also terminate the agreement upon six months' notice any time after the end of the initial three-year term.


AXYS


     In October 1999, we entered into a collaborative agreement with Axys Pharmaceuticals, under which Axys agreed to fund specified research at our facility for two years. The agreement may be extended for an additional year at Axys' option. Our collaboration with Axys is focused on the discovery and development of ER-b-selective SERMs for cancer therapy. We have rights for all indications outside of cancer. Axys has exclusive worldwide development and marketing rights to our ER-b-selective SERMs for the treatment of cancer. Axys will provide payments to us in the form of research funding at a level approximating our cost of this program, research milestones and royalties. We may exercise a profit-share option in the United States and possibly other territories at a predetermined point during development in lieu of royalties on product sales. If we exercise this right, we will share equally in the profits in the United States on product sales by Axys but will be responsible for an equal share of the remaining development and commercialization costs in the United States. Either party may terminate this agreement in the event a material breach by the other party remains uncured for 90 days. As of December 31, 1999, Axys had paid us $2.0 million in license fees and $316,000 in research funding.


DUPONT PHARMACEUTICALS


     In December 1997, we entered into a collaborative agreement with DuPont Pharmaceuticals, under which DuPont Pharmaceuticals agreed to fund specified research at our facility for three years. DuPont Pharmaceuticals has the option to extend the research term for up to three additional years. The DuPont Pharmaceuticals collaboration is focused on identifying compounds for the treatment or prevention of HCV and HIV infections, and we have granted DuPont Pharmaceuticals worldwide exclusive rights to these compounds. Under this collaboration, we and DuPont Pharmaceuticals are responsible for developing target-specific screening assays and are jointly responsible for identifying lead compounds. DuPont Pharmaceuticals is solely responsible for lead optimization and the worldwide development and commercialization of any drugs arising from the collaboration.


     DuPont Pharmaceuticals agreed to provide us with annual research and development support at a level approximating our cost of these programs. DuPont Pharmaceuticals also is obligated to make payments to us upon the achievement of specified research and development milestones and to pay us royalties on any future product sales arising from the collaboration. This agreement may be terminated by either party upon 60 days written notice upon a material breach that remains uncured or upon the bankruptcy of the other party. DuPont Pharmaceuticals paid us a license fee of $1.0 million and, through December 31, 1999, had paid us $3.6 million to support research and development efforts. In December 1999, DuPont Pharmaceuticals purchased 144,354 shares of our Series F-1 preferred stock for an aggregate purchase price of $1.0 million, under terms specified in the original agreement in December 1997. This represented a milestone payment for our successful development and validation of three new antiviral drug discovery assays, each of which is designed to identify small molecule inhibitors of key HCV and HIV viral targets. In addition, DuPont Pharmaceuticals will purchase $2.0 million of shares of our common stock in a private transaction concurrent with the closing of this offering at the initial public offering price.

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

LICENSE AGREEMENTS

     We have established a number of license agreements with academic institutions. Our principal license agreements are:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

     In October 1993, we entered into a license agreement with The Regents of the University of California, as amended in June 1997 and February 1998, under which we obtained a worldwide exclusive license for the JNK gene regulating enzyme based on the research of Dr. Michael Karin, one of our scientific founders and advisors. The license also covers methods for the production and screening of nerve cells. In February 1998, we also secured from The Regents exclusive worldwide license rights to certain patents filed by Dr. Karin relating to specified NF-kB signaling molecules, IKK1 and IKK2. Under the license agreement, we paid initial license fees and extension payments and issued shares of our common stock to The Regents, and are obligated to make specified royalty and milestone payments. The term of the license remains in effect for the life of the last-to-expire patent covered under each agreement.

THE UNIVERSITY OF MASSACHUSETTS

     In October 1996 and 1997, we entered into worldwide exclusive license agreements with the University of Massachusetts. Under the license agreements, we have exclusive rights under patent applications and nonexclusive worldwide rights under unpatented know-how to develop drugs targeting JNK and three intracellular gene regulating proteins in the p38 pathway, MKK3, MKK4 and MKK6, based on the research of Dr. Roger J. Davis, one of our scientific advisors. Upon entering into both of the license agreements, we paid a license fee and issued shares of our common stock to the University of Massachusetts and are obligated to make royalty and milestone payments. The term of the licenses remains in effect for the longer of 10 years or the life of the last-to-expire patent under the agreements.

PATENTS AND PROPRIETARY RIGHTS

     We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Accordingly, we seek patent protection for our proprietary technology, targets and potential products. As of December 31, 1999, we owned or had licensed 29 issued United States patents, 2 notices of allowance from the United States Patent and Trademark Office, 9 corresponding issued foreign patents and 35 pending United States patent applications. In addition, as of that date, we owned or had licensed 7 corresponding international filings under the Patent Cooperation Treaty and 43 pending foreign national patent applications.

     Our policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. We seek United States and international patent protection for the molecular targets we discover, as well as therapeutic products and processes, drug discovery technologies and other inventions. Our commercial success will depend in part on obtaining this patent protection. We also intend to seek patent protection or rely upon trade secret rights to protect other technologies that may be used to discover and characterize molecular targets and that may be used to develop novel drugs. We seek protection, in part, through confidentiality and proprietary information agreements.

     We have developed proprietary technology for use in molecular target discovery, regulatory pathway identification and assay design and, in addition to our issued patents, have filed a number of patent applications in these areas. Also, an increasing percentage of our recent patent applications have been related to potential product candidates, or compounds, that we have discovered.

     We are aware of one issued United States patent relating to specific methods for regulating gene expression. We believe that we have not infringed, and are not currently infringing, the claims of the patent. Nonetheless, we may in the future have to prove we are not infringing the patent or be required to obtain a license to the patent, and we do not know whether such a license will be available on commercially

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

reasonable terms, or at all. We are also aware of a United States patent which has issued to a third party claiming subject matter relating to the NF-kB pathway which appears to overlap with technology claimed in some of our pending NF-kB patent applications. We believe that one or more interference proceedings will be initiated by the U.S. Patent and Trademark Office to determine priority of invention for this subject matter. While we cannot predict the outcome of any such proceedings, in the event we do not prevail we believe we can use alternative methods for our NF-kB drug discovery program for which we have issued United States patents that are not claimed by the subject matter of the third party patents.

COMPETITION

     We face, and will continue to face, intense competition from pharmaceutical and biotechnology companies and other commercial enterprises, as well as numerous academic and research institutions and governmental agencies. Other companies are pursuing the same and similar technologies, including the discovery of targets that regulate genes.

     Many of our competitors and potential competitors have substantially greater advantages in the following areas:

     - capital resources;

     - research and development resources;

     - manufacturing;

     - sales and marketing; and

     - production facilities.

     Additionally, many of our competitors have significantly greater experience than we do in the following:

     - undertaking target and drug discovery;

     - preclinical product development;

     - testing and clinical trials of potential pharmaceutical products; and

     - obtaining FDA and other regulatory clearances.

     Smaller companies also may prove to be significant competitors, particularly through proprietary research discoveries and collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of our competitors have significant products that have been approved or are in development and operate large, well funded research and development programs. We also face competition from academic institutions, governmental agencies and other public and private research organizations in developing drugs and in recruiting and retaining highly qualified scientific and management personnel.

     Our competitors, either alone or with their collaborative partners, may succeed in developing technologies or drugs that are more effective, safer, more affordable or more easily administered and may achieve patent protection or commercialize drugs sooner than us. Developments by others may render our product candidates or our technologies obsolete. Our failure to compete effectively could have a material adverse effect on our business.

GOVERNMENT REGULATION

     The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. Before marketing in the United States, any drug developed by us must undergo rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA under the federal Food, Drug, and Cosmetic Act. The FDA regulates, among other things, the development, testing, manufacture, safety, efficacy, record keeping, labeling, storage, clearance, advertising, promotion, sale and distribution of biopharmaceutical products. None of our product candidates has received marketing clearance in the United States or any foreign market. The regulatory review and clearance process, which includes preclinical testing and clinical trials of each product candidate, is lengthy, expensive and uncertain. Securing FDA clearance requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish a product candidate's safety and efficacy. The process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance, and may involve ongoing requirements for post-marketing studies. Before commencing clinical investigations in humans, we must submit to, and receive clearance from, the FDA of an Investigational New Drug application. We expect to rely on some of our corporate collaborators to file INDs and generally direct the regulatory review process for some of our products.

     Clinical testing must meet requirements for institutional review board oversight, informed consent and good clinical practices. Clinical testing must be conducted under FDA oversight. Before receiving FDA clearance to market a product, we must demonstrate that the product is safe and effective on the patient population that will be treated. If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is useful, as demonstrated through clinical trials. Marketing or promoting a drug for an unapproved indication is generally prohibited. Furthermore, clearance may entail ongoing requirements for post-marketing studies. Even if this regulatory clearance is obtained, a marketed product, its manufacturer and its manufacturing facilities are subject to continual review and periodic inspections by the FDA. Discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on this product or manufacturer, including costly recalls or withdrawal of the product from the market.

     The length of time necessary to complete clinical trials varies significantly and may be difficult to predict. Clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory clearances. Additional factors that can cause delay or termination of our clinical trials, or the costs of these trials to increase, include:

     - slow patient enrollment due to the nature of the protocol, the proximity of patients to clinical sites, the eligibility criteria for the study or other factors;

     - inadequately trained or insufficient personnel at the study site to assist in overseeing and monitoring clinical trials;

     - delays in approvals from a study site's review board;

     - longer treatment time required to demonstrate effectiveness or determine the appropriate product dose;

     - lack of sufficient supplies of the product candidate; adverse medical events or side effects in treated patients; and

     - lack of effectiveness of the product candidate being tested.

     In addition, information obtained from preclinical testing and clinical trials is susceptible to varying interpretations which could delay, limit or prevent us from obtaining regulatory clearance of any potential drug. In addition, delays or rejection may be encountered based upon changes in FDA policy for drug clearance during the period of product development and FDA regulatory review of each submitted new drug application, or NDA, or product license application, or PLA. Similar delays or rejection also may be encountered in foreign countries. We cannot assure you that regulatory clearance will be obtained for any potential products developed by us or our collaborators. Moreover, regulatory clearance may entail limitations on the indicated uses of a drug. Further, even if regulatory clearance is obtained, a marketed drug and its manufacturer are subject to continuing review, and discovery of previously unknown problems with a drug or manufacturer can result in the withdrawal of a drug from the market or a significant decrease in market demand.

     Any drug is likely to produce some toxicities or undesirable side effects in animals and in humans when administered at sufficiently high doses and/or for sufficiently long periods of time. Unacceptable toxicities or side effects may occur at any dose level at any time in the course of studies in animals designed to identify unacceptable effects of a drug candidate, known as toxicological studies, or clinical trials of our potential

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

products. The appearance of any unacceptable toxicity or side effect could cause us or regulatory authorities to interrupt, limit, delay or abort the development of any of our product candidates and could ultimately prevent their clearance by the FDA or foreign regulatory authorities for any or all targeted indications.

     Outside the United States, our ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one European Union member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. This foreign regulatory approval process involves all of the risks associated with FDA clearance discussed above.

     Violations by us of regulatory requirements at any stage of drug development, including preclinical testing and clinical trials, the regulatory review process or post-clearance, may result in various adverse consequences including the following:

     - a delay by the FDA or other applicable regulatory authority in completing regulatory review of a potential product;

     - the FDA or other authority's refusal to grant marketing clearance for a potential product,

     - required withdrawal of a drug from the market; and

     - the imposition of criminal penalties against us.

     Neither we nor our collaborators have submitted any IND applications for any potential product of ours. We cannot assure you that we or our collaborators will be able to obtain FDA or other applicable regulatory authority clearance for any potential products. If we do not obtain the required regulatory authorizations or the scope of authorization we request, it will delay or preclude us or our collaborators from marketing our or our collaborators' products and limit the commercial use of the potential products.

MANUFACTURING

     To date, we have not manufactured any products for preclinical, clinical or commercial purposes and do not have any manufacturing facilities. We intend to use third-party contract manufacturers or our corporate collaborators for the production of material for use in preclinical and clinical trials and for the manufacture of future products for commercialization. In the event that we are unable to secure such outside manufacturing capabilities, we will not be able to conduct preclinical product development, clinical trials or commercialize our potential products as planned. Even if we were able to establish our own internal manufacturing capability, doing so would require the expenditure of significant resources which could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we or any outside manufacturers can produce potential products of suitable quality in sufficient quantity in a cost-effective manner, if at all.

     We and our contract manufacturers also are required to comply with the applicable FDA and other applicable domestic and foreign regulatory authorities' current good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in commercial manufacturing of our products. We or our contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA or other applicable domestic and foreign regulatory requirements.


OTHER THIRD PARTY SERVICES



     In addition to manufacturing arrangements with third parties, we have also contracted with third parties for the performance of preclinical studies, including studies regarding the biological activity, safety, absorption, metabolism and elimination of our drug candidates, and we expect to continue to contract with third parties for these and similar services. We also expect that we will contract with third parties to conduct all clinical trials, if any, of our drug candidates. There are multiple companies capable of performing these services, and, accordingly, we do not expect to be dependent on any single company for these services.


EMPLOYEES

     As of December 31, 1999, we had 87 full-time employees, including 38 with Ph.D. degrees. Of our workforce, 69 employees are engaged in research and development and 18 are engaged in business development, finance and administration. We have assembled a group of experienced scientists and managers skilled in each phase of target and drug discovery. We also retain outside consultants. None of our employees are covered by collective bargaining arrangements, and our management considers its relationships with our employees to be good.

FACILITIES

     We currently lease 25,000 square feet of laboratory and office space at 5555 Oberlin Drive, San Diego, California. Our lease for this facility expires on January 31, 2001, with an option to renew for two additional periods of three years each. We also lease 11,000 square feet of laboratory and office space at 5626 Oberlin Drive and 9,500 square feet of office space at 5627 Oberlin Drive, San Diego, California. Our leases for these facilities expires on December 31, 2003. We believe that our existing facilities are adequate to meet our business requirements for the near-term and that additional space will be available on commercially reasonable terms, if required.

LEGAL PROCEEDINGS

     We are not a party to any legal proceedings at this time.

SCIENTIFIC ADVISORY BOARD

     Our scientific advisory board consists of our five scientific founders, as well as other individuals with expertise in the fields of kinase biology, immunology, cytokine biology, virology and synthetic chemistry. The scientific advisory board generally advises us concerning long-term scientific planning, research and development, and also evaluates our research programs, recommends personnel to us and advises us on specific scientific and technical issues. The scientific advisory board meets at least once per year, and some individual scientific advisors consult with and meet informally with us on a more frequent basis. Some of our scientific advisors own shares of our common stock, and we have entered into consulting agreements with all of our scientific advisors.

     None of our scientific advisors is employed by us, and any or all of our advisors may have commitments to or consulting or advisory contracts with their employers or other entities that may conflict or compete with their obligations to us. Accordingly, these persons are expected to devote only a small portion of their time to us. The members of our scientific advisory board are:

SCIENTIFIC FOUNDERS

     Tony Hunter, Ph.D., is a Professor at The Salk Institute and an American Cancer Society Research Professor. Dr. Hunter is a world-renowned expert in the field of gene regulating kinases and established their roles in the regulation of cellular growth and tumor development. Dr. Hunter was elected a fellow of the Royal Society of London and has received several awards for his research, including a 1994 Gairdner Foundation International Award.

     Michael Karin, Ph.D., is a Professor in the Department of Pharmacology, University of California, San Diego. He is an internationally recognized expert in the field of transcriptional regulation and has made fundamental contributions to the understanding of a variety of gene regulating pathways, including JNK, FRK and NF-kB.

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

     Inder Verma, Ph.D., is Chairman of our Scientific Advisory Board. Dr. Verma is an American Cancer Society Professor of Molecular Biology and Co-Director of the Laboratory of Genetics at The Salk Institute, and is a member of the National Academy of Sciences. Dr. Verma is internationally recognized for his work in the field of NF-kB gene regulation.

     Fred H. Gage, Ph.D., is a Professor in the Laboratory of Genetics of the Salk Institute for Biological Studies. He is an internationally respected innovator in the fields of neurological diseases and transplantation. Dr. Gage has won the IPSEN Prize, the Ameritec Prize, the Metropolitan Award, the Chancellor's Associate Award and the Allied Signal Award.

     Stephen F. Heinemann, Ph.D., is a Professor and Director of the Molecular Neurobiology Laboratory at The Salk Institute and an external member of the Max Planck Institute. Dr. Heinemann is the recipient of the Bristol-Myers Squibb Distinguished Achievement Award in Neuroscience Research. He is considered one of the foremost experts in the field of receptor neurobiology and is a member of the National Academy of Sciences.

OTHER SCIENTIFIC ADVISORY BOARD MEMBERS

     Roger J. Davis, Ph.D., is a Professor in Molecular Medicine and the Department of Biochemistry & Molecular Biology at the University of Massachusetts Medical Center, and an Associate Investigator at the Howard Hughes Medical Institute. Dr. Davis is regarded as one of the leading researchers worldwide in the field of signal transduction. Dr. Davis is a principal or co-discoverer of several important gene regulating kinases, including molecular mechanisms of the JNK and p38 signaling pathways.

     Melanie Cobb, Ph.D., is a Professor in the Department of Pharmacology at the University of Texas Southwestern Medical Center in Dallas. Dr. Cobb is internationally renowned for her research on MAP kinase gene regulating pathways.

     Anjana Rao, Ph.D., is an Associate Professor of Pathology at the Harvard Medical School. Dr. Rao has conducted seminal research on signal transduction mechanisms of the human immune system, including the NF-ATp and NF-kB transcription factors. Dr. Rao is a recipient of the Leukemia Society of America Scholar Award.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth information regarding our current executive officers, directors and key employees as of January 31, 2000:


                  NAME                    AGE                      POSITION
                  ----                    ---                      --------
Alan J. Lewis, Ph.D. ...................  54    President, Chief Executive Officer and
                                                Director
David W. Anderson, Ph.D. ...............  47    Senior Vice President, Chief Scientific
                                                Officer
Bradley B. Gordon.......................  46    Senior Vice President Finance, Chief Financial
                                                Officer and Corporate Secretary
Douglas E. Richards.....................  37    Vice President, Corporate Development
Shripad S. Bhagwat, Ph.D. ..............  44    Senior Director of Drug Discovery
Anthony M. Manning, Ph.D. ..............  38    Senior Director of Target Biology and
                                                Preclinical Development
John P. Walker..........................  51    Chairman of the Board
Harry F. Hixson, Ph.D.(2)...............  61    Director
Patrick F. Latterell(1)(2)..............  41    Director
Gary L. Neil, Ph.D.(1)..................  59    Director
Arnold Oronsky, Ph.D.(1)(2).............  59    Director


-------------------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Alan J. Lewis, Ph.D. has served as our Chief Executive Officer and Director since 1996 and as our President since 1994. Prior to joining us, Dr. Lewis worked for 15 years at the Wyeth-Ayerst Research division of American Home Products Corporation, a pharmaceutical company, where he served as Vice President of Research from 1990 to 1994. At Wyeth-Ayerst, Dr. Lewis was responsible for drug discovery efforts in CNS, cardiovascular, inflammatory, allergy and bone metabolism diseases. Dr. Lewis currently serves as a Director of Allergan Specialty Therapeutics, Inc. a pharmaceutical company. He holds a Ph.D. in Pharmacology from the University of Wales in Cardiff and completed his post-doctoral training at Yale University.


     David W. Anderson, Ph.D. has served as our Chief Scientific Officer since October 1999 and as our Vice President of Drug Discovery and Preclinical Development from 1994 to October 1999. Prior to joining us, Dr. Anderson spent six years at Johnson & Johnson, a healthcare company, most recently as Director of Drug Discovery at the R.W. Johnson Pharmaceutical Research Institute, where he assisted in the development of two drug products, Procrit(TM) and Leustatin(TM). He also led teams which filed three INDs in the areas of cancer and inflammatory diseases. Prior to his tenure with Johnson & Johnson, Dr. Anderson was one of the first senior scientists and group leaders in immunology and inflammation at Monsanto. Dr. Anderson holds a Ph.D. in Medical Microbiology and Immunology from the University of Missouri-Columbia. He conducted post-doctoral training at the Webb-Waring Lung Institute and served as an Institute Fellow of the Eleanor Roosevelt Institute for Cancer Research both located at the University of Colorado Health Science Center.


     Bradley B. Gordon has served as our Vice President Finance, Chief Financial Officer and Corporate Secretary since 1994. For the seven years prior to joining us, Mr. Gordon served in various management positions with Viagene, Inc., a biopharmaceutical company acquired by Chiron Corp. in 1995, including Corporate Vice President, Vice President Corporate Development and Vice President, Finance. Mr. Gordon received an M.B.A. from the University of Southern California.

     Douglas E. Richards has served as our Vice President, Corporate Development since May 1998. Before joining us, Mr. Richards served as Director of Biotechnology Licensing at Bristol-Myers Squibb. While at

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

Bristol-Myers Squibb, from 1995 to 1998, Mr. Richards was responsible for completing a number of major collaborations with biotechnology companies with a potential value of well over two-hundred million dollars. Between 1992 and 1995, Mr. Richards served in the corporate development department at Gensia, where he was responsible for corporate partnering and technology in-licensing activities. Mr. Richards received an M.B.A. from the University of Chicago and an M.S. in Molecular Biology from the University of Wisconsin.

     Shripad Bhagwat, Ph.D. has served as our Senior Director of Drug Discovery since 1999 and was our Director of Medicinal Chemistry from May 1998 to 1999. Dr. Bhagwat has fifteen years of research experience in medicinal chemistry and drug discovery in the pharmaceutical industry. Prior to joining us in 1998, Dr. Bhagwat was Senior Group Leader, Neuroscience Research at Abbott Laboratories for four years with responsibility for managing the medicinal chemistry activities for two lead optimization programs, including one drug candidate in clinical development. From 1985 through 1994 Dr. Bhagwat was employed at Ciba-Geigy Corp. where he managed several medicinal chemistry programs in the area of cardiovascular, atherosclerosis and antiviral research. Dr. Bhagwat received his Ph.D. in Organic Chemistry from the State University of New York at Stony Brook and conducted post-doctoral research at Columbia University.

     Anthony M. Manning has served as our Senior Director, Target Biology & Preclinical Development since November 1999. Dr. Manning joined Signal in July 1996 as Director, Inflammation and Immunology. Before joining us, Dr. Manning served as Senior Research Scientist at Pharmacia & Upjohn. While at Pharmacia & Upjohn, from 1992 to 1996, Dr. Manning was a Drug Discovery Program Team Leader in the inflammation area. Dr. Manning completed a Fogarty International Center NIH Fellowship in Human Molecular Genetics at Baylor College of Medicine and a Masonic Fellowship in Pediatrics at the University of Otago, New Zealand. Dr. Manning received a Ph.D. in Biochemistry from the University of Otago, New Zealand.

     John P. Walker has served as our Chairman of the Board since 1996 and has served as a consultant to us since June 1995. Mr. Walker is currently Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals, Inc., a public biopharmaceutical company. From 1993 to year end 1997, he was President and Chief Executive Officer of Arris Pharmaceutical Corporation, a predecessor corporation of Axys. Prior to his association with Arris, Mr. Walker was the Chairman and Chief Executive Officer of Vitaphore Corporation, a biomaterials company which was sold to Union Carbide in 1990, and for a period of 15 years was an executive with American Hospital Supply Corporation, most recently serving as President of the Hospital Company. Mr. Walker also serves as Chairman of the Board of Directors of Microcide Corporation and as a director of Geron Corporation and the Biotechnology Industry Organization.

     Harry F. Hixson, Ph.D. has served as one of our directors since 1993. He is currently the Chairman of the Board of Directors and the Chief Executive Officer of Elitra Pharmaceuticals, Inc., a privately-held biopharmaceutical company. Dr. Hixson was employed by Amgen Inc. from 1985 to 1991, where he last served as President, Chief Operations Officer and a director. From 1991 to present, Dr. Hixson has been a private investor specializing in biotechnology start-up companies. From 1991 until its merger with Somatix Therapy Corporation in 1992, Dr. Hixson served as President and Chief Executive Officer of GeneSys Therapeutics, Inc., a biotechnology company. Dr. Hixson holds a Ph.D. in Physical Biochemistry from Purdue University and an M.B.A. from The University of Chicago.


     Patrick F. Latterell has served as one of our directors since 1993, as Chairman of the Board from 1993 to 1996, and as our Chief Executive Officer from 1994 to 1996. Mr. Latterell is a General Partner of Venrock Associates, a venture capital investment group, which he joined in 1989. Prior to Venrock Mr. Latterell was a General Partner with Rothschild Ventures Inc. and an executive with Syntex Pharmaceuticals. Mr. Latterell currently is a director of Vical, Inc. Oratec Interventions, Inc. and several private biomedical companies. Mr. Latterell holds an M.B.A. from the Stanford University Graduate School of Business.


     Gary L. Neil, Ph.D. has served as one of our directors since January 2000. Dr. Neil is President, Chief Executive Officer and a director of Crescendo Pharmaceuticals Corporation, a pharmaceutical development and commercialization company, which he joined in 1997. Dr. Neil was a director and the President and Chief Executive Officer of Therapeutic Discovery Corporation from 1993 until September 1997. Prior to joining Therapeutic Discovery Corporation, from 1989 to 1993, Dr. Neil was with the Wyeth-Ayerst Research division of Wyeth Laboratories, Inc., a subsidiary of American Home Products Corporation, a large

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

pharmaceutical company. At Wyeth-Ayerst, among other positions, Dr. Neil served as Executive Vice President and was responsible for Wyeth-Ayerst's worldwide research and development activities. Prior to that time, Dr. Neil served for 23 years in various scientific and management positions with the Upjohn Company. Dr. Neil is a director of Allergan Specialty Therapeutics, Inc. and Geron Corporation, each of which is a publicly held corporation.

     Arnold Oronsky, Ph.D. has served as one of our directors since 1994. Since 1994, Dr. Oronsky has been a general partner at InterWest Partners, a private venture capital firm. From 1995 to 1996, Dr. Oronsky served as President and Chief Executive Officer of Coulter Pharmaceutical, Inc., a biopharmaceutical company. From 1984 to 1994, Dr. Oronsky served as Vice President for Discovery Research at Lederle Laboratories, a pharmaceutical division of American Cyanamid, Inc., where he was responsible for the research of new drugs. Since 1988, Dr. Oronsky has been a senior lecturer in the Department of Medicine at Johns Hopkins Medical School. Dr. Oronsky received his Ph.D. in Physiology and Biochemistry from Columbia University College of Physicians and Surgeons.

     Under the terms of our restated certificate, our board of directors is divided into three classes, serving staggered terms of three years, and any vacancies that occur during the year may be filled by our board of directors for the remainder of the full term. Dr. Hixson and Dr. Oronsky serve as Class I directors, whose term will expire at the first annual meeting of stockholders following the closing of this offering. Mr. Walker and Mr. Latterell serve as Class II directors, whose term will expire at the second annual meeting of stockholders following the closing of this offering. Dr. Lewis and Dr. Neil serve as Class III directors, whose term will expire at the third annual meeting of stockholders following the closing of this offering. Officers serve at the discretion of the board of directors. There are no family relationships between any of our directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Compensation Committee consists of Dr. Hixson, Mr. Latterell and Dr. Oronsky. The Compensation Committee makes recommendations regarding our 2000 Equity Incentive Plan, Non-Employee Directors' Stock Option Plan and Employee Stock Purchase Plan, as well as prior stock option plans, and makes decisions concerning salaries and incentive compensation for our employees and consultants.


     The Audit Committee consists of Mr. Latterell, Dr. Neil and Dr. Oronsky. The Audit Committee is composed of three independent directors who make recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by our independent auditors and reviews and evaluates our audit and control functions.


DIRECTOR COMPENSATION


     Our directors currently do not receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for expenses in connection with attendance at board and committee meetings. Notwithstanding the foregoing, Mr. Walker, the Chairman of the Board of Directors, currently receives $1,000 compensation for each day of on-site activities and each meeting of the board of directors that he attends under a consulting agreement dated April 1, 1996. In 1997, each non-employee director also received options to purchase 25,000 shares of common stock. All directors are eligible to participate in our 2000 Equity Incentive Plan. Non-employee directors receive automatic grants of options under our Non-Employee Directors' Stock Option Plan as described below.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee. See "Certain Transactions" for a description of transactions between us and entities affiliated with members of our Compensation Committee.

EXECUTIVE COMPENSATION


     The following table sets forth information concerning the compensation that was earned during 1999 to our Chief Executive Officer and each of the other executive officers who earned more than $100,000 during 1999. All option grants were made under our stock option plans.


     In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all of our salaried employees and certain perquisites and other personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.

                           SUMMARY COMPENSATION TABLE

                                                             ANNUAL                  LONG-TERM
                                                          COMPENSATION          COMPENSATION AWARDS
                                                      ---------------------    SECURITIES UNDERLYING
           NAME AND PRINCIPAL POSITION                SALARY($)    BONUS($)         OPTIONS(#)
           ---------------------------                ---------    --------    ---------------------
Alan J. Lewis, Ph.D. .............................    $300,593     $54,000                 --
  President, Chief Executive Officer and Director
David W. Anderson, Ph.D. .........................     230,125      32,000                 --
  Senior Vice President, Drug Development
Bradley B. Gordon.................................     176,588      27,000             25,000
  Senior Vice President Finance, Chief Financial
  Officer and Corporate Secretary
Douglas E. Richards...............................     181,253      27,000                 --
  Vice President, Corporate Development


EMPLOYMENT AGREEMENTS AND INDEBTEDNESS OF MANAGEMENT


     We entered into an employment letter agreement with Alan J. Lewis, dated December 8, 1993, providing for an annual salary, subject to adjustment from time to time, a signing bonus of $50,000, additional bonuses and options subject to specified performance milestones, assistance with home financing, and an opportunity to acquire 225,000 shares of common stock under our stock option plan. The term of the employment letter agreement was for one year, renewable annually.

     We entered into an employment letter agreement with David W. Anderson, dated March 4, 1994, providing for an annual salary, subject to adjustment from time to time, a signing bonus of $25,000, and an opportunity to acquire 100,000 shares of common stock under our stock option plan. The employment letter agreement indicates that Dr. Anderson's employment is terminable at will by either party.

     We entered into an employment letter agreement with Bradley B. Gordon, dated August 18, 1994, providing for an annual salary, subject to adjustment from time to time, plus bonuses subject to unspecified performance milestones and an opportunity to acquire 75,000 shares of common stock under our stock option plan. The employment letter agreement indicates that Mr. Gordon's employment is terminable at will by either party.


     We entered into an employment letter agreement with Douglas E. Richards, dated May 18, 1998, providing for an annual salary, subject to adjustment from time to time, plus bonuses subject to unspecified performance milestones and an opportunity to acquire 112,500 shares of common stock under our stock option plan. Mr. Richards' employment agreement also provided for a loan, which we describe below, and reimbursement of specified expenses incurred by Mr. Richards in connection with his family's relocation to San Diego, California. If we and Mr. Richards mutually agree to terminate his employment with us, or if we terminate his employment for any reason, the employment letter agreement obligates us to pay him severance payments in an amount equal to six months of his then current salary and to continue his benefits during such time. The employment letter agreement indicates that Mr. Richards' employment is terminable at will by either party.

     In June 1994, we loaned $250,000 to Alan J. Lewis, our President and Chief Executive Officer and a director, to assist with the purchase of a residence in connection with Dr. Lewis' relocation to San Diego, California. Under the terms of a Promissory Note dated June 14, 1994, as amended on May 14, 1998 and October 27, 1999, the principal amount of the loan plus accrued interest shall be amortized over a period of five years following June 14, 2002, with monthly payments commencing in July 2002. The principal amount of the loan will be interest-free for eight years from the date of the Promissory Note, and thereafter will accrue interest at the per annum rate of 7.52%, compounded annually. Interest will also begin to accrue at the same rate in the event that Dr. Lewis' employment is terminated for any reason. The parties also entered into a security agreement on the same date whereby Dr. Lewis pledged all present and future shares of our common stock held by him (plus all cash and stock dividends attributable to such shares) as security for the loan. As of December 31, 1999, the total amount outstanding under this loan was $250,000.


     In May 1998, we loaned $62,000 to Alan J. Lewis in connection with the exercise of options to purchase 225,000 shares of our common stock. Under the terms of a promissory note delivered to us by Dr. Lewis, dated May 8, 1998, the principal amount of the loan plus accrued interest at a per annum rate equal to 5.69%, compounded annually, shall be due and payable five years from the date of the loan. Under a stock pledge agreement entered into on the same date, Dr. Lewis pledged all present and future shares of our common stock held by him, plus all cash and stock dividends attributable to such shares, as security for the loan. As of December 31, 1999, the total amount outstanding under this loan was $62,000.


     In August 1998, we loaned $60,000 to Douglas E. Richards, our Vice President of Corporate Development, to assist Mr. Richards with his relocation to San Diego, California. Under the terms of a promissory note dated August 1998, the principal amount of this loan, together with accrued interest at the rate of 4.83% per year, will be due and payable one year from the date of termination of Mr. Richards' employment with us for any reason. Provided he remains in continuous employment with us, we will forgive the principal amount of the loan in three increments of $20,000 on June 8, 2000, June 8, 2001 and June 8, 2002. We also entered into a security agreement with Mr. Richards under which he pledged all shares of our common stock now or in the future held by him, plus all cash and stock dividends attributable to those shares, as security for the loan. As of December 31, 1999, the total amount outstanding under this loan was $60,000.

2000 EQUITY INCENTIVE PLAN

     We adopted our 1993 Stock Option Plan, 1993 Founders' Stock Option Plan and 1997 Stock Option Plan and amended, restated and retitled these plans in February 2000 as the 2000 Equity Incentive Plan. Outstanding options will continue to be governed by the original terms of those grants. We have reserved an aggregate of 3,500,000 shares of common stock (including the shares subject to options that were outstanding under our prior plans) for issuance under the exercise of stock awards granted to employees, directors and consultants under the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will terminate in February 2010, unless sooner terminated by the board.


     The 2000 Equity Incentive Plan permits the granting of options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, including officers and employee directors, and options that do not so qualify to employees, directors and consultants, including non-employee directors. In addition, the 2000 Equity Incentive Plan permits the granting of stock bonuses and rights to purchase restricted stock. No person is eligible to be granted options covering more than 750,000 shares of common stock in any calendar year.


     The 2000 Equity Incentive Plan is administered by the board or a committee appointed by the board. Subject to the limitations set forth in the 2000 Equity Incentive Plan, the board has the authority to select the persons to whom grants are to be made, to designate the number of shares to be covered by each stock award, to determine whether an option is to be an incentive stock option or a nonstatutory stock option, to establish vesting schedules, to specify the option exercise price and the type of consideration to be paid upon exercise and, subject to some restrictions, to specify other terms of stock awards.

     The maximum term of options granted under the 2000 Equity Incentive Plan is 10 years. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000, or the options or portion thereof which exceed such limit, according to the order in which they are granted, will be treated as nonstatutory stock options. Options granted under the 2000 Equity Incentive Plan generally are non-transferable and expire three months after the termination of an optionee's service to us. In general, if an optionee is permanently disabled or dies during his or her service to us, such person's options may be exercised up to 12 months following such disability and following such death.

     The exercise price of options granted under the 2000 Equity Incentive Plan is determined by the board of directors in accordance with the guidelines set forth in the 2000 Equity Incentive Plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of the grant. The exercise price of a nonstatutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant. Options granted under the 2000 Equity Incentive Plan vest at the rate specified in the option agreement. The exercise price of incentive stock options granted to any person who at the time of grant owns stock representing more than 10% of the total combined voting power of all classes of our capital stock must be at least 110% of the fair market value of such stock on the date of grant and the term of such incentive stock options cannot exceed five years.

     Any stock bonuses or restricted stock purchase awards granted under the 2000 Equity Incentive Plan will be in such form and will contain such terms and conditions as the board deems appropriate. The purchase price under any restricted stock purchase agreement will not be less than 85% of the fair market value of the common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the 2000 Equity Incentive Plan are generally non-transferable.


     Under the 2000 Equity Incentive Plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant, but shares subject to exercised stock appreciation rights will not again become available for grant. The board of directors has the authority to reprice outstanding options and to offer optionees the opportunity to replace outstanding options with new options for the same or a different number of shares.


     Upon a change in control of our company, all outstanding stock awards under the 2000 Equity Incentive Plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such stock awards, such stock awards will be terminated to the extent not exercised prior to such change in control.


     The information in this paragraph is presented as though the February 2000 amendment, restatement and retitling of our 1993 Stock Option Plan, 1993 Founders' Stock Option Plan and 1997 Stock Option Plan into the 2000 Equity Incentive Plan had already occurred as of December 31, 1999. As of December 31, 1999, we had issued 1,165,399 shares of common stock, net of repurchases of 64,559, upon the exercise of options granted under the 2000 Equity Incentive Plan, and had granted additional options to purchase an aggregate of 1,493,607 shares of common stock. Since December 31, 1999, we have granted options to purchase an aggregate of 589,375 additional shares of common stock. As of February 23, 2000, 1,417,018 shares of common stock remained available for future grants under the 2000 Equity Incentive Plan.

     The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and each of our executive officers who earned more than $100,000 during 1999:

                        OPTION GRANTS IN YEAR ENDED 1999


                                             INDIVIDUAL GRANTS                                 POTENTIAL
                                   -------------------------------------                    REALIZABLE VALUE
                                                 PERCENT OF                                    AT ASSUMED
                                                   TOTAL                                    ANNUAL RATES OF
                                   NUMBER OF      OPTIONS                                     STOCK PRICE
                                   SECURITIES     GRANTED                                   APPRECIATION FOR
                                   UNDERLYING        TO        EXERCISE                       OPTION TERM
                                    OPTIONS      EMPLOYEES       PRICE      EXPIRATION    --------------------
              NAME                  GRANTED       IN 1999      PER SHARE       DATE          5%         10%
              ----                 ----------    ----------    ---------    ----------    --------    --------
Alan J. Lewis....................        --           --%       $    --           --      $     --    $     --
David W. Anderson................        --           --             --           --            --          --
Bradley B. Gordon................    25,000         14.3           1.00      1/19/09       506,121     772,228
Douglas E. Richards..............        --           --             --           --            --          --



     Twenty-five percent of the options listed in the table above vest on the first anniversary of the grant date and the remaining options vest thereafter in 36 equal monthly installments. The board of directors has the right to accelerate the vesting of these options. The term of the options is 10 years.



     The exercise price of the options listed in the table above is equal to the fair market value of our common stock on the date of grant, as determined by the board of directors. Because there has been no public market for our common stock, in determining the fair market value, the board gives consideration to a number of factors, including the following:



     - the share price in our most recent round of preferred stock financing;



     - the material differences between the rights, preferences and privileges of the most-recently issued series of preferred stock and the rights of the common stock;



     - the stage of development of our company, our research and development programs and our collaborative agreements;



     - the valuations of other companies in our industry at similar stages of development; and



     - other factors that the board deems relevant.



     In view of the variety of factors considered by the board in determining the fair market value of our common stock on any given date, the board does not believe it is practicable to quantify or otherwise assign relative weight to the specific factors considered in determining fair market value.



     You should note the disparity between the exercise price of the options in the table above and the assumed public offering price. Because of this disparity, we have used the assumed public offering price to compute the potential realizable option values in the table above.



     The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of common stock on the date of the grant as determined by the board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the common stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Securities and Exchange Commission. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

     The following table sets forth summary information regarding the number and value of options exercised during 1999 and held as of December 31, 1999 for our Chief Executive Officer and each of the other executive officers who earned more than $100,000 in 1999:

          AGGREGATED 1999 OPTION EXERCISES AND YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                           SHARES                          OPTIONS AT YEAR END                 AT YEAR END
                         ACQUIRED ON       VALUE       ----------------------------    ----------------------------
         NAME             EXERCISE       REALIZED      EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
         ----            -----------    -----------    -----------    -------------    -----------    -------------
Alan J. Lewis..........      --         $       --        37,500           --          $  504,000          --
David W. Anderson......      --                 --        70,000           --             945,700          --
Bradley B. Gordon......      --                 --       165,000           --           2,227,600          --
Douglas E. Richards....      --                 --       112,500           --           1,462,500          --



     The values of unexercised in-the-money options at year-end in the table above were determined based on an assumed initial public offering price of $14.00 per share minus the per share exercise price multiplied by the number of shares.


     All stock options that we have granted are immediately exercisable for shares of restricted common stock, subject to our right of repurchase under a vesting schedule. At year-end, Dr. Lewis held 39,532 shares and 19,532 exercisable options remaining subject to a vesting schedule; Dr. Anderson held 34,929 exercisable options remaining subject to a vesting schedule; Mr. Gordon held 58,855 exercisable options remaining subject to a vesting schedule; and Mr. Richards held 67,969 exercisable options remaining subject to a vesting schedule.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

     In February 2000, we adopted our Non-Employee Directors' Stock Option Plan to provide for the automatic grant of options to purchase shares of common stock to our non-employee directors. The Directors' Plan is administered by the board, unless the board delegates administration to a committee of at least two disinterested directors.

     The maximum number of shares of common stock that may be issued upon exercise of options granted under the Directors' Plan is 250,000. Under the terms of the Directors' Plan:

     - each person who, after the effective date of this offering, for the first time becomes a non-employee director automatically will be granted, upon the date of his or her initial appointment or election to be a non-employee director, a one-time option to purchase 20,000 shares of common stock; and


     - on the date of each annual meeting of stockholders after the effective date of this offering, other than any such annual meeting held in 2000, each person other than the Chairman of the Board who is serving as a non-employee director, and who was also a non-employee director prior to such annual meeting, automatically will be granted an option to purchase 5,000 shares of common stock, and the Chairman of the Board, provided he is serving as a non-employee director and was a non-employee director prior to such annual meeting, automatically will be granted an option to purchase 7,500 shares of common stock.



     No option granted under the Directors' Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors' Plan vest monthly over a three-year period. The exercise price of options under the Directors' Plan will equal 100% of the fair market value of the common stock on the date of grant. Options granted under the Directors' Plan are generally non-transferable. Unless otherwise terminated by the board of directors, the Directors' Plan automatically terminates on the tenth anniversary of the date of this offering. As of the date hereof, no options to purchase shares of common stock have been granted under the Directors' Plan. Options granted under the Directors' Plan vest in full upon a change in control of our company.

EMPLOYEE STOCK PURCHASE PLAN

     In February 2000, we adopted our Employee Stock Purchase Plan covering an aggregate of 500,000 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. Under the Purchase Plan, the board may authorize participation by eligible employees, including officers, in periodic offerings following the commencement of the Purchase Plan. The initial offering under the Purchase Plan will commence on the effective date of this offering and terminate on July 31, 2001.

     Unless otherwise determined by the board, employees are eligible to participate in the Purchase Plan only if they are employed by us or our subsidiary designated by the board for at least 20 hours per week and are customarily employed by us or our subsidiary designated by the board for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld under the Purchase Plan. The amount withheld is then used to purchase shares of the common stock on specified dates determined by the board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Common Stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with us.

     In the event of a merger, reorganization, consolidation or liquidation involving our company, the board has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation, or the board may shorten the offering period and provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board has the authority to amend or terminate the Purchase Plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

LIMITATIONS ON DIRECTORS' AND EXECUTIVE OFFICERS' LIABILITY AND INDEMNIFICATION

     Our bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law, except with respect to certain proceedings initiated by such persons. We are also empowered under our bylaws to enter into indemnification contracts with our directors and executive officers and to purchase insurance on behalf of any person we are required or permitted to indemnify. Under this provision, we have entered into indemnification agreements with each of our directors and executive officers.

     In addition, our restated certificate provides that no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derives an improper personal benefit.

     The restated certificate also provides that if the Delaware General Corporation Law is amended after the approval by our stockholders of the restated certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. The provision does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since January 1, 1997, to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than five percent of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements that are otherwise required to be described under "Management."

     In December 1999, we sold in a private placement 144,354 shares of Series F-1 preferred stock to DuPont Pharmaceuticals in exchange for an aggregate purchase price of $1,000,000, under a stock purchase agreement dated December 26, 1997 and concurrent with a collaborative research and license agreement dated December 26, 1997. Upon the closing of this offering, each share of Series F-1 preferred stock will automatically convert into one share of common stock.
Note 5 of notes to financial statements describes the Series F-1 preferred stock.

     In December 1997, we sold in a private placement 1,361,256 shares of Series F preferred stock to Ares-Serono, a five percent holder of our capital stock, in exchange for an aggregate purchase price of $8,200,001, under a Series F preferred stock purchase agreement dated November 25, 1997. Upon the closing of this offering, each share of Series F preferred stock will automatically convert into one share of common stock. Note 5 of notes to financial statements describes the Series F preferred stock. In addition, on November 25, 1997, we entered into a research development and license agreement with Ares-Serono focused on the identification of compounds that modulate NF-k B gene regulating pathways. Ares-Serono has paid us a license fee and is obligated to provide us with annual research and development support, make payments to us based on the achievement of specified research and development milestones, and to pay us royalties on any future product sales arising from the collaboration.

     In September 1997, we sold in a private placement 3,227,740 shares of Series E preferred stock in exchange for an aggregate purchase price of $11,999,997, under a Series E preferred stock purchase agreement dated September 9, 1997. Upon the closing of this offering, each share of Series E preferred stock will automatically convert into one share of common stock. Note 5 of notes to financial statements describes the Series E preferred stock. The following directors and beneficial owners of more than five percent of our common stock (assuming the conversion of all shares of preferred stock into common stock) acquired beneficial ownership of Series E preferred stock under the Series E
Agreement:

                                                               NUMBER
                 DIRECTORS/5% STOCKHOLDERS                    OF SHARES
                 -------------------------                    ---------
Patrick F. Latterell/Venrock Associates.....................    50,546
Accel Partners..............................................    50,546
Kleiner Perkins Caufield & Byers............................    50,546
Arnold Oronsky/InterWest Partners...........................    39,652
Oxford Bioscience Partners..................................    26,434
U.S. Venture Partners.......................................    26,434
Ares-Serono S.A.............................................   493,151
Lombard Odier Immunology Fund...............................   785,340

     We have entered into other agreements in connection with the Series E and Series F Agreements. Under one of these agreements, some of our stockholders acquired registration rights. See "Description of Capital Stock -- Registration Rights." Further, our stockholders and we agreed to restrictions on the issuance and transfer of shares of our capital stock, and to voting rights relating to the election of directors, all of which restrictions and voting rights are not applicable to and will terminate upon the closing of this offering.


     In October 1999, we entered into a collaborative agreement with Axys Pharmaceuticals. See "Business -- Corporate Collaborators." John P. Walker, our Chairman of the Board of Directors, is the Chairman, Chief Executive Officer and a director of Axys Pharmaceuticals.



     We have granted options to some of our directors and executive officers. We have made loans to some of our executive officers. For a description of these loans, please see the section entitled "Management -- Employment Agreements and Indebtedness of Management." We have also entered into an indemnification agreement with each of our directors and executive officers.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding the beneficial ownership of common stock as of January 31, 2000 by:

     - each person who is known by us to own beneficially more than five percent of our common stock;

     - each of our current directors, our Chief Executive Officer and our other executive officers who earned more than $100,000 during 1999; and

     - all directors and executive officers as a group.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the stockholders named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Percentage ownership is based on 14,114,552 shares of common stock outstanding as of January 31, 2000, together with applicable options and warrants for each stockholder.


                                                                   SHARES ISSUABLE       PERCENTAGE OF
                                                                  UPON EXERCISE OF          SHARES
                                                                  OPTIONS THAT VEST   BENEFICIALLY OWNED
                                                      SHARES       WITHIN 60 DAYS     -------------------
                                                   BENEFICIALLY    OF JANUARY 31,      BEFORE     AFTER
            NAME OF BENEFICIAL OWNER                  OWNED             2000          OFFERING   OFFERING
            ------------------------               ------------   -----------------   --------   --------
Ares-Serono S.A..................................   1,854,407               --          13.1%       9.6%
  15bis Chemin des Mines
  1202 Geneva, Switzerland
Patrick F. Latterell(1)..........................   1,491,333               --          10.6        7.7
  Venrock Associates
  30 Rockefeller Plaza, Room 5508
  New York, New York 10112
Accel Partners(2)................................   1,466,327               --          10.4        7.6
  428 University Avenue
  Palo Alto, California 94301
Kleiner Perkins Caufield & Byers.................   1,416,331               --          10.0        7.4
  2750 Sand Hill Road
  Menlo Park, California 94025
Arnold Oronsky, Ph.D.(3).........................   1,129,309           18,229           8.0        5.9
  InterWest Partners
  3000 Sand Hill Road, Bldg. 3, Suite 255
  Menlo Park, California 94025
Lombard Odier & Cie..............................     785,340               --           5.6        4.1
  11, rue de la Corraterie
  1204 Geneva, Switzerland
Oxford Bioscience Partners(4)....................     740,719               --           5.2        3.8
  650 Town Center Drive, Suite 180
  Costa Mesa, California 92626
U.S. Venture Partners(5).........................     740,719               --           5.2        3.8
  2180 Sand Hill Road, Suite 300
  Menlo Park, California 94025
Alan J. Lewis, Ph.D..............................     375,000           20,312           2.7          *
Harry F. Hixson, Ph.D.(6)........................     192,989           18,229           1.4        1.0
David W. Anderson, Ph.D..........................     170,000           39,228           1.2          *
Bradley B. Gordon................................     165,000          116,977           1.2          *

                                                                   SHARES ISSUABLE       PERCENTAGE OF
                                                                  UPON EXERCISE OF          SHARES
                                                                  OPTIONS THAT VEST   BENEFICIALLY OWNED
                                                      SHARES       WITHIN 60 DAYS     -------------------
                                                   BENEFICIALLY    OF JANUARY 31,      BEFORE     AFTER
            NAME OF BENEFICIAL OWNER                  OWNED             2000          OFFERING   OFFERING
            ------------------------               ------------   -----------------   --------   --------
John P. Walker(7)................................      75,000               --             *          *
Douglas E. Richards..............................      51,562           51,562             *          *
All directors and executive officers as a group
  (9 persons)....................................   3,554,210          246,537          25.0       18.2


-------------------------
 *  Represents beneficial ownership of less than one percent.


(1) Includes 999,204 shares held by Venrock Associates and 473,379 shares held by Venrock Associates II, L.P., entities for which Mr. Latterell is a general partner. Mr. Latterell disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares.



(2) Includes the following shares held by the following affiliated entities:



    - 1,227,321 shares held by Accel IV L.P.;



    - 54,252 shares held by Accel Investors '93 L.P.;



    - 26,393 shares held by Accel Keiretsu L.P.;



    - 117,307 shares held by Accel Japan L.P.;



    - 32,257 shares held by Ellmore C. Patterson Partners; and



    - 8,797 shares held by Prosper Partners.



(3) Includes 1,104,136 shares held by InterWest Partners V and 6,944 shares held by InterWest Investors V, which are affiliated entities. Dr. Oronsky is a general partner of InterWest Partners V. Dr. Oronsky disclaims beneficial ownership of all such shares, except to the extent of his pecuniary or pro rata interest in such shares.


(4) Includes the following shares held by the following affiliated entities:


    - 463,885 shares held by Oxford Bioscience Partners L.P.;



    - 148,144 shares held by Oxford Bioscience Partners (Adjunct) L.P.; and



    - 128,690 shares held by Oxford Bioscience Partners (Bermuda) Limited Partnership.


(5) Includes:


    - 640,723 shares held by U.S. Venture Partners IV, L.P.;



    - 77,775 shares held by Second Ventures II, L.P.; and



    - 22,221 shares held by USVP Entrepreneur Partners II, L.P.



(6) Includes 192,989 shares held by the Harry F. Hixson, Jr. Separate Property Trust Dated December 15, 1995, of which Dr. Hixson is the sole trustee.


(7) Includes 75,000 shares held by the Walker Living Trust Dated March 3, 1995, of which Mr. Walker is the sole trustee.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

COMMON STOCK

     As of December 31, 1999, there were 14,093,899 shares of common stock outstanding that were held of record by approximately 123 stockholders, after giving effect to the conversion of all outstanding shares of preferred stock into 12,246,296 shares of common stock.


     Based upon the number of shares outstanding as of December 31, 1999, there will be 19,236,756 shares of common stock outstanding after giving effect to the sale of the shares of common stock offered by this prospectus and the sale of 142,857 shares of common stock to DuPont Pharmaceuticals at an assumed initial public offering price of $14.00 per share.



     The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Signal, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


PREFERRED STOCK

     Upon the closing of this offering, all outstanding shares of preferred stock will be converted into 12,246,296 shares of common stock. See note 5 of notes to financial statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. Under the restated certificate, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix or alter the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock could have the effect of delaying, deterring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

WARRANTS


     As of December 31, 1999, there were warrants outstanding to purchase an aggregate of 125,000 shares of Series C-1 preferred stock at an exercise price of $4.20 per share, which will convert into warrants to purchase 125,000 shares of common stock at an exercise price of $4.20 per share upon the closing of this offering. The warrant also contains a net issuance provision which allows the warrant holder to convert the warrant into a specified number of shares in a cashless exercise.


REGISTRATION RIGHTS

     After this offering, the holders of 12,246,296 shares of common stock will be entitled to rights with respect to the registration of such shares under the Securities Act, under an amended and restated investor rights agreement dated September 9, 1997, as amended on November 25, 1997. Under the terms of the investors' rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled, subject to limitations, to include shares in the offering. Commencing with the date that is 180 days after this offering, the holders may also require us to file a registration statement under the Securities Act with respect to their shares, and we are required to use our best efforts to effect to such registration. Furthermore, the holders may require us to register their shares on a registration statement on Form S-3 when such form becomes available to us. Such registration rights terminate on the seventh anniversary of the effective date of this offering.

     The holder of a warrant to purchase 125,000 shares of Series C-1 preferred stock, granted November 23, 1996, will be entitled, upon exercise of such warrant, to notice whenever we propose to register any of our securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights. The holder of such warrant is entitled to include in any such registration the shares of common stock into which the Series C-1 preferred stock underlying the warrant may be converted. Such registration rights terminate on the seventh anniversary of the effective date of this offering.


     After this offering, a holder of 8,662 shares of common stock purchased under two restricted stock purchase agreements dated October 26, 1993 and February 18, 1998, respectively, will be entitled, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, to notice of such registration and, subject to limitations, to include such shares in the offering. In addition, such holder may obtain an additional 47,500 shares of common stock upon the attainment of specified regulatory milestones whereby such additional shares would be entitled to the same registration rights as the 8,662 shares currently held.



     After this offering, a holder of 15,000 shares of common stock purchased under two restricted stock purchase agreements dated October 31, 1996 and December 7, 1997, respectively, will be entitled, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, to notice of such registration and, subject to limitations, to include such shares in the offering. In addition, such holder may obtain an additional 11,250 shares of common stock upon the attainment of specified regulatory milestones whereby such additional shares would be entitled to the same registration rights as the 15,000 shares currently held.


     Generally, we are required to bear all registration and selling expenses incurred in connection with any of the registrations described above. The registration rights are also subject to conditions and limitations, among them the right of the underwriters of a public offering to limit the number of shares included in the registration statement filed in connection therewith.

DELAWARE ANTI-TAKEOVER LAW AND SPECIFIC CHARTER PROVISIONS

     We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's outstanding voting stock. This provision could delay, discourage or prohibit transactions not approved in advance by the board of directors, such as takeover attempts that might result in a premium over the market price of the common stock.

     Our restated certificate provides that the board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our restated certificate provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of the stockholders may be called only by the Chairman of the Board of Directors, by the Chief Executive Officer, by the board of directors upon a resolution adopted by a majority of the total number of authorized directors, or by the holders of 10% of the outstanding voting stock. Our restated certificate also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our restated certificate and bylaws could delay or discourage transactions involving an actual or potential change in control of Signal or our management, including transactions in which stockholders might otherwise receive a premium for their shares over then current prices, and may limit the ability of stockholders to remove our current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after the offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


     Upon completion of this offering, and the sale of shares to DuPont at an aggregate purchase price of $2.0 million, we will have 19,236,756 shares of common stock outstanding, assuming no exercise of currently outstanding options or warrants. Of these shares, the 5,000,000 shares sold in this offering, plus any additional shares sold upon exercise of the underwriters' over-allotment option, will be freely transferable without restriction under the Securities Act, unless they are held by our "affiliates" as that term is used under the Securities Act and the rules and regulations promulgated thereunder. The remaining 14,236,756 shares of common stock held by existing stockholders are restricted shares. Restricted shares may be sold in the public market only if registered or of they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. As a result of lock-up agreements and the provisions of Rules 144 and 701, additional shares will be available for sale in the public market as follows:


     - no restricted shares will be eligible for immediate sale on the effective date of this offering;


     - 12,101,942 restricted shares, plus approximately 1,184,609 shares of common stock issuable upon exercise of vested stock options, will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this prospectus; and


     - the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods and could be sold earlier if the holders exercise any available registration rights.


     The holders of 15,568,152 shares of common stock have the right in specified circumstances to require us to register their shares under the Securities Act for resale to the public beginning 180 days from the effective date of this offering. If those holders, by exercising their demand registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the common stock. If we were required to include in a registration that we initiated shares held by such holders upon the exercise of their piggyback registration rights, such sales may have an adverse effect on our ability to raise needed capital. In addition, we expect to file a registration statement on Form S-8 registering shares of common stock subject to outstanding stock options or reserved for issuance under our stock option plans. We expect to file this registration statement as soon as practicable after the effective date of this offering. Shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up agreements described above.


     In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the effective date of this offering, an affiliate of Signal, or a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as defined under Rule 144) for at least one year is entitled to sell within any three-month period a number of shares that does not exceed greater of one percent of the then outstanding shares of common stock or the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to requirements relating to the manner of sale, notice, and the availability of current public information about us. A person (or persons whose shares are aggregated) who was not an affiliate of Signal at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to the limitations described above.

     An employee, officer or director of or consultant to Signal who purchased or was awarded shares or options to purchase shares under a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits affiliates and non-affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the effective date of this offering. In addition, non-affiliates may sell Rule 701 shares without complying with the public information, volume and notice provisions of Rule 144.

                                  UNDERWRITING


     The underwriters name below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and CIBC World Markets Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.



                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
FleetBoston Robertson Stephens Inc. ........................
Chase Securities Inc. ......................................
CIBC World Markets Corp. ...................................
                                                              ---------
  Total.....................................................  5,000,000
                                                              =========


     The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not more than $     per share, of
which $          may be reallowed to other dealers. After the completion of this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the underwriters' representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


Over-Allotment Option



     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If this option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be $80,500,000, $5,635,000 and $74,865,000, respectively.


     The following table summarizes the compensation to be paid to the underwriters by us:


                                                                                 TOTAL
                                                                      ----------------------------
                                                                         WITHOUT        WITH OVER-
                                                         PER SHARE    OVER-ALLOTMENT    ALLOTMENT
                                                         ---------    --------------    ----------
Underwriting discounts and commissions payable by us...    $0.98        $4,900,000      $5,635,000



     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $850,000.



Indemnity




     We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect thereof.

Lock-up Agreements


     Our directors and executive officers, have agreed to the underwriters' representatives that, for a period of 180 days after the date to this prospectus, they will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any option to purchase any shares of common stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of common stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power to disposition, without the prior written consent of FleetBoston Robertson Stephens Inc., which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements.


Future Sales


     We have agreed that, for a period of 180 days after the date of this prospectus, we will not without prior written consent of FleetBoston Robertson Stephens Inc., issue, sell contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options and our grant of options to purchase shares of common stock under existing stock option or stock purchase plans.


Directed Share Program


     The underwriters have reserved up to five percent of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.


     The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.


Listing



     We have applied to list our common stock on the Nasdaq National Market under the symbol "SGNL."


No Prior Public Market



     Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives. Among the factors to be considered in determining the initial public offering price are the prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. A pricing committee of our board of directors will establish the initial public offering price following such negotiations.


Stabilization




     The underwriters' representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A

"syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the underwriters' representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by underwriters' representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The underwriters' representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Signal and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

     Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                                 LEGAL MATTERS

     Cooley Godward LLP, San Diego, California, will pass upon the validity of the common stock offered by this prospectus for us. Brobeck, Phleger & Harrison LLP, San Diego, California, will pass upon legal matters for the underwriters.

                                    EXPERTS

     The financial statements of Signal Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been included herein and in the registration statement, of which this prospectus is a part, in reliance upon the report of Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

                          SIGNAL PHARMACEUTICALS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Signal Pharmaceuticals, Inc.

     We have audited the accompanying balance sheets of Signal Pharmaceuticals, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Signal Pharmaceuticals, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 1999, in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
February 4, 2000, except for Note 7,
as to which the date is             , 2000.

--------------------------------------------------------------------------------

     The foregoing report is in the form that will be signed upon the completion of the restatement of the capital accounts described in Note 7 to the financial statements.

                                          /s/ ERNST & YOUNG LLP


March 21, 2000

                          SIGNAL PHARMACEUTICALS, INC.
                                 BALANCE SHEETS


                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                      DECEMBER 31,              EQUITY AT
                                                              ----------------------------    DECEMBER 31,
                                                                  1998            1999            1999
                                                              ------------    ------------    -------------
                                                                                               (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6,496,363    $  6,613,834
  Short-term investments....................................     6,456,226       2,806,093
  Grant revenue receivable..................................       147,248         108,959
  Other current assets......................................       487,234         427,394
                                                              ------------    ------------
    Total current assets....................................    13,587,071       9,956,280
Property and equipment, net.................................     4,497,541       3,405,147
Licensed technology, net....................................       916,668         583,338
Deposits and other assets...................................       223,520         202,605
Notes receivable from officers..............................       333,419         391,495
                                                              ------------    ------------
    Total assets............................................  $ 19,558,219    $ 14,538,865
                                                              ============    ============
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    461,967    $    896,260
  Accrued liabilities.......................................       872,484         522,454
  Current portion of promissory note........................     1,000,080         396,817
  Current portion of obligations under capital leases and
    equipment notes payable.................................       432,122         730,765
  Current portion of deferred revenue under collaborative
    agreements..............................................     1,697,775       3,449,790
                                                              ------------    ------------
    Total current liabilities...............................     4,464,428       5,996,086
Promissory note, net of current portion.....................       349,674              --
Obligations under capital leases and equipment notes
  payable, net of current portion...........................     2,110,651       1,805,297
Deferred revenue under collaborative agreements, net of
  current portion...........................................       333,324         650,002
Deferred rent...............................................       174,705         104,918
Commitments
Stockholders' equity:
  Convertible Preferred Stock, $.001 par value; 12,371,319
    shares authorized; 12,101,942 and 12,246,296 shares
    issued and outstanding at December 31, 1998 and 1999,
    respectively; liquidation preference -- $40,909,587 and
    $41,909,587 at December 31, 1998 and 1999, respectively
    (5,000,000 shares authorized, no shares issued and
    outstanding pro forma)..................................        12,102          12,246    $         --
  Common stock, $.001 par value; 17,644,354 shares
    authorized; 1,766,769 and 1,847,603 shares issued and
    outstanding at December 31, 1998 and 1999, respectively
    (50,000,000 shares authorized, 14,093,899 shares issued
    and outstanding pro forma)..............................         1,766           1,847          14,093
  Additional paid-in capital................................    42,225,684      45,112,167      45,112,167
  Deferred compensation.....................................      (922,892)     (1,272,014)     (1,272,014)
  Notes receivable from stockholders........................       (95,600)        (95,600)        (95,600)
  Accumulated other comprehensive income....................         6,226              --              --
  Accumulated deficit.......................................   (29,101,849)    (37,776,084)    (37,776,084)
                                                              ------------    ------------    ------------
    Total stockholders' equity..............................    12,125,437       5,982,562    $  5,982,562
                                                              ------------    ------------    ============
    Total liabilities and stockholders' equity..............  $ 19,558,219    $ 14,538,865
                                                              ============    ============


                            SEE ACCOMPANYING NOTES.

                          SIGNAL PHARMACEUTICALS, INC.
                            STATEMENTS OF OPERATIONS


                                                               YEARS ENDED DECEMBER 31,
                                                       -----------------------------------------
                                                          1997           1998           1999
                                                       -----------    -----------    -----------
Revenue under collaborative agreements:
  Related party......................................  $   250,000    $ 3,000,000    $ 4,525,000
  Unrelated parties..................................    7,065,356     12,027,064      6,695,715
Grant income.........................................      264,257        387,178        527,610
                                                       -----------    -----------    -----------
     Total Revenue...................................    7,579,613     15,414,242     11,748,325
                                                       -----------    -----------    -----------
Expenses:
  Research and development...........................   10,337,318     15,572,627     16,747,627
  General and administrative.........................    2,791,084      4,798,262      3,010,975
                                                       -----------    -----------    -----------
     Total Expenses..................................   13,128,402     20,370,889     19,758,602
                                                       -----------    -----------    -----------
Loss from operations.................................   (5,548,789)    (4,956,647)    (8,010,277)
Interest income......................................      325,529      1,052,854        607,413
Interest expense.....................................     (516,709)      (452,609)      (452,884)
                                                       -----------    -----------    -----------
Net loss.............................................   (5,739,969)    (4,356,402)    (7,855,748)
Inputed dividend on preferred stock..................           --             --       (818,487)
                                                       -----------    -----------    -----------
Net loss applicable to common shareholders...........  $(5,739,969)   $(4,356,402)   $(8,674,235)
                                                       ===========    ===========    ===========
Historical net loss per share applicable to common
  shareholders, basic and diluted....................  $     (5.65)   $     (3.31)   $     (5.29)
                                                       ===========    ===========    ===========
Weighted average shares outstanding, basic and
  diluted............................................    1,016,182      1,318,027      1,641,020
                                                       ===========    ===========    ===========
Pro forma net loss per share applicable to common
  shareholders, basic and diluted....................                                $     (0.63)
                                                                                     ===========
Pro forma weighted average shares outstanding, basic
  and diluted........................................                                 13,752,454
                                                                                     ===========


                            SEE ACCOMPANYING NOTES.

                          SIGNAL PHARMACEUTICALS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       CONVERTIBLE                                                                 NOTES
                                     PREFERRED STOCK         COMMON STOCK                                        RECEIVABLE
                                   --------------------   ------------------     ADDITIONAL        DEFERRED         FROM
                                     SHARES     AMOUNT     SHARES     AMOUNT   PAID-IN CAPITAL   COMPENSATION   STOCKHOLDERS
                                   ----------   -------   ---------   ------   ---------------   ------------   ------------
Balance at December 31, 1996.....   7,396,646   $ 7,397   1,044,046   $1,044     $20,509,387     $        --      $     --
  Issuance of Series D preferred
    stock........................     116,300       116          --       --            (116)             --            --
  Issuance of Series E preferred
    stock........................   3,227,740     3,228          --       --      10,973,903              --            --
  Issuance of Series F preferred
    stock........................   1,361,256     1,361          --       --       8,160,719              --            --
  Issuance of common stock, net
    of repurchases...............          --        --     273,111      273          84,563              --            --
  Issuance of common stock for
    technology and services......          --        --      11,250       11          14,589              --            --
  Deferred compensation..........          --        --          --       --         615,855        (615,855)           --
  Amortization of deferred
    compensation.................          --        --          --       --              --         104,345            --
  Net loss.......................          --        --          --       --              --              --            --
  Unrealized gain on available
    for sale securities..........          --        --          --       --              --              --            --
  Comprehensive loss.............          --        --          --       --              --              --            --
                                   ----------   -------   ---------   ------     -----------     -----------      --------
Balance at December 31, 1997.....  12,101,942    12,102   1,328,407    1,328      40,358,900        (511,510)           --
  Issuance of common stock, net
    of repurchases...............          --        --     305,862      305         120,747              --       (95,600)
  Issuance of common stock for
    technology...................          --        --     132,500      133         726,867              --            --
  Deferred compensation..........          --        --          --       --       1,019,170      (1,019,170)           --
  Amortization of deferred
    compensation.................          --        --          --       --              --         607,788            --
  Net loss.......................          --        --          --       --              --              --            --
  Unrealized loss on available
    for sale securities..........          --        --          --       --              --              --            --
  Comprehensive loss.............          --        --          --       --              --              --            --
                                   ----------   -------   ---------   ------     -----------     -----------      --------
Balance at December 31, 1998.....  12,101,942    12,102   1,766,769    1,766      42,225,684        (922,892)      (95,600)
  Issuance of Series F-1
    preferred stock..............     144,354       144          --       --         992,738              --            --
  Issuance of common stock, net
    of repurchases...............          --        --      80,122       80          26,097              --            --
  Deferred compensation..........          --        --          --       --       1,024,244      (1,024,244)           --
  Amortization of deferred
    compensation.................          --        --          --       --              --         675,122            --
  Issuance of common stock and
    options for services.........          --        --         712        1          24,917              --            --
  Imputed dividend on Series F-1
    preferred stock..............          --        --          --       --         818,487              --            --
  Net loss.......................          --        --          --       --              --              --            --
  Unrealized loss on available
    for sale securities..........          --        --          --       --              --              --            --
  Comprehensive loss.............          --        --          --       --              --              --            --
                                   ----------   -------   ---------   ------     -----------     -----------      --------
Balance at December 31, 1999.....  12,246,296   $12,246   1,847,603   $1,847     $45,112,167     $(1,272,014)     $(95,600)
                                   ==========   =======   =========   ======     ===========     ===========      ========


                                   ACCUMULATED OTHER                      TOTAL
                                     COMPREHENSIVE     ACCUMULATED    STOCKHOLDERS'
                                     INCOME (LOSS)       DEFICIT         EQUITY
                                   -----------------   ------------   -------------
Balance at December 31, 1996.....      $     --        $(19,005,478)   $ 1,512,350
  Issuance of Series D preferred
    stock........................            --                  --             --
  Issuance of Series E preferred
    stock........................            --                  --     10,977,131
  Issuance of Series F preferred
    stock........................            --                  --      8,162,080
  Issuance of common stock, net
    of repurchases...............            --                  --         84,836
  Issuance of common stock for
    technology and services......            --                  --         14,600
  Deferred compensation..........            --                  --             --
  Amortization of deferred
    compensation.................            --                  --        104,345
  Net loss.......................            --          (5,739,969)    (5,739,969)
  Unrealized gain on available
    for sale securities..........        48,341                  --         48,341
                                                                       -----------
  Comprehensive loss.............            --                  --     (5,691,628)
                                       --------        ------------    -----------
Balance at December 31, 1997.....        48,341         (24,745,447)    15,163,714
  Issuance of common stock, net
    of repurchases...............            --                  --         25,452
  Issuance of common stock for
    technology...................            --                  --        727,000
  Deferred compensation..........            --                  --             --
  Amortization of deferred
    compensation.................            --                  --        607,788
  Net loss.......................            --          (4,356,402)    (4,356,402)
  Unrealized loss on available
    for sale securities..........       (42,115)                 --        (42,115)
                                                                       -----------
  Comprehensive loss.............            --                  --     (4,398,517)
                                       --------        ------------    -----------
Balance at December 31, 1998.....         6,226         (29,101,849)    12,125,437
  Issuance of Series F-1
    preferred stock..............            --                  --        992,882
  Issuance of common stock, net
    of repurchases...............            --                  --         26,177
  Deferred compensation..........            --                  --             --
  Amortization of deferred
    compensation.................            --                  --        675,122
  Issuance of common stock and
    options for services.........            --                  --         24,918
  Imputed dividend on Series F-1
    preferred stock..............            --            (818,487)            --
  Net loss.......................            --          (7,855,748)    (7,855,748)
  Unrealized loss on available
    for sale securities..........        (6,226)                 --         (6,226)
                                                                       -----------
  Comprehensive loss.............            --                  --     (7,861,974)
                                       --------        ------------    -----------
Balance at December 31, 1999.....      $     --        $(37,776,084)   $ 5,982,562
                                       ========        ============    ===========


                            SEE ACCOMPANYING NOTES.

                          SIGNAL PHARMACEUTICALS, INC.
                            STATEMENTS OF CASH FLOWS


                                                                        YEARS ENDED DECEMBER 31,
                                                              --------------------------------------------
                                                                  1997            1998            1999
                                                              ------------    ------------    ------------
OPERATING ACTIVITIES
Net loss....................................................  $ (5,739,969)   $ (4,356,402)   $ (7,855,748)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization...........................       879,327       1,498,312       1,711,501
    Amortization of interest expense related to warrants....        47,142          47,142          47,142
    Amortization of deferred compensation...................       104,345         607,788         675,122
    Amortization of purchased technology....................            --          83,332         333,330
    Common stock and stock options issued for technology and
      services..............................................        14,600           7,000          24,918
    Deferred revenue under collaborative agreements.........     1,363,134      (2,334,111)      2,068,693
    Deferred rent...........................................        10,316          96,538         (69,787)
    Changes in operating assets and liabilities:
      Other current assets..................................       246,997        (354,667)         98,129
      Accounts payable......................................      (158,004)        193,253         434,293
      Accrued liabilities...................................       895,120        (335,235)       (350,030)
                                                              ------------    ------------    ------------
         Net cash flows used for operating activities.......    (2,336,992)     (4,847,050)     (2,882,437)
                                                              ------------    ------------    ------------

INVESTING ACTIVITIES
Purchases of short-term investments.........................   (12,081,165)    (15,585,368)    (11,642,049)
Maturities of short-term investments........................            --      21,216,533      15,285,956
Purchases of property and equipment.........................      (630,220)     (1,400,252)        (92,979)
Purchase of technology......................................            --        (280,000)             --
Other assets................................................       341,038        (117,501)        (37,161)
                                                              ------------    ------------    ------------
         Net cash flows provided by (used for) investing
           activities.......................................   (12,370,347)      3,833,412       3,513,767
                                                              ------------    ------------    ------------

FINANCING ACTIVITIES
Principal payments on obligations under capital leases,
  equipment notes payable and promissory note...............    (1,239,935)     (1,251,920)     (1,532,918)
Issuance of preferred stock, net............................    19,139,211              --         992,882
Issuance of common stock, net...............................        84,836          25,452          26,177
                                                              ------------    ------------    ------------
         Net cash flows provided by (used for) financing
           activities.......................................    17,984,112      (1,226,468)       (513,859)
                                                              ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents............     3,276,773      (2,240,106)        117,471
Cash and cash equivalents at beginning of year..............     5,459,696       8,736,469       6,496,363
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  8,736,469    $  6,496,363    $  6,613,834
                                                              ============    ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid...............................................  $    469,565    $    395,462    $    452,884
                                                              ============    ============    ============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
Capital lease obligations entered into for equipment........  $    221,507    $  2,343,033    $    526,128
                                                              ============    ============    ============
Issuance of common stock for technology.....................  $         --    $    720,000    $         --
                                                              ============    ============    ============
Issuance of common stock for promissory notes from
  stockholders..............................................  $         --    $     95,600    $         --
                                                              ============    ============    ============
Comprehensive income (loss) on investments..................  $     48,341    $    (42,115)   $     (6,226)
                                                              ============    ============    ============
Deferred compensation related to stock options..............  $    615,855    $  1,019,170    $  1,024,244
                                                              ============    ============    ============
Imputed dividend on Series F-1 preferred stock..............  $         --    $         --    $    818,487
                                                              ============    ============    ============


                            SEE ACCOMPANYING NOTES.

                          SIGNAL PHARMACEUTICALS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS ACTIVITY

     Signal Pharmaceuticals, Inc. ("Signal" or the "Company") is an integrated drug discovery and development company focused on identifying new classes of small molecule drugs that regulate disease-associated genes. Utilizing biological information from the field of human genomics, the Company applies advanced cellular, molecular and genomic technologies to map gene regulating pathways in cells and to identify proprietary molecular targets that control genes and result in disease. Signal is advancing the application of genomics beyond identifying and elucidating the function of genes to designing novel classes of disease-modifying drugs that selectively regulate the activation of disease-causing genes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosures at the date of the financial statements, and the amounts of revenues and expenses reported during the period. Actual results could differ from those estimates.

CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     The Company considers instruments purchased with an original maturity of three months or less, principally a money market account and U.S. government and corporate debt securities, to be cash equivalents.

     All investment securities are classified as available-for-sale, and are carried at fair value. Unrealized gains and losses, if any, are reported in a separate component of stockholders' equity. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. The amortization, along with realized gains and losses, is included in interest income. The cost of securities sold is based on the specific identification method.

CONCENTRATION OF CREDIT RISK

     Cash, cash equivalents, and short-term investments are financial instruments which potentially subject the Company to concentration of credit risk. The Company invests its excess cash primarily in U.S. government securities and marketable debt securities of financial institutions and corporations with strong credit ratings. The Company also has established guidelines relative to diversification and maturities to maintain safety and liquidity. These guidelines are reviewed periodically and may be modified to take advantage of trends in yields and interest rates. Pursuant to Company policy, the Company has historically held the investments to maturity. However, the Company has the ability to sell these investments before maturity and has therefore classified the investments as available for sale. The Company has not experienced any significant losses on its investments.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

FINANCIAL INSTRUMENTS

     The fair value of the financial instruments approximates their carrying value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (three to five years) using the straight-line method. Leasehold improvements are stated at cost and amortized on a straight-line basis over the shorter of the estimated useful life of the assets or the lease term.


LICENSED TECHNOLOGY



     Licensed technology is stated at cost and depreciated over the estimated useful life of three years using the straight-line method. The licensed technology is reported net of accumulated amortization of $83,332 and $416,662 as of December 31, 1998 and 1999, respectively.


IMPAIRMENT OF LONG-LIVED ASSETS

     In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, if indicators of impairment exist, the Company assesses the recoverability of the affected long-lived assets by determining whether the carrying value of such assets can be recovered through undiscounted future operating cash flows. If impairment is indicated, the Company will value the asset at fair value. While the Company's current and historical operating and cash flow losses are indicators of impairment, the Company believes the future cash flows to be received from the long-lived assets will exceed the assets' carrying value, and accordingly the Company has not recognized any impairment losses through December 31, 1999.

REVENUE RECOGNITION


     Contract revenue is recognized ratably over the period during which the research is conducted, which approximates the actual costs incurred to perform the research services. Up-front license fees received under these agreements are recorded as deferred revenue and recognized ratably over the initial term of the contract. If the initial term of the agreement is subsequently modified by the collaborator, the period over which the up-front license fee is recognized is modified accordingly on a prospective basis. Revenues from the achievement of research and development milestones will be recognized when and if the milestones are achieved. Continuation of certain contracts and grants are dependent upon the Company achieving specific contractual milestones; however, none of the payments received to date are refundable regardless of the outcome of the project. Grant revenue is recognized in accordance with the terms of the grant and as services are performed, which generally equals the related research and development expense.


     Axys Pharmaceutical ("Axys") is a related party, as the chief executive officer of Axys serves on the Board of Directors of the Company. Therefore, revenues of $625,000 recognized in 1999 from Axys are classified as related party revenue.

     Ares Serono S.A. ("Ares") is a related party, based on its ownership interest in the Company. Therefore, revenues of $3,000,000 and $3,900,000 recognized from Ares in 1998 and 1999, respectively, are classified as related party revenue. The Company does not have the right or the obligation to repurchase any of the rights provided to Ares, or to refund any research payments received from Ares under the collaboration, nor does it intend to do so.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     The Company's revenue is concentrated among a small number of customers, as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                             --------------------
                                                             1997    1998    1999
                                                             ----    ----    ----
DuPont.....................................................   --      12%     20%
Ares ......................................................    *      19%     33%
Roche Bioscience...........................................   21%      *       *
Organon....................................................   34%     19%     13%
Nippon Kayaku..............................................   --      12%     20%
Tanabe.....................................................   39%     27%     --
Axys.......................................................   --      --       *

    * Amount earned represents less than 10% of revenues for the year.


     The Company's revenue under collaborative agreements is derived from the following:



                                                     YEARS ENDED DECEMBER 31,
                                              --------------------------------------
                                                 1997         1998          1999
                                              ----------   -----------   -----------
License fees from collaborative
  agreements................................  $  724,992   $ 3,139,566   $ 1,858,332
Research and development revenues under
  collaborative agreements..................   6,590,364    11,887,498     9,362,383
                                              ----------   -----------   -----------
  Total revenue under collaborative
     agreements.............................  $7,315,356   $15,027,064   $11,220,715
                                              ==========   ===========   ===========


RESEARCH AND DEVELOPMENT COSTS

     Research and development costs are expensed as incurred.

SOFTWARE COSTS

     Purchased software is capitalized at cost and amortized over the estimated useful life, generally three years. The Company has no significant internally-developed software.

STOCK-BASED COMPENSATION

     As permitted by SFAS 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

     When the exercise price of the employee or director stock options is less than the fair value of the underlying stock on the grant date, the Company records deferred compensation for the difference and amortizes this amount to expense in accordance with FASB Interpretation No. 28 ("FIN 28") over the vesting period of the options. Options or stock awards issued to non-employees and consultants are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18 and recognized over the related service period.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

COMPREHENSIVE INCOME (LOSS)

     In accordance with SFAS No. 130, Reporting Comprehensive Income, unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, are included in other comprehensive income
(loss).

SEGMENT REPORTING

     SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, requires the use of a management approach in identifying and disclosing financial information about segments of an enterprise. Management has determined that the Company operates in one business segment.

NET LOSS PER SHARE

     In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (or SAB) No. 98, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

     Under the provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.

     Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of the initial public offering contemplated by this prospectus (using the as-if converted method from the original date of issuance).

UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

     Unaudited pro forma stockholders' equity at December 31, 1999 reflects the conversion of the convertible preferred stock into 12,246,296 shares of common stock.

NEW ACCOUNTING PRONOUNCEMENTS

     The Company expects to adopt SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001. SFAS No. 133 will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of the SFAS No. 133 will have a significant effect on its results of operations or financial position.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. BALANCE SHEET INFORMATION

INVESTMENTS

     The following is a summary of the Company's cash, cash equivalents and short-term investments, all of which mature within one year of the balance sheet date:

                                   DECEMBER 31, 1998                       DECEMBER 31, 1999
                         --------------------------------------   ------------------------------------
                                         GROSS                                   GROSS
                                       UNREALIZED    ESTIMATED                 UNREALIZED   ESTIMATED
                            COST         GAINS      FAIR VALUE       COST        GAINS      FAIR VALUE
                         -----------   ----------   -----------   ----------   ----------   ----------
Cash...................  $ 6,496,363     $   --     $ 6,496,363   $4,636,426      $--       $4,636,426
Corporate debt
  securities...........    6,450,000      6,226       6,456,226    4,783,501       --        4,783,501
                         -----------     ------     -----------   ----------      ---       ----------
                         $12,946,363     $6,226     $12,952,589   $9,419,927      $--       $9,419,927
                         ===========     ======     ===========   ==========      ===       ==========

     There were no gross realized gains or losses on sales of available-for-sale securities for the years ended December 31, 1998 and 1999. The gross unrealized gains of $6,226 and $0 in 1998 and 1999, respectively, are reflected as a separate component of stockholders' equity. The unrealized gain had no cash effect and therefore is not reflected in the statement of cash flows.

PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                               DECEMBER 31,
                                                        --------------------------
                                                           1998           1999
                                                        -----------    -----------
Machinery and equipment...............................  $ 4,818,472    $ 5,328,565
Office furniture and equipment........................    1,597,943      1,655,263
Leasehold improvements................................    1,915,689      1,967,383
                                                        -----------    -----------
                                                          8,332,104      8,951,211
Less accumulated depreciation and amortization........   (3,834,563)    (5,546,064)
                                                        -----------    -----------
                                                        $ 4,497,541    $ 3,405,147
                                                        ===========    ===========

DEPOSITS AND OTHER ASSETS

     Deposits and other assets consist of the following:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998        1999
                                                            --------    --------
Deposits..................................................  $ 73,520    $ 52,605
Restricted cash...........................................   150,000     150,000
                                                            --------    --------
                                                            $223,520    $202,605
                                                            ========    ========

3. COMMITMENTS

LEASES

     The Company leases its office and research facilities under three operating lease agreements. The minimum annual rents are subject to specified annual rental increases. The Company also reimburses the lessor for taxes, insurance and operating costs associated with the leases. Under the terms of the lease, the

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Company has an outstanding letter of credit for $150,000 in favor of the lessor, which is fully collateralized by cash. Accordingly, such cash is classified as restricted in the balance sheet.

     In addition, the Company leases certain machinery and equipment and office furniture under capital leases with three year terms and options to extend the lease term to five years.

LONG-TERM DEBT

     In November 1996, the Company issued a secured promissory note for $3,000,000. The proceeds of the note payable were used for general corporate purposes and working capital. The note payable accrues interest at a rate of 14%, is due May 22, 2000, and is secured by certain assets of the Company.

     In conjunction with the issuance of the promissory note, the Company issued the creditor a warrant to purchase 125,000 shares of Series C-1 Preferred Stock at a price of $4.20 per share. The warrant expires at the earliest of ten years from the date of grant or five years from the date of an initial public offering. The warrant was valued at $165,000, which has been recorded as a discount on the related debt. The value of the warrant is being amortized as interest expense over the period of the debt.

     Annual future minimum lease and equipment note payments as of December 31, 1999 are as follows:

                                                                             OBLIGATIONS
                                                                                UNDER
                                                                               CAPITAL
                                                                             LEASES AND
                                                              OPERATING       EQUIPMENT
                  YEAR ENDING DECEMBER 31,                      LEASES      NOTES PAYABLE
                  ------------------------                    ----------    -------------
     2000...................................................  $  935,032     $  964,616
     2001...................................................     430,502        967,662
     2002...................................................     432,295        857,701
     2003...................................................     443,370         61,861
                                                              ----------     ----------
          Total minimum lease and equipment note payments...  $2,241,199      2,851,840
                                                              ==========
Less amount representing interest...........................                   (315,778)
                                                                             ----------
Present value of remaining minimum capital lease and
  equipment lease line payments.............................                  2,536,062
Less amount due in one year.................................                   (730,765)
                                                                             ----------
Long-term portion of obligations under capital leases and
  equipment notes payable...................................                 $1,805,297
                                                                             ==========

     Rent expense for equipment and facility leases was $784,337, $809,028 and $771,302 for the years ended December 31, 1997, 1998 and 1999, respectively.

     Cost and accumulated depreciation of equipment under capital leases and equipment notes payable were as follows:

                                                                       ACCUMULATED
                                                            COST       DEPRECIATION
                                                         ----------    ------------
December 31, 1998......................................  $2,943,246     $  594,452
December 31, 1999......................................  $3,458,659     $1,213,886

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. SPONSORED RESEARCH AND LICENSE AGREEMENTS


     In connection with certain license agreements, the Company paid fees of $196,333 and $87,000 for the years ended December 31, 1998 and 1999, respectively, which were charged to research and development. In addition, the Company paid $280,000 in cash and issued 120,000 shares of common stock related to a license agreement with the University of Massachusetts in 1998. The Company determined the value of the common shares issued as $720,000 and capitalized the total consideration of $1.0 million as licensed technology. The Company has future commitments to pay up to an additional $4,100,000 to the licensees based on the achievement of certain milestones, as well as royalties upon commercial sales, if any, of certain products. Such fees or milestone payments may also involve the issuance of up to 30,000 shares of common stock, which would be recorded at the fair value at the date of issuance.


  Axys

     On October 15, 1999, the Company entered into a two-year collaborative research and license agreement with Axys to develop and commercialize certain compounds for use in the prevention and/or treatment of certain human diseases. The Company received an initial non-refundable license fee of $2,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. We may exercise a profit share option in the United States and possibly other territories at a predetermined point during development in lieu of royalties on product sales. In addition, Axys has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research.

  Nippon Kayaku

     In February 1998, the Company entered into a two-year collaborative research and license agreement with Nippon Kayaku to develop and commercialize products based on or derived from a compound supplied by Nippon Kayaku for the treatment and prevention of diseases and disorders of the CNS and PNS. Nippon Kayaku has agreed to pay the Company certain amounts for the full-time equivalent personnel working on the research. Each party is obligated to pay the other royalties on future product sales arising from the collaboration.

     In February 2000, following the initial research phase of the collaboration, the Company executed an interim agreement with Nippon Kayaku under which the Company agreed to enter into a joint agreement to develop and commercialize neuroprotectant drugs for PNS and CNS disorders.

  Dupont


     On December 26, 1997, the Company entered into a three-year collaborative research and license agreement with DuPont Pharmaceuticals ("DuPont") to develop and commercialize novel products for the treatment and prevention of human immunodeficiency virus and hepatitis C virus infection. The Company received an initial non-refundable license fee of $1,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, DuPont has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research. Due to the Company's achievement of a certain milestone in 1999, DuPont purchased 144,354 shares of Series F-1 Preferred Stock for total cash proceeds of $1,000,000. In accordance with EITF 98-5 the Company recognized an imputed dividend of $818,487 to reflect a beneficial conversion feature on these preferred shares. Pursuant to the collaborative research agreement, DuPont is also obligated to purchase $2,000,000 of common stock in a private transaction concurrent with the initial public offering of common stock by the Company and at the public offering price per common share.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

  Ares-Serono

     On November 25, 1997, the Company entered into a three-year collaborative research, development and license agreement with Ares to perform research within the field of the modulation of NF-kB. The Company will receive payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, Ares has agreed to pay the Company certain amounts for the full time equivalent personnel working on the research. In conjunction with the license agreement, Ares purchased 1,361,256 shares of the Company's Series F Preferred Stock at $6.02 per share for a total of $8,194,761.

  Roche Bioscience

     On August 26, 1996, the Company entered into a three-year collaborative research agreement with Roche Bioscience ("Roche") to conduct a joint research program to develop human and rat nociceptive and/or sensory neuronal cell lines. The Company received an initial non-refundable license fee of $500,000 and will receive additional payments based on the achievement of certain program milestones. In addition, Roche has paid the Company certain amounts for the full time equivalent personnel working on the research. In 1999, the Company and Roche agreed to conclude their collaboration; therefore, the Company has no future performance obligations under this collaboration.

  Organon

     On July 30, 1996, the Company entered into a three-year collaborative research agreement with N.V. Organon ("Organon") to assist Organon in the discovery and development of tissue-specific, estrogen-regulated genes. The Company received an initial non-refundable license fee of $1,000,000 and will receive additional payments based on the achievement of certain program milestones, as well as royalties upon commercial sales of certain products, if any. In addition, Organon has paid the Company certain amounts for the full time equivalent personnel performing the research. In 1999, the Company and Organon agreed to conclude their collaboration; therefore, the Company has no future performance obligations under this collaboration.

  Tanabe

     From March 1996 to March 1998, Signal and Tanabe were engaged in a collaborative program under which Tanabe funded certain research by Signal in target and drug discovery in the fields of inflammatory disease and osteoporosis. In connection with the collaboration, Tanabe paid Signal an initial $1,000,000 non-refundable license fee and reimbursed Signal for research and development costs. Tanabe also purchased 250,000 shares of Signal's Series D Preferred Stock at $8.00 per share. Pursuant to certain anti-dilution provisions of the Series D Preferred Stock agreement triggered by the sale of shares of the Company's Series E Preferred Stock at $3.82 per share, the Company issued an additional 116,300 shares of Series D Preferred Stock to Tanabe during 1997.

     In March 1998, Signal and Tanabe mutually agreed to conclude their collaboration and Tanabe licensed from Signal a lead compound that was discovered during the collaboration. Signal retained all other intellectual property rights, including rights to all other drug targets and drug leads, created before or during the collaboration. Tanabe paid an additional non-refundable fee of $1,800,000 to Signal for the exclusive worldwide license to the lead compound and is obligated to make payments to Signal based on the achievement of certain research and development milestones and royalties on any future product sales. Signal has no future performance obligations under this collaboration.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. STOCKHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

     A summary of the convertible preferred stock at December 31, 1999 is as follows:

                                                      SHARES ISSUED     PREFERENCE IN
                                                     AND OUTSTANDING     LIQUIDATION
                                                     ---------------    -------------
Series A...........................................     1,313,438        $ 2,626,892
Series B...........................................     1,437,498          3,450,000
Series C...........................................     4,395,710         12,308,005
Series D...........................................       366,300          2,000,000
Series E...........................................     3,227,740         12,329,929
Series F...........................................     1,361,256          8,194,761
Series F-1.........................................       144,354          1,000,000
                                                       ----------        -----------
                                                       12,246,296        $41,909,587
                                                       ==========        ===========

     Each of the shares of Series A, B, C, D, E, F and F-1 preferred stock is convertible on a one-for-one basis, at the option of the holder, into shares of the Company's common stock. Therefore, 12,246,296 shares of common stock have been reserved for issuance upon conversion of the preferred stock, subject to certain anti-dilution adjustments. The preferred stock will convert automatically upon the closing of an underwritten public offering of the Company's common stock with proceeds to the Company of at least $15,000,000 and at a price not less than $5.00 per share after adjustment for any stock splits. The holders of the Series A, B, C, E and F preferred stock as a group are entitled to elect four directors to the Board of Directors, and in all other matters the holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert.

     Annual dividends of $.16, $.19, $.22, $.64, $.32, $.48 and $.55 per share of Series A, B, C, D, E, F and F-1 preferred stock, respectively, are payable whenever funds are legally available and when and as declared by the Board of Directors.

COMMON STOCK

     In connection with certain stock purchase agreements, the Company has the option to repurchase, at the original issue price, unvested shares in the event of termination of employment or engagement. Shares issued under these agreements generally vest over four to five years. At December 31, 1999, 128,911 shares were subject to repurchase by the Company.

STOCK OPTION PLANS

     In June 1993, the Company adopted the 1993 Founders' Stock Option Plan (the "Founders' Plan"), under which 275,000 shares of common stock were reserved for issuance upon exercise of options granted by the Company. The Founders' Plan provides for the grant of incentive and nonstatutory options. The exercise price of incentive stock options must equal at least the fair market value on the date of grant, and the exercise price of nonstatutory stock options may be no less than 85% of the fair market value on the date of grant. The maximum term of options granted under the Founders' Plan is ten years. Options generally are immediately exercisable. Common stock or options issued under the Founders' Plan generally vest over five years. Unvested shares issued pursuant to the exercise of options are subject to repurchase, at the original purchase price, in the event of termination of employment or engagement.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     In November 1993, the Company adopted the 1993 Stock Option Plan, under which 225,000 shares of the Company's common stock were reserved for issuance upon exercise of options granted by the Company under provisions similar to the Founders' Plan. In 1995 and 1996, the Company authorized an additional 500,000 and 525,000 shares, respectively, of the Company's common stock to be reserved for issuance upon exercise of options granted by the Company under the 1993 Stock Option Plan.

     In June 1997, the Company adopted the 1997 Stock Option Plan, under which 500,000 shares of common stock were reserved for issuance upon exercise of options granted by the Company. In February 1998, the Company authorized an additional 1,000,000 shares of the Company's common stock to be reserved for issuance upon exercise of options granted by the Company under the 1997 Stock Option Plan. The options contain similar provisions to those options issued under the 1993 Founders' Stock Option Plan and the 1993 Stock Option Plan.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:

                                                           YEARS ENDED DECEMBER 31,
                                     ---------------------------------------------------------------------
                                             1997                    1998                    1999
                                     ---------------------   ---------------------   ---------------------
                                                 WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                  AVERAGE                 AVERAGE                 AVERAGE
                                                 EXERCISE                EXERCISE                EXERCISE
                                      OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                     ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at beginning of year...    795,650     $.25      1,084,244     $.40      1,632,097     $ .67
Granted............................    623,343     $.55        993,750     $.85        175,100     $1.00
Exercised..........................   (277,044)    $.31       (356,651)    $.38        (80,997)    $ .30
Cancelled..........................    (57,705)    $.32        (89,246)    $.61       (232,593)    $ .75
                                     ---------               ---------               ---------
Outstanding at end of year.........  1,084,244     $.40      1,632,097     $.67      1,493,607     $ .72
                                     =========               =========               =========
Vested options at end of year......    250,532     $.58        269,825     $.25        682,703     $ .64
                                     =========               =========               =========

     Exercise prices for options outstanding as of December 31, 1999 ranged from $.20 to $1.00. The weighted average remaining contractual life of those options is 6.8 years. The weighted-average fair value of options granted in 1997, 1998 and 1999, using the minimum value pricing model, was $.14, $.22 and $.22, respectively.

     As of December 31, 1999, options for 365,994 common shares were available for future grant.

     The Company recorded $615,855, $1,019,170 and $1,024,244 of deferred compensation for options granted during the years ended December 31, 1997, 1998 and 1999, respectively, representing the difference between the option exercise price and the estimated fair value of the underlying stock for financial statement presentation purposes. The Company is amortizing the deferred compensation over the vesting period of the options. The Company recorded $104,355, $607,788 and $675,122 of compensation expense during the years ended December 31, 1997, 1998 and 1999, respectively.

     Pro forma information regarding net loss is required to be disclosed by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method prescribed in that Statement. The fair value of these options was estimated at the date of grant using the minimum value pricing model with the following weighted-average assumptions for 1997, 1998 and 1999: risk-free interest rate of 6%, dividend yield of 0%; and an expected life of four years.

     The minimum value pricing model is similar to the Black-Scholes option valuation model which was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable, except that it excludes the factor for volatility. In addition, option valuation models require

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the related options. The adjusted pro forma net loss for the years ended December 31, 1997, 1998 and 1999 was $5,757,845, $4,384,804 and $7,913,695, respectively. The adjusted pro forma net loss per share, basic and diluted, for the years ended December 31, 1997, 1998 and 1999 was $5.67, $3.33 and $4.82, respectively. The effects are not likely to be representative of the effects on pro forma net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

COMMON SHARES RESERVED FOR FUTURE ISSUANCE

     At December 31, 1999, the Company has reserved shares of common stock for future issuance as follows:

Conversion of convertible preferred stock...................  12,246,296
Stock option plans..........................................   1,859,601
Warrants....................................................     125,000
                                                              ----------
                                                              14,230,897
                                                              ==========

6. INCOME TAXES

     Significant components of the Company's deferred tax assets as of December 31, 1998 and 1999 are shown below. A valuation allowance of $15,290,000, of which $2,779,000 is related to 1999, has been recognized as of December 31, 1999 to offset the deferred tax assets as realization of such assets is uncertain.

                                                                  DECEMBER 31,
                                                          ----------------------------
                                                              1998            1999
DEFERRED TAX ASSETS:                                      ------------    ------------
Capitalized research expenses...........................  $    965,000    $    921,000
Net operating loss carryforwards........................     9,276,000      11,389,000
Research and development credits........................     1,458,000       1,877,000
Depreciation............................................        57,000         952,000
Other, net..............................................       755,000         151,000
                                                          ------------    ------------
Total deferred tax assets...............................    12,511,000      15,290,000
Valuation allowance for deferred tax assets.............   (12,511,000)    (15,290,000)
                                                          ------------    ------------
Net deferred taxes......................................  $         --    $         --
                                                          ============    ============

     At December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $30,621,000 and $11,680,000, respectively. The difference between the federal and California tax loss carryforwards is attributable to the capitalization of research and development expenses for California tax purposes and the fifty percent limitation on California loss carryforwards prior to 1997. The federal tax loss carryforwards will begin expiring in 2007, unless previously utilized. The California tax loss carryforwards will continue to expire in 2000 (approximately $1,035,000 expired in 1999). The Company also has federal and California research and development tax credit carryforwards of approximately $1,368,000 and $783,000, respectively, which will begin expiring in 2008 unless previously utilized.

                          SIGNAL PHARMACEUTICALS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

     Pursuant to Sections 382 and 383 of the Internal Revenue Code, the annual use of the Company's net operating loss and credit carryforwards may be limited if a cumulative change in ownership (as defined) of more than 50% occurs within a three-year testing period.

7. SUBSEQUENT EVENT

     In January 2000, the Company's Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its Common Stock in an initial public offering. The Board of Directors also approved (subject to stockholder ratification) that, prior to the effective date of the Offering contemplated by this Prospectus, the Company will change the authorized shares of Preferred Stock from 12,371,319 to 5,000,000 and the authorized shares of Common Stock from 17,644,354 to 50,000,000; will reincorporate the Company in Delaware; will effect a 1 for 2 stock split of the Preferred and Common Stock; will adopt a 2000 Equity Incentive Plan, which will amend the 1993 Stock Option Plans and the 1997 Stock Option Plan; increase the share reserve of the 2000 Equity Incentive Plan to 3,500,000 shares; adopt the 2000 Non-Employee Directors' Stock Option Plan with 250,000 shares reserved; and adopt the 2000 Employee Stock Purchase Plan with 500,000 shares reserved. The financial statements and accompanying notes have been retroactively restated to reflect the effect of the reverse split and reincorporation in Delaware.

                          [INSIDE BACK COVER ARTWORK]

           OUR DISCOVERY ENGINE FOR GENE REGULATING TARGETS AND DRUGS

     [Graphic depicting Signal's discovery engine for gene regulating targets and drugs. The top portion of the graphic depicts Signal's target discovery engine, consisting of cellular molecular and genomic technologies. The middle portion of the graphic depicts Signal's drug discovery engine, consisting of proprietary screens and compound libraries. The bottom portion of the graphic depicts the profiling of Signal's drug candidates in specific disease models in preparation for clinical development.]

     Target Discovery Engine: We are developing and applying advanced cellular, molecular, and genomic technologies to discover new gene regulating targets.

     Drug Discovery Engine: Using our proprietary screens and compound libraries, we identify and optimize drug leads which control disease processes at the level of gene function.


     Drug Development: We profile the ability of our drug candidates to selectively control gene regulation pathways in specific disease models in preparation for clinical development. We currently have no drugs in clinical development.

                                 [SIGNAL LOGO]

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                [INTERNATIONAL]



                  SUBJECT TO COMPLETION, DATED MARCH 22, 2000


                                 [SIGNAL LOGO]


                                5,000,000 SHARES

                                  COMMON STOCK


     Signal Pharmaceuticals, Inc. is offering 5,000,000 shares of its common stock. This is our initial public offering and no public market currently exists for our shares. We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "SGNL." We anticipate that the initial public offering price will be between $13.00 and $15.00 per share.


     As part of our collaboration agreement with DuPont Pharmaceuticals Company, DuPont Pharmaceuticals has agreed to purchase $2.0 million of our common stock in a private transaction concurrent with the closing of this offering at the initial public offering price.

                         ------------------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.


                         ------------------------------

                                                              PER SHARE       TOTAL
                                                              ----------    ----------
Public Offering Price.......................................  $             $
Underwriting Discounts and Commissions......................  $             $
Proceeds to Signal Pharmaceuticals, Inc. ...................  $             $


     THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



     Signal Pharmaceuticals, Inc. has granted the underwriters a 30-day option to purchase up to an additional 750,000 shares of common stock to cover over-allotments.


                         ------------------------------


ROBERTSON STEPHENS INTERNATIONAL

                                   CHASE H&Q
                               CIBC WORLD MARKETS
               THE DATE OF THIS PROSPECTUS IS             , 2000.

                                  UNDERWRITING


     The underwriters name below, acting through their representatives, FleetBoston Robertson Stephens Inc., Chase Securities Inc. and CIBC World Markets Corp., have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.


                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
FleetBoston Robertson Stephens Inc. ........................
Chase Securities Inc. ......................................
CIBC World Markets Corp. ...................................


                 INTERNATIONAL UNDERWRITER
                 -------------------------
FleetBoston Robertson Stephens International Limited........
Chase Manhattan International Limited.......................
CIBC World Markets Inc. ....................................
                                                              ---------
  Total.....................................................  5,000,000
                                                              =========


     The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not more than $     per share, of
which $          may be reallowed to other dealers. After the completion of this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the underwriters' representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.


Over-Allotment Option



     We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 750,000 additional shares of common stock at the same price per share as we will receive for the 5,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 5,000,000 shares offered hereby. If purchased, such additional shares will be sold by the underwriters on the same terms as those on which the 5,000,000 shares are being sold. We will be obligated, under the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If this option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us will be $80,500,000, $5,635,000 and $74,865,000, respectively.


     The following table summarizes the compensation to be paid to the underwriters by us:


                                                                                 TOTAL
                                                                      ----------------------------
                                                                         WITHOUT        WITH OVER-
                                                         PER SHARE    OVER-ALLOTMENT    ALLOTMENT
                                                         ---------    --------------    ----------
Underwriting discounts and commissions payable by us...    $0.98        $4,900,000      $5,635,000



     We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $850,000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.


SEC Registration fee........................................  $ 22,770
NASD filing fee.............................................     8,550
Nasdaq Stock Market Listing Application fee.................    95,000
Blue sky qualification fees and expenses....................     5,000
Printing and engraving expenses.............................   125,000
Legal fees and expenses.....................................   450,000
Accounting fees and expenses................................   120,000
Transfer agent and registrar fees...........................    15,000
Miscellaneous...............................................     8,680
                                                              --------
  Total.....................................................  $850,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

     The Registrant's Second Amended and Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and executive officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

     The Registrant has entered into indemnity agreements with each of its directors and executive officers that require the Registrant to indemnify such persons against any and all expenses (including attorneys' fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     At present, there is no pending litigation or proceeding involving a Director, officer or key employee of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or Director.

     The Registrant has an insurance policy covering the officers and Directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1997, the Registrant has sold and issued the following unregistered securities (after giving effect to the 1-for-2 stock split to be effected prior to the completion of this offering):

          1. On September 9, 11 and 12, 1997, the Company sold an aggregate of 3,227,740 shares of Series E Preferred Stock at a price of $3.82 per share to the following purchasers: Accel Investors '93 L.P., (1,870 shares), Accel IV L.P. (42,307 shares), Accel Japan L.P. (4,044) shares), Accel Keiretsu L.P. (910 shares), Ares-Serono S.A. (493,151 shares), Bayview Investors Ltd. (30,408 shares), Biocentive (261,780 shares), Ellmore C. Patterson Partners (1,112 shares), Finsbury Worldwide Pharmaceutical Trust, plc (261,780 shares), Hambrecht & Quist LLC (21,596 shares), Harry F. Hixson, Jr. Separate Property Trust, Dated December 15, 1995 (11,010 shares), InterWest Investors V (248 shares), InterWest Partners V (39,404 shares), Kleiner Perkins Caufield & Byers VI (50,546 shares), Lehman Brothers (43,193 shares), Lombard Odier & Cie (785,340 shares), Neuroscience Partners Limited Partnership (261,780 shares), New York Life Insurance Company (392,670 shares), Oxford Bioscience Partners (Adjunct) L.P. (5,287 shares), Oxford Bioscience Partners (Bermuda) L.P. (4,592 shares), Oxford Bioscience Partners, L.P. (16,555 shares), Pharma/wHealth (261,780 shares), Prosper Partners (303 shares), Robertson, Stephens & Company LLC (21,596 shares), Second Ventures II, L.P. (2,775 shares), The Health Care and Biotechnology Venture Fund (130,890 shares), U.S. Venture Partners IV, L.P. (22,866 shares), USVP Entrepreneur Partners II, L.P. (793 shares), Venrock Associates (21,735 shares), Venrock Associates II, L.P. (28,811 shares), and Vertical Fund Associates, L.P. (6,608 shares).

          2. On December 1, 1997, the Company sold 1,361,256 shares of Series F Preferred Stock at a price of $6.02 per share to Ares-Serono, S.A.

          3. On December 8, 1997, the Company issued 10,000 shares of Common Stock, valued at $.56 per share, to the University of Massachusetts.

          4. On December 31, 1997, the Company issued 1,250 shares of Common Stock, valued at $7.20 per share, to Dr. David J. Baylink under a consulting agreement.

          5. On January 14, 1998, the Company issued 2,499 shares of Common Stock, valued at $.56 per share, to The Regents of the University of California.

          6. On March 8, 1998, the Company issued 12,497 shares of Common Stock in the aggregate, valued at $.56 per share, to five scientists affiliated with The Regents of the University of California.

          7. On December 7, 1999, the Company sold 144,354 shares of Series F-1 Preferred Stock for an aggregate purchase price of $1,000,000 to DuPont Pharmaceuticals Company.

          8. As of February 16, 2000, the Company had granted options to purchase an aggregate of 3,844,168, including options subsequently cancelled that then became available for new option grants, shares of its Common Stock to directors, employees and consultants under its 2000 Equity Incentive Plan. The exercise prices for such options range from $0.20 to $2.50 per share. As of February 16, 2000, the Company had issued an aggregate of 1,352,432 shares of its Common Stock upon the exercise of stock options under its 2000 Equity Incentive Plan.

     The offers, sales and issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS.


  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
    1.1+    Form of Underwriting Agreement.
    3.1     Articles of Incorporation effective prior to reincorporation of the Company in Delaware.(1)
    3.2     Bylaws effective prior to reincorporation of the Company in
            Delaware.(1)
    3.3     Certificate of Incorporation of the Company's Delaware
            subsidiary.(1)
    3.4     Form of Amended and Restated Certificate of Incorporation,
            to be filed and become effective prior to the effectiveness of this Registration Statement.(1)
    3.5     Form of Second Amended and Restated Certificate of
            Incorporation, to be filed and become effective upon
            completion of the offering.(1)
    3.6     Form of Bylaws to become effective prior to the
            effectiveness of this Registration Statement.(1)
    4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and
            3.6.
    4.2+    Form of Common Stock Certificate.
    5.1+    Opinion of Cooley Godward LLP.
   10.1     Second Amended and Restated Voting Agreement, dated
            September 8, 1994, entered into between the Registrant and certain of its stockholders.(1)
   10.2     Form of Indemnity Agreement entered into between the
            Registrant and its directors and officers.(1)
   10.3     Registrant's 2000 Equity Incentive Plan.
   10.4     Form of Incentive and Nonstatutory Stock Option Agreements
            under the 2000 Equity Incentive Plan.(1)
   10.5     Registrant's Employee Stock Purchase Plan and related
            offering document.(1)
   10.6     Registrant's Non-Employee Directors' Stock Option Plan.
   10.7     Form of Nonstatutory Stock Option under Registrant's
            Non-Employee Directors' Stock Option Plan.(1)
   10.8     Registrant's Employees Retirement Investment Plan and Trust,
            effective as of January 1, 1998.(1)
   10.9     Amended and Restated Investors' Rights Agreement, dated
            September 9, 1997, entered into between the Registrant and certain of its stockholders.(1)
   10.10    Amendment to the Amended and Restated Investors' Rights
            Agreement dated November 25, 1997, entered into between the
            Registrant and certain of its stockholders.(1)
   10.11    Loan and Security Agreement, dated November 22, 1996,
            entered into between the Registrant and MMC/GATX Partnership
            No. 1.(1)
   10.12    Warrant to Purchase shares of Series C-1 Preferred Stock,
            issued by the Registrant to MMC/ GATX Partnership No. 1.(1)
   10.13    Secured Promissory Note, dated December 2, 1996, issued by the Registrant to MMC/ GATX Partnership No. 1.(1)
   10.14    Series E Preferred Stock Purchase Agreement, dated September
            9, 1997, between the Registrant and certain of its
            stockholders.(1)
   10.15    Series F Preferred Stock Purchase Agreement, dated November
            25, 1997, between the Registrant and Ares-Serono S.A.(1)

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   10.16    Promissory Note, dated June 14, 1994, as amended on May 14,
            1998 and October 27, 1999, issued to the Registrant by Alan
            J. Lewis.(1)
   10.17    Security Agreement, dated June 14, 1994, entered into
            between the Registrant to Alan J. Lewis.(1)
   10.18    Employment letter agreement, dated December 8, 1993, between the Registrant and Alan J. Lewis.(1)
   10.19    Employment letter agreement, dated March 4, 1994, between
            the Registrant and David W. Anderson.(1)
   10.20    Employment letter agreement, dated August 18, 1994, between the Registrant and Bradley B. Gordon.(1)
   10.21    Consulting Agreement, dated April 1, 1996, between the
            Registrant and John P. Walker.(1)
   10.22    Lease, dated April 30, 1993, as amended, between the
            Registrant and Sorrento Valley Business Park.(1)
   10.23    Master Lease Agreement, dated July 8, 1993, between the
            Registrant and E.I. DuPont de Nemours & Co.(1)
   10.24    Master Equipment Lease, dated September 1, 1993, between the
            Registrant and Phoenix Leasing Incorporated.(1)
   10.25    Master Lease Agreement, dated January 1, 1998, between the
            Registrant and Transamerica Business Credit Corporation.(1)
   10.26    Lease, dated January 1, 1998, between the Registrant and
            Sorrento Valley Business Park.(1)
   10.27*   Exclusive License Agreement, dated October 26, 1993, between the Registrant and The Regents of the University of
            California.(1)
   10.28*   First Amendment to Exclusive License Agreement, dated June
            22, 1997, between the Registrant and The Regents of the
            University of California.(1)
   10.29*   Second Amendment to Exclusive License Agreement, dated
            February 2, 1998, between the Registrant and The Regents of the University of California.(1)
   10.30*   Restricted Stock Purchase Agreement, dated October 26, 1993, between the Registrant and the Regents of the University of
            California.(1)
   10.31*   License Agreement, dated February 18, 1998, between the
            Registrant and The Regents of the University of
            California.(1)
   10.32*   Restricted Stock Purchase Agreement, dated February 18,
            1998, between the Registrant and The Regents of the
            University of California.(1)
   10.33*   Collaborative Development and Licensing Agreement, dated
            March 31, 1996, between the Registrant and Tanabe Seiyaku
            Co., Ltd.(1)
   10.34*   Amendment to Collaborative Development and Licensing
            Agreement, dated March 31, 1998, between the Registrant and
            Tanabe Seiyaku Co., Ltd.(1)
   10.35    Stock Purchase Agreement, dated March 31, 1996, between the
            Registrant and Tanabe Seiyaku Co., Ltd.(1)
   10.36*   Agreement dated July 30, 1996, between the Registrant and
            N.V. Organon.(1)
   10.37*   First Amendment to Agreement, dated January 30, 1998,
            between the Registrant and N.V. Organon.(1)
   10.38*   Exclusive License Agreement, dated October 1996, between the
            Registrant and the University of Massachusetts.(1)
   10.39*   Restricted Stock Purchase Agreement, dated October 31, 1996, between the Registrant and the University of
            Massachusetts.(1)
   10.40*   License Agreement, dated October 28, 1997, between the
            Registrant and the University of Massachusetts.(1)
   10.41*   Restricted Stock Purchase Agreement, dated December 8, 1997, between the Registrant and the University of
            Massachusetts.(1)
   10.42*   Research, Development and License Agreement, dated November
            25, 1997, between the Registrant and Ares Trading S.A.(1)

  EXHIBIT
  NUMBER                      DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   10.43*   Collaborative Research and License Agreement, dated December
            26, 1997, between the Registrant and The DuPont Merck
            Pharmaceutical Company.(1)
   10.44*   Stock Purchase Agreement dated December 26, 1997, between
            the Registrant and The DuPont Merck Pharmaceutical Company.
   10.45*   Joint Development and Commercialization Agreement, dated
            February 9, 2000, between the Registrant and Nippon Kayaku
            Co., Ltd.
   10.46    Promissory Note, dated May 8, 1998, issued to the Registrant by Alan J. Lewis. (1)
   10.47*   Collaborative Research and License Agreement, dated October
            15, 1999, between the Registrant and Axys Pharmaceuticals,
            Inc.(1)
   10.48    Lease, dated December 28, 1999, between the Registrant and
            HUB Properties Trust.(1)
   10.49*   First Amendment to Research, Development and License
            Agreement, dated February 1999, between the Registrant and
            Ares Trading S.A.(1)
   10.50    Second Amendment to Research, Development and License
            Agreement, dated February 18, 2000, between the Registrant and Ares Trading S.A.
   10.51    Employment Agreement, dated May 18, 1998, between the
            Registrant and Douglas E. Richards.(1)
   10.52    Promissory Note, dated August 1998, issued to the Registrant by Douglas E. Richards.(1)
   23.1     Consent of Ernst & Young LLP, Independent Auditors.
   23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
            5.1.
   24.1     Power of Attorney. Reference is made to page II-7.
   27.1     Financial Data Schedule.


-------------------------
 * Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 + To be filed by amendment.


(1) Previously filed.


(b) SCHEDULES.

     All schedules are omitted because they are not required, are not applicable or the information is included in the consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
     Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, County of San Diego, State of California, on the 22nd day of March, 2000.



                                          SIGNAL PHARMACEUTICALS, INC.


                                          By:      /s/ BRADLEY B. GORDON

                                            ------------------------------------
                                                     Bradley B. Gordon
                                            Senior Vice President Finance, Chief
                                              Financial Officer and Corporate
                                                          Secretary


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.



             SIGNATURE                              TITLE                      DATE
             ---------                              -----                      ----
         /s/ ALAN J. LEWIS           President, Chief Executive Officer   March 22, 2000
-----------------------------------             and Director
       Alan J. Lewis, Ph.D.             (Principal Executive Officer)

       /s/ BRADLEY B. GORDON           Senior Vice President, Finance,    March 22, 2000
-----------------------------------      Chief Financial Officer and
         Bradley B. Gordon                        Secretary
                                          (Principal Financial and
                                             Accounting Officer)

                 *                          Chairman of the Board         March 22, 2000
-----------------------------------
          John P. Walker

                 *                                Director                March 22, 2000
-----------------------------------
      Harry F. Hixson, Ph.D.

                 *                                Director                March 22, 2000
-----------------------------------
       Patrick F. Latterell

                 *                                Director                March 22, 2000
-----------------------------------
        Gary L. Neil, Ph.D.

                 *                                Director                March 22, 2000
-----------------------------------
       Arnold Oronsky, Ph.D.

    *By: /s/ BRADLEY B. GORDON
-----------------------------------
         Bradley B. Gordon
         Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
  1.1+    Form of Underwriting Agreement.
  3.1     Articles of Incorporation effective prior to reincorporation of the Company in Delaware.(1)
  3.2     Bylaws effective prior to reincorporation of the Company in
          Delaware.(1)
  3.3     Certificate of Incorporation of the Company's Delaware
          subsidiary.(1)
  3.4     Form of Amended and Restated Certificate of Incorporation,
          to be filed and become effective prior to the effectiveness of this Registration Statement.(1)
  3.5     Form of Second Amended and Restated Certificate of
          Incorporation, to be filed and become effective upon
          completion of the offering.(1)
  3.6     Form of Bylaws to become effective prior to the
          effectiveness of this Registration Statement.(1)
  4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5 and
          3.6.
  4.2+    Form of Common Stock Certificate.
  5.1+    Opinion of Cooley Godward LLP.
 10.1     Second Amended and Restated Voting Agreement, dated
          September 8, 1994, entered into between the Registrant and certain of its stockholders.(1)
 10.2     Form of Indemnity Agreement entered into between the
          Registrant and its directors and officers.(1)
 10.3     Registrant's 2000 Equity Incentive Plan.
 10.4     Form of Incentive and Nonstatutory Stock Option Agreements
          under the 2000 Equity Incentive Plan.(1)
 10.5     Registrant's Employee Stock Purchase Plan and related
          offering document.(1)
 10.6     Registrant's Non-Employee Directors' Stock Option Plan.
 10.7     Form of Nonstatutory Stock Option under Registrant's
          Non-Employee Directors' Stock Option Plan.(1)
 10.8     Registrant's Employees Retirement Investment Plan and Trust,
          effective as of January 1, 1998.(1)
 10.9     Amended and Restated Investors' Rights Agreement, dated
          September 9, 1997, entered into between the Registrant and certain of its stockholders.(1)
 10.10    Amendment to the Amended and Restated Investors' Rights
          Agreement dated November 25, 1997, entered into between the
          Registrant and certain of its stockholders.(1)
 10.11    Loan and Security Agreement, dated November 22, 1996,
          entered into between the Registrant and MMC/GATX Partnership
          No. 1.(1)
 10.12    Warrant to Purchase shares of Series C-1 Preferred Stock,
          issued by the Registrant to MMC/ GATX Partnership No. 1.(1)
 10.13    Secured Promissory Note, dated December 2, 1996, issued by the Registrant to MMC/ GATX Partnership No. 1.(1)
 10.14    Series E Preferred Stock Purchase Agreement, dated September
          9, 1997, between the Registrant and certain of its
          stockholders.(1)
 10.15    Series F Preferred Stock Purchase Agreement, dated November
          25, 1997, between the Registrant and Ares-Serono S.A.(1)
 10.16    Promissory Note, dated June 14, 1994, as amended on May 14,
          1998 and October 27, 1999, issued to the Registrant by Alan
          J. Lewis.(1)
 10.17    Security Agreement, dated June 14, 1994, entered into
          between the Registrant to Alan J. Lewis.(1)
 10.18    Employment letter agreement, dated December 8, 1993, between the Registrant and Alan J. Lewis.(1)
 10.19    Employment letter agreement, dated March 4, 1994, between
          the Registrant and David W. Anderson.(1)
 10.20    Employment letter agreement, dated August 18, 1994, between the Registrant and Bradley B. Gordon.(1)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 10.21    Consulting Agreement, dated April 1, 1996, between the
          Registrant and John P. Walker.(1)
 10.22    Lease, dated April 30, 1993, as amended, between the
          Registrant and Sorrento Valley Business Park.(1)
 10.23    Master Lease Agreement, dated July 8, 1993, between the
          Registrant and E.I. Dupont de Nemours & Co.(1)
 10.24    Master Equipment Lease, dated September 1, 1993, between the
          Registrant and Phoenix Leasing Incorporated.(1)
 10.25    Master Lease Agreement, dated January 1, 1998, between the
          Registrant and Transamerica Business Credit Corporation.(1)
 10.26    Lease, dated January 1, 1998, between the Registrant and
          Sorrento Valley Business Park.(1)
 10.27*   Exclusive License Agreement, dated October 26, 1993, between the Registrant and The Regents of the University of
          California.(1)
 10.28*   First Amendment to Exclusive License Agreement, dated June
          22, 1997, between the Registrant and The Regents of the
          University of California.(1)
 10.29*   Second Amendment to Exclusive License Agreement, dated
          February 2, 1998, between the Registrant and The Regents of the University of California.(1)
 10.30*   Restricted Stock Purchase Agreement, dated October 26, 1993, between the Registrant and the Regents of the University of
          California.(1)
 10.31*   License Agreement, dated February 18, 1998, between the
          Registrant and The Regents of the University of
          California.(1)
 10.32*   Restricted Stock Purchase Agreement, dated February 18,
          1998, between the Registrant and The Regents of the
          University of California.(1)
 10.33*   Collaborative Development and Licensing Agreement, dated
          March 31, 1996, between the Registrant and Tanabe Seiyaku
          Co., Ltd.(1)
 10.34*   Amendment to Collaborative Development and Licensing
          Agreement, dated March 31, 1998, between the Registrant and
          Tanabe Seiyaku Co., Ltd.(1)
 10.35    Stock Purchase Agreement, dated March 31, 1996, between the
          Registrant and Tanabe Seiyaku Co., Ltd.(1)
 10.36*   Agreement dated July 30, 1996, between the Registrant and
          N.V. Organon.(1)
 10.37*   First Amendment to Agreement, dated January 30, 1998,
          between the Registrant and N.V. Organon.(1)
 10.38*   Exclusive License Agreement, dated October 1996, between the
          Registrant and the University of Massachusetts.(1)
 10.39*   Restricted Stock Purchase Agreement, dated October 31, 1996, between the Registrant and the University of
          Massachusetts.(1)
 10.40*   License Agreement, dated October 28, 1997, between the
          Registrant and the University of Massachusetts.(1)
 10.41*   Restricted Stock Purchase Agreement, dated December 8, 1997, between the Registrant and the University of
          Massachusetts.(1)
 10.42*   Research, Development and License Agreement, dated November
          25, 1997, between the Registrant and Ares Trading S.A.(1)
 10.43*   Collaborative Research and License Agreement, dated December
          26, 1997, between the Registrant and The DuPont Merck
          Pharmaceutical Company.(1)
 10.44*   Stock Purchase Agreement dated December 26, 1997, between
          the Registrant and The DuPont Merck Pharmaceutical Company.
 10.45*   Joint Development and Commercialization Agreement, dated
          February 9, 2000, between the Registrant and Nippon Kayaku
          Co., Ltd.
 10.46    Promissory Note, dated May 8, 1998, issued to the Registrant by Alan J. Lewis.(1)
 10.47*   Collaborative Research and License Agreement, dated October
          15, 1999, between the Registrant and Axys Pharmaceuticals,
          Inc.(1)
 10.48    Lease, dated December 28, 1999, between the Registrant and
          HUB Properties Trust.(1)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 10.49*   First Amendment to Research, Development and License
          Agreement, dated February 1999, between the Registrant and
          Ares Trading S.A.(1)
 10.50*   Second Amendment to Research, Development and License
          Agreement, dated February 18, 2000, between the Registrant and Ares Trading S.A.
 10.51    Employment Agreement, dated May 18, 1998, between the
          Registrant and Douglas E. Richards.(1)
 10.52    Promissory Note, dated May 18, 1998, between the Registrant and Douglas E. Richards.(1)
 23.1     Consent of Ernst & Young LLP, Independent Auditors.
 23.2     Consent of Cooley Godward LLP. Reference is made to Exhibit
          5.1.
 24.1     Power of Attorney. Reference is made to page II-7.
 27.1     Financial Data Schedule.


-------------------------
 * Confidential Treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

 +  To be filed by amendment.


(1) Previously filed.